Filed Pursuant to Rule 424(b)(5)
File No. 333-165166

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
Title of Each Class of	Amount	Offering	Aggregate	Registration
Securities to be Registered	to be Registered(1)	Price per Share	Offering price	Fee(2)
Common Shares, no par value	3,685,897	$30.00	$110,576,910	$7,884.13

(1)	Includes 480,769 Common Shares that may be purchased by the underwriters pursuant to their option to purchase additional Common Shares to cover overallotments, if any.

(2)	Calculated in accordance with Rule 457(r).

PROSPECTUS SUPPLEMENT
(To prospectus dated March 3, 2010)

3,205,128 Shares

Wintrust Financial Corporation

Common Stock

We are selling 3,205,128 shares of our common stock.

Our shares trade on the NASDAQ Global Select Market under the symbol “WTFC.” On December 6, 2010, the last sale price of the shares as reported on the NASDAQ Global Select Market was $32.23 per share.

Investing in our common stock involves risks. See the “Risk Factors” section beginning on page S-11 of this prospectus supplement for a discussion of certain risks you should consider before investing in our common stock.

	Per Share	Total

Public offering price	$30.00	$96,153,840
Underwriting discount	$1.50	$4,807,692
Proceeds, before expenses, to us	$28.50	$91,346,148

The underwriters may also purchase up to an additional 480,769 shares from us at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus supplement to cover overallotments, if any.

Concurrently with this offering, we are offering $200.0 million aggregate stated amount of our tangible equity units, or “Units” (or $230.0 million if the underwriters of that offering exercise their overallotment option in full). The Units are being offered by means of a separate prospectus supplement. Neither of the offerings is conditioned upon the consummation of the other offering. See “Concurrent Offering” on page S-15 of this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

These shares of common stock will not be savings accounts, deposits or other obligations of any bank or nonbank subsidiary of ours and are not insured or guaranteed by the FDIC or any other governmental agency.

The shares will be ready for delivery on or about December 10, 2010.

Joint Book-Running Managers

BofA Merrill Lynch	Sandler O’Neill + Partners, L.P.

RBC Capital Markets	Wells Fargo Securities

The date of this prospectus supplement is December 7, 2010.

Prospectus Supplement

Prospectus

Special Notes Concerning Forward-Looking Statements	ii
Where You Can Find More Information	ii
Documents Incorporated By Reference	iii
Prospectus Summary	1
Risk Factors	2
Use of Proceeds	2
Ratio of Earnings to Fixed Charges	2
General Description of Securities	2
Description of Debt Securities	3
Description of Capital Stock	9
Description of Stock Purchase Contracts and Stock Purchase Units	17
Description of Warrants	18
Description Of The Trust	18
Description Of Trust Preferred Securities	20
Description Of Junior Subordinated Debentures	30
Description Of Guarantee	35
Certain ERISA Considerations	38
Book-Entry System	38
Plan Of Distribution	40
Legal Matters	42
Experts	42

ABOUT THIS PROSPECTUS

This prospectus supplement incorporates by reference important business and financial information about us that is not included in or delivered with this document. This information, other than exhibits to documents that are not specifically incorporated by reference in this prospectus, is available to you without charge upon written or oral request to Wintrust Financial Corporation at the address or telephone number indicated in the section titled “Where You Can Find More Information” in this prospectus supplement.

This document is in two parts. The first part is this prospectus supplement, which contains specific information about us and the terms on which we are selling our common stock. The second part is the accompanying prospectus dated March 3, 2010, which contains and incorporates by reference important business and financial information about us and other information about the offering.

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus or in any free writing prospectus. We have not, and the underwriters have not, authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell the common stock in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference in either this prospectus supplement or the accompanying prospectus is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

Before you invest in our common stock, you should carefully read the registration statement (including the exhibits thereto) of which this prospectus supplement and the accompanying prospectus form a part, this prospectus supplement, the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and accompanying prospectus. The incorporated documents are described under “Where You Can Find More Information.”

Unless the context indicates otherwise, the terms “Wintrust,” “Company,” “we” and “our” in this prospectus supplement refer to Wintrust Financial Corporation and its subsidiaries. References to a particular year mean the Company’s year commencing on January 1 and ending on December 31 of that year.

SPECIAL NOTES CONCERNING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus, and any documents which we incorporated by reference may contain forward-looking statements within the meaning of federal securities laws. Forward-looking information can be identified through the use of words such as “intend,” “plan,” “project,” “expect,” “anticipate,” “believe,” “estimate,” “contemplate,” “possible,” “point,” “will,” “may,” “should,” “would” and “could.” Forward-looking statements and information are not historical facts, are premised on many factors and assumptions, and represent only management’s expectations, estimates and projections regarding future events. Similarly, these statements are not guarantees of future performance and involve certain risks and uncertainties that are difficult to predict, which may include, but are not limited to, those listed below and the Risk Factors discussed under Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2009, Item 1A of our Quarterly Reports on Form 10-Q for the quarters ended June 30, 2010 and September 30, 2010 and in any of our subsequent SEC filings. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of invoking these safe harbor provisions. Such forward-looking statements may be deemed to include, among other things, statements relating to our future financial performance, the performance of our loan portfolio, the expected amount of future credit reserves and charge-offs, delinquency trends, growth plans, regulatory developments, securities that the Company may offer from time to time, and management’s long-term performance goals, as well as statements relating to the anticipated effects on financial condition and results of operations from expected developments or events, our business and growth strategies, including future acquisitions of banks, specialty

S-ii

finance or wealth management businesses, internal growth and plans to form additional de novo banks or branch offices. Actual results could differ materially from those addressed in the forward-looking statements as a result of numerous factors, including the following:

•	our ability to consummate the Units Offering in the size and manner described herein;

•	negative economic conditions that adversely affect the economy, housing prices, the job market and other factors that may affect the Company’s liquidity and the performance of its loan portfolios, particularly in the markets in which it operates;

•	the extent of defaults and losses on the Company’s loan portfolio, which may require further increases in its allowance for credit losses;

•	estimates of fair value of certain of the Company’s assets and liabilities, which could change in value significantly from period to period;

•	changes in the level and volatility of interest rates, the capital markets and other market indices that may affect, among other things, the Company’s liquidity and the value of its assets and liabilities;

•	a decrease in the Company’s regulatory capital ratios, including as a result of further declines in the value of its loan portfolios, or otherwise;

•	effects resulting from the Company’s participation in the Capital Purchase Program (“CPP”), including restrictions on dividends and executive compensation practices, as well as any future restrictions that may become applicable to the Company, and the risk that our regulators will not approve redemption of the Series B Preferred Stock issued and sold pursuant to the CPP;

•	increased costs of compliance, heightened regulatory capital requirements and other risks associated with changes in regulation and the current regulatory environment, including the requirements of the Basel II and III capital regimes and the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”);

•	legislative or regulatory changes, particularly changes in regulation of financial services companies and/or the products and services offered by financial services companies;

•	increases in the Company’s Federal Deposit Insurance Corporation (“FDIC”) insurance premiums, or the collection of special assessments by the FDIC;

•	competitive pressures in the financial services business which may affect the pricing of the Company’s loan and deposit products as well as its services (including wealth management services);

•	delinquencies or fraud with respect to the Company’s premium finance business;

•	the Company’s ability to comply with covenants under its securitization facility and credit facility;

•	credit downgrades among commercial and life insurance providers that could negatively affect the value of collateral securing the Company’s premium finance loans;

•	any negative perception of the Company’s reputation or financial strength;

•	the loss of customers as a result of technological changes allowing consumers to complete their financial transactions without the use of a bank;

•	the ability of the Company to attract and retain senior management experienced in the banking and financial services industries;

•	failure to identify and complete favorable acquisitions in the future, or unexpected difficulties or developments related to the integration of recent or future acquisitions, including with respect to any FDIC-assisted acquisitions;

S-iii

•	unexpected difficulties or unanticipated developments related to the Company’s strategy of de novo bank formations and openings, which typically require over 13 months of operations before becoming profitable due to the impact of organizational and overhead expenses, the startup phase of generating deposits and the time lag typically involved in redeploying deposits into attractively priced loans and other higher yielding earning assets;

•	changes in accounting standards, rules and interpretations and the impact on the Corporation’s financial statements;

•	significant litigation involving the Company; and

•	the ability of the Company to receive dividends from its subsidiaries.

Therefore, there can be no assurances that future actual results will correspond to these forward-looking statements. The reader is cautioned not to place undue reliance on any forward-looking statement made by or on behalf of Wintrust. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update any forward-looking statement to reflect the impact of circumstances or events that arise after the date the forward-looking statement was made.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly, and current reports, proxy statements and other information with the Securities and Exchange Commission (“SEC”). Our SEC filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov and on the investor relations page of our website at http://www.wintrust.com. Except for those SEC filings incorporated by reference in this prospectus supplement and the accompanying prospectus, none of the other information on our website is part of this prospectus supplement or the accompanying prospectus. You may also read and copy any document we file with the SEC at its public reference facilities at 100 F Street N.E., Washington, D.C. 20549. You can also obtain copies of the documents upon the payment of a duplicating fee to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities.

You should rely only on the information incorporated by reference or provided in this prospectus supplement and the accompanying prospectus. We have not authorized anyone else to provide you with different information or to make any representations other than as contained in this prospectus supplement and in the accompanying prospectus. We are not making any offer of these securities in any state where the offer is not permitted. Our website address is http://www.wintrust.com. Except for those SEC filings posted on our website and incorporated by reference in this prospectus supplement and the accompanying prospectus, none of the other information on our website is part of this prospectus supplement or the accompanying prospectus.

S-iv

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows us to incorporate by reference much of the information that we file with it, which means that we can disclose important information to you by referring you to those publicly available documents. The information that we incorporate by reference is an important part of this prospectus supplement and the accompanying prospectus. Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document that also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes that statement. Any statement that is modified or superseded will not constitute a part of this prospectus, except as modified or superseded.

This prospectus supplement incorporates by reference the documents listed below and any filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 after the initial filing of the registration statement related to this prospectus supplement until the termination of the offering of the securities described in this prospectus supplement; provided, however, that we are not incorporating by reference any documents, portions of documents or other information that is deemed to have been “furnished” and not “filed” with the SEC:

•	our Annual Report on Form 10-K for the year ended December 31, 2009, including information specifically incorporated by reference into our Form 10-K for the year ended December 31, 2009;

•	our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2010, June 30, 2010 and September 30, 2010;

•	the sections of our Definitive Proxy Statement for the 2010 Annual Meeting of Stockholders filed with the SEC on April 29, 2010 that are incorporated by reference in our Annual Report on Form 10-K for the year ended December 31, 2009;

•	our Current Reports on Form 8-K, filed with the SEC on March 9, 2010 and June 2, 2010; and

•	the description of our common stock, which is registered under Section 12 of the Securities Exchange Act, in our Form 8-A filed with the SEC on January 3, 1997, including any subsequently filed amendments and reports updating such description.

You may request a copy of these filings, other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing, at no cost, by writing to us at the following address or calling us at the following telephone number:

Investor Relations
Wintrust Financial Corporation
727 North Bank Lane
Lake Forest, Illinois 60045
(847) 615-4096

S-v

PROSPECTUS SUMMARY

This summary highlights selected information from this prospectus supplement and does not contain all of the information that you should consider in making your investment decision. You should read this summary together with the more detailed information appearing elsewhere in this prospectus supplement, as well as the information in the accompanying prospectus and in the documents incorporated by reference or deemed incorporated by reference into this prospectus supplement or the accompanying prospectus. You should carefully consider, among other things, the matters discussed in the sections titled “Risk Factors” in this prospectus supplement, in our Annual Report on Form 10-K for the year ended December 31, 2009 and in our Quarterly Reports on Form 10-Q for the quarterly periods ended June 30, 2010 and September 30, 2010. In addition, certain statements include forward-looking information that involves risks and uncertainties. See “Special Notes Concerning Forward-Looking Statements” in this prospectus supplement.

Wintrust Financial Corporation

Wintrust Financial Corporation, an Illinois corporation, which was incorporated in 1992, is a financial holding company based in Lake Forest, Illinois, with total assets of approximately $14.1 billion as of September 30, 2010. We conduct our businesses through three segments: community banking, specialty finance and wealth management.

We provide community-oriented, personal and commercial banking services to customers located in the greater Chicago, Illinois metropolitan area and in southeastern Wisconsin through our fifteen wholly owned banking subsidiaries (collectively, the “banks”), as well as the origination and purchase of residential mortgages for sale into the secondary market through our wholly owned subsidiary, Wintrust Mortgage Corporation.

We provide financing for the payment of commercial insurance premiums and life insurance premiums (“premium finance receivables”) on a national basis through our wholly owned subsidiary, First Insurance Funding Corporation, and short-term accounts receivable financing (“Tricom finance receivables”) and out-sourced administrative services through our wholly owned subsidiary, Tricom, Inc. of Milwaukee.

We provide a full range of wealth management services primarily to customers in the Chicago, Illinois metropolitan area and in southeastern Wisconsin through three separate subsidiaries, including The Chicago Trust Company, N.A. (“CTC”), Wayne Hummer Investments, LLC (“WHI”) and Wintrust Capital Management, LLC (“WCM”).

Our Business

Community Banking

Through our banks, we provide community-oriented, personal and commercial banking services to customers located in the greater Chicago, Illinois metropolitan area and in southeastern Wisconsin. Our customers include individuals, small to mid-sized businesses, local governmental units and institutional clients residing primarily in the banks’ local service areas. The banks have a community banking and marketing strategy. In keeping with this strategy, the banks provide highly personalized and responsive service, a characteristic of locally-owned and managed institutions. As such, the banks compete for deposits principally by offering depositors a variety of deposit programs, convenient office locations, hours and other services, and for loan originations primarily through the interest rates and loan fees they charge, the efficiency and quality of services they provide to borrowers and the variety of their loan and cash management products. Using our decentralized corporate structure to our advantage, in 2008, we announced the creation of our MaxSafe® deposit accounts, which provide customers with expanded FDIC insurance coverage by spreading a customer’s deposit across our fifteen banks. This product differentiates our banks from many of our competitors that have consolidated their bank charters into branches. The banks also offer home equity, home mortgage, consumer, real estate and commercial loans, safe deposit facilities, ATMs, internet banking and other innovative and traditional services specially tailored to meet the needs of customers in their market areas.

We developed our banking franchise through the de novo organization of nine banks and the purchase of seven banks, one of which was merged into an existing Wintrust bank. The organizational efforts began in 1991, when a group of experienced bankers and local business people identified an unfilled niche in the Chicago metropolitan area retail banking market. As large banks acquired smaller ones and personal service was subjected to consolidation strategies, the opportunity increased for locally owned and operated, highly personal service-oriented banks. As a result, Lake Forest Bank was founded in December 1991 to service the Lake Forest and Lake Bluff communities. Following the same business plan, we have formed several additional banks in the Chicago metropolitan market, and completed several acquisitions. As of September 30, 2010, we had 85 banking locations.

We now own fifteen banks, including nine Illinois-chartered banks, Lake Forest Bank and Trust Company (“Lake Forest Bank”), Hinsdale Bank and Trust Company (“Hinsdale Bank”), North Shore Community Bank and Trust Company, Libertyville Bank and Trust Company, Northbrook Bank & Trust Company (“Northbrook Bank”), Village Bank & Trust, Wheaton Bank & Trust Company (“Wheaton Bank”), State Bank of The Lakes and St. Charles Bank & Trust Company. In addition, we have one Wisconsin-chartered bank, Town Bank, and five nationally chartered banks, Barrington Bank and Trust Company, N.A. (“Barrington Bank”), Crystal Lake Bank & Trust Company, N.A. (“Crystal Lake Bank”), Advantage National Bank, Beverly Bank & Trust Company, N.A. and Old Plank Trail Community Bank, N.A.

We also engage in the origination and purchase of residential mortgages for sale into the secondary market through our wholly owned subsidiary, Wintrust Mortgage Corporation, and provide the document preparation and other loan closing services to a network of mortgage brokers. Wintrust Mortgage Corporation sells its loans servicing released and does not currently engage in mortgage loan servicing. Mortgage banking operations are also performed within each of the banks. Some of our banks engage in loan servicing, as a portion of the loans sold by the banks into the secondary market are sold to the Federal National Mortgage Association with the servicing of those loans retained. Wintrust Mortgage Corporation maintains principal origination offices in a number of other states, including Illinois, and originates loans in other states through correspondent channels. Wintrust Mortgage Corporation also established offices at several of the banks and provides the banks with the ability to use an enhanced loan origination and documentation system. This allows Wintrust Mortgage Corporation and the banks to better utilize existing operational capacity and improve the product offering for the banks’ customers. In December 2008, Wintrust Mortgage Corporation acquired certain assets and assumed certain liabilities of the mortgage banking business of Professional Mortgage Partners.

We also offer several niche lending products through the banks. These include Barrington Bank’s Community Advantage program which provides lending, deposit and cash management services to condominium, homeowner and community associations, Hinsdale Bank’s mortgage warehouse lending program which provides loan and deposit services to mortgage brokerage companies located predominantly in the Chicago metropolitan area, Crystal Lake Bank’s North American Aviation Financing division which provides small aircraft lending and Lake Forest Bank’s franchise lending program which provides lending primarily to restaurant franchisees. Hinsdale Bank operated an indirect auto lending program which originated new and used automobile loans that were purchased by the banks. In the third quarter of 2008, we exited this business due to competitive pricing pressures, the current economic environment and the retirement of the founder of this niche business. Changes in the economic environment in the fourth quarter of 2010 led Hinsdale Bank to restart its indirect auto lending program. The loans are generated through a network of automobile dealers located in the Chicago area, secured by new and used vehicles and diversified among many individual borrowers.

Specialty Finance

We conduct our specialty finance businesses through indirect non-bank subsidiaries. Our wholly owned subsidiary, FIFC engages in the premium finance receivables business, our most significant specialized lending niche, including commercial insurance premium finance and life insurance premium finance.

FIFC makes loans to businesses to finance the insurance premiums they pay on their commercial insurance policies. Approved medium and large insurance agents and brokers located throughout the United

States assist FIFC in arranging each commercial premium finance loan between the borrower and FIFC. FIFC evaluates each loan request according to its underwriting criteria including the down payment amount, the term of the loan, the credit quality of the insurance company providing the financed insurance policy, the interest rate, the borrower’s previous payment history, if any, and other factors deemed necessary. Upon approval of the loan by FIFC, the borrower makes a down payment on the financed insurance policy, which is generally done by providing payment to the agent or broker, who then forwards it to the insurance company. FIFC may either forward the financed amount of the remaining policy premiums directly to the insurance carrier or to the agent or broker for remittance to the insurance carrier on FIFC’s behalf. In some cases, the agent or broker may hold our collateral, in the form of the proceeds of the unearned insurance premium from the insurance company, and forward it to FIFC in the event of a default by the borrower. Because the agent or broker is the primary contact to the ultimate borrowers who are located nationwide and because proceeds and our collateral may be handled by the agent or brokers during the term of the loan, FIFC may be more susceptible to third party (i.e., agent or broker) fraud. The Company performs ongoing credit and other reviews of the agents and brokers, and performs various internal audit steps to mitigate against the risk of any fraud. However, in the second quarter of 2010, fraud perpetrated against a number of premium finance companies in the industry, including the property and casualty division of our premium financing subsidiary, increased both the Company’s net charge-offs and provision for credit losses by $15.7 million. Actions have been taken by the Company to decrease the likelihood of this type of loss from recurring in this line of business for the Company. The Company has conducted a thorough review of the premium finance — commercial portfolio and found no signs of similar situations.

In 2007, FIFC expanded and began financing life insurance policy premiums for high net-worth individuals. These loans are originated directly with the borrowers with assistance from life insurance carriers, independent insurance agents, financial advisors and legal counsel. The life insurance policy is the primary form of collateral. In addition, these loans often are secured with a letter of credit, marketable securities or certificates of deposit. In some cases, FIFC may make a loan that has a partially unsecured position. In 2009, FIFC significantly expanded its life insurance premium finance business by purchasing a portfolio of domestic life insurance premium finance loans with an aggregate unpaid principal balance of approximately $1.0 billion and certain related assets, for an aggregate purchase price of approximately $745.9 million.

Through our wholly owned subsidiary, Tricom, we provide high-yielding, short-term accounts receivable financing and value-added, outsourced administrative services, such as data processing of payrolls, billing and cash management services to the temporary staffing industry. Tricom’s clients, located throughout the United States, provide staffing services to businesses in diversified industries.

Wealth Management Activities

We currently offer a full range of wealth management services through three separate subsidiaries, including trust and investment services, asset management and securities brokerage services. We acquired WHI and WCM, which are headquartered in Chicago, in February 2002. To further expand our wealth management business, in February 2003, we acquired Lake Forest Capital Management Company, a registered investment adviser with approximately $300 million of assets under management at the time of acquisition. Lake Forest Capital Management Company was merged into WCM. In April 2009, WCM purchased certain assets and assumed certain liabilities of Advanced Investment Partners, LLC (“AIP”). AIP specializes in the active management of domestic equity investment strategies and expands WCM’s institutional investment business.

CTC, our trust subsidiary, offers trust and investment management services to clients through offices located in downtown Chicago and at various banking offices of our fifteen banks. CTC is subject to regulation, supervision and regular examination by the OCC.

WHI, our registered broker/dealer subsidiary, has been in operations since 1931. Through WHI, we provide a full range of private client and securities brokerage services to clients located primarily in the Midwest. WHI is headquartered in downtown Chicago, operates an office in Appleton, Wisconsin, and as of September 30, 2010, established branch locations in offices at a majority of our banks. WHI also provides a full range of investment services to clients through a network of relationships with community- based financial institutions primarily located in Illinois.

WCM, a registered investment adviser, provides money management services and advisory services to individuals, mutual funds and institutional municipal and tax-exempt organizations. WCM also provides portfolio management and financial supervision for a wide range of pension and money management and advisory services to CTC.

Strategy and Competition

Historically, we have executed a growth strategy through branch openings and de novo bank formations, expansion of our wealth management and premium finance business, development of specialized earning asset niches and acquisitions of other community-oriented banks or specialty finance companies. However, beginning in 2006, we made a decision to slow our growth due to unfavorable credit spreads, loosened underwriting standards by many of our competitors, and intense price competition. In August 2008, we raised $50 million of private equity. This investment was followed shortly by an investment by the U.S. Treasury of $250 million through the CPP. The CPP investment was not necessary for our short- or long-term health. However, the CPP investment presented an opportunity for the Company. By providing us with a significant source of relatively inexpensive capital, the Treasury’s CPP investment allowed us to accelerate our growth cycle, expand lending and meet former Treasury Secretary Paulson’s stated purpose for the program, which was “designed to attract broad participation by healthy institutions” that “have plenty of capital to get through this period, but are not positioned to lend as widely as is necessary to support our economy.”

With this additional $300 million of additional capital, we began to increase our lending and deposits in late 2008 and into 2009. This additional capital allowed us to be in a position to take advantage of opportunities in a disrupted marketplace during 2009 by increasing our lending as other financial institutions pulled back and to hire quality lenders and other staff away from larger and smaller institutions that may have substantially deviated from a customer-focused approach or who may have substantially limited the ability of their staff to provide credit or other services to their customers.

In March 2010, we further strengthened our capital position through a public offering of 6,670,000 shares of our common stock at $33.25 per share. Our net proceeds totaled $210.4 million.

Our strategy and competitive position for each of our business segments is summarized in further detail, below.

Community Banking

We compete in the commercial banking industry through our banks in the communities they serve. The commercial banking industry is highly competitive and the banks face strong direct competition for deposits, loans, and other financial related services. The banks compete with other commercial banks, thrifts, credit unions and stockbrokers. Some of these competitors are local, while others are statewide or nationwide.

As a mid-size financial services company, we expect to benefit from greater access to financial and managerial resources than our smaller local competitors while maintaining our commitment to local decision-making and to our community banking philosophy. In particular, we are able to provide a wider product selection and larger credit facilities than many of our smaller competitors, and we believe our service offerings help us in recruiting talented staff. Additionally, we have access to public capital markets whereas many of our local competitors are privately held and may have limited capital raising capabilities.

We also believe we are positioned to compete more effectively with other larger and more diversified banks, bank holding companies and other financial services companies due to the multi-chartered approach that pushes accountability for building a franchise and a high level of customer service down to each of our banking franchises. Additionally, we believe that we provide a relatively complete portfolio of products that is responsive to the majority of our customers’ needs through the retail and commercial operations supplied by our banks, and through our mortgage and wealth management operations. The breadth of our product mix allows us to compete effectively with our larger competitors while our multi-chartered approach with local and accountable management provides for what we believe is superior customer service relative to our larger and more centralized competitors.

However, some of the financial institutions and financial services organizations with which the banks compete are not subject to the same degree of regulation as imposed on financial holding companies, Illinois or Wisconsin state banks and national banking associations. In addition, the larger banking organizations have significantly greater resources than those available to the banks. As a result, such competitors have advantages over the banks in providing certain non-deposit services. Management views technology as a great equalizer to offset some of the inherent advantages of its significantly larger competitors.

Wintrust Mortgage Corporation, as well as the mortgage banking functions within the banks, competes with large mortgage brokers as well as other banking organizations. The mortgage banking business is very competitive and significantly impacted by changes in mortgage interest rates. We believe that mortgage banking revenue will be a continuous source of revenue, but the level of revenue will be impacted by changes in and the general level of mortgage interest rates.

Specialty Finance

FIFC encounters intense competition from numerous other firms, including a number of national commercial premium finance companies, companies affiliated with insurance carriers, independent insurance brokers who offer premium finance services, and other lending institutions. Some of its competitors are larger and have greater financial and other resources. FIFC competes with these entities by emphasizing a high level of knowledge of the insurance industry, flexibility in structuring financing transactions, and the timely funding of qualifying contracts. We believe that our commitment to service also distinguishes us from our competitors. Additionally, we believe that FIFC’s acquisition of a large life insurance premium finance portfolio and related assets in 2009 will enhance our ability to market and sell life insurance premium finance products.

Tricom competes with numerous other firms, including a small number of similar niche finance companies and payroll processing firms, as well as various finance companies, banks and other lending institutions. Tricom’s management believes that its commitment to service distinguishes it from competitors. To the extent that other finance companies, financial institutions and payroll processing firms add greater programs and services to their existing businesses, Tricom’s operations could be negatively affected.

Wealth Management Activities

Our wealth management companies (CTC, WHI and WCM) compete with larger wealth management subsidiaries of other larger bank holding companies as well as with other trust companies, brokerage and other financial service companies, stockbrokers and financial advisors. We believe we can successfully compete for trust, asset management and brokerage business by offering personalized attention and customer service to small to midsize businesses and affluent individuals. We continue to recruit and hire experienced professionals from the larger Chicago area wealth management companies, which is expected to help in attracting new customer relationships.

Recent Developments — Acquisition of Lincoln Park Savings Bank, Wheatland Bank and Ravenswood Bank

We recently acquired the banking operations of three entities in FDIC-assisted transactions. On April 23, 2010, Northbrook Bank assumed certain deposits and acquired certain assets and the banking operations of Lincoln Park Savings Bank (“Lincoln Park Bank”) pursuant to the terms of a purchase and assumption agreement entered into by Northbrook Bank and the FDIC. Northbrook Bank acquired approximately $157 million in assets, including $103 million of loans, along with liabilities of $192 million, including $163 million of deposits of Lincoln Park Bank. Pursuant to the terms of the loss sharing agreements with Northbrook Bank, the FDIC’s obligation to reimburse Northbrook Bank for losses with respect to Lincoln Park Bank covered assets begins with the first dollar of loss incurred. The FDIC will reimburse Northbrook Bank for 80% of losses with respect to certain of the Lincoln Park Bank covered assets. The loss sharing agreements applicable to single family residential mortgage loans provides for FDIC loss sharing for ten years, and the loss sharing agreements applicable to commercial loans provides for FDIC loss sharing for five years.

Also on April 23, 2010, Wheaton Bank assumed certain deposits and acquired certain assets and the banking operations of Wheatland Bank pursuant to the terms of a purchase and assumption agreement entered into by Wheaton Bank and the FDIC. Wheaton Bank acquired approximately $344 million in assets, including $175 million of loans, along with liabilities of $416 million, including $409 million of deposits of Wheatland Bank. Pursuant to the terms of the loss sharing agreements with Wheaton Bank, the FDIC’s obligation to reimburse Wheaton Bank for losses with respect to Wheatland Bank covered assets begins with the first dollar of loss incurred. The FDIC will reimburse Wheaton Bank for 80% of losses with respect to certain of the Wheatland Bank covered assets. The loss sharing agreements applicable to single family residential mortgage loans provides for FDIC loss sharing for ten years, and the loss sharing agreements applicable to commercial loans provides for FDIC loss sharing for five years.

On August 6, 2010, Northbrook Bank assumed certain deposits and acquired certain assets and the banking operations of Ravenswood Bank (“Ravenswood Bank”) pursuant to the terms of a purchase and assumption agreement entered into by Northbrook Bank and the FDIC. Northbrook Bank acquired approximately $172 million in assets, including $94 million of loans, along with liabilities of $123 million, including $121 million of deposits of Ravenswood Bank. Pursuant to the terms of the loss sharing agreements with Northbrook Bank, the FDIC’s obligation to reimburse Northbrook Bank for losses with respect to Ravenswood Bank covered assets begins with the first dollar of loss incurred. The FDIC will reimburse Northbrook Bank for 80% of losses with respect to certain of the Ravenswood Bank covered assets. The loss sharing agreements applicable to single family residential mortgage loans provides for FDIC loss sharing for ten years, and the loss sharing agreements applicable to commercial loans provides for FDIC loss sharing for five years.

The above reimbursable losses and recoveries are based on the book value of the relevant loans and other assets as determined by the FDIC as of the effective date of the acquisitions. The amount that the acquiring banks realize on these assets could differ materially from the carrying value that will be reflected in any financial statements, based upon the timing and amount of collections and recoveries on the covered assets in future periods.

Concurrent Offering

Concurrently with this offering, we are offering 4.0 million Units (or 4.6 million Units if the underwriters of that offering exercise their overallotment option in full) (the “Units Offering”). Each Unit has a stated amount of $50. Each Unit is a unit comprised of a prepaid stock purchase contract and a subordinated amortizing note due December 15, 2013, subject to extension, issued by Wintrust, which has an initial principal amount of $9.728182 per amortizing note and a scheduled final installment payment date of December 15, 2013. We estimate that the net proceeds of the Units Offering will be approximately $193.6 million plus net proceeds of up to an additional $29.1 million if the underwriters’ overallotment option is exercised in full (in both cases based on the stated amount per Unit, and after deducting underwriting discounts and commissions and expenses payable by us), although there can be no assurance that the Units Offering will be completed. See “Concurrent Offering.”

The Units are being offered by means of a separate prospectus supplement and not by means of this prospectus supplement. Neither of the offerings is conditioned upon the consummation of the other offering.

* * * * * * *

Our common stock is traded on the NASDAQ Global Select Market under the ticker symbol “WTFC.” Our principal executive office is located at 727 North Bank Lane, Lake Forest, Illinois 60045, telephone number: (847) 615-4096.

THE OFFERING

Common stock we are offering	3,205,128 shares.

Common stock outstanding after this offering	34,365,864 shares.

Overallotment Option	We have granted the underwriters the option to purchase 480,769 shares to cover overallotments, if any, within 30 days from the date of this prospectus. If the underwriters exercise this option in full, we will have 34,846,633 shares of common stock outstanding after this offering.

NASDAQ Global Select Market symbol for our common stock	“WTFC.”

Use of Proceeds	We estimate that our net proceeds from this offering without exercise of the overallotment option will be approximately $91.1 million (after deducting underwriting discounts and commissions and estimated offering expenses). If the underwriters exercise their overallotment option in full, we estimate that our net proceeds from this offering will be approximately $104.8 million (after deducting underwriting discounts and commissions and estimated offering expenses).

We have been consulting with our regulators and intend to use the capital raised hereby, plus additional resources (including approximately $193.6 million of net proceeds that we expect to receive from the Units Offering), to redeem all of the shares of our Fixed Rate Cumulative Perpetual Preferred Stock, Series B, liquidation preference of $1,000 per share (“Series B Preferred Stock”) issued and sold to the U.S. Treasury under its Capital Purchase Program (“CPP”) (subject to regulatory approval). There can be no assurance as to when the Series B Preferred Stock can be redeemed. Proceeds from this offering and the Units Offering in excess of the amounts needed to redeem the Series B Preferred Stock will be used for general corporate purposes. Enhancing our capital levels will enable us to pursue investments for growth and acquisitions, including FDIC-assisted acquisitions. If we are unable to redeem the Series B Preferred Stock, we will use the net proceeds of this offering for general corporate purposes. For more information, see “Use of Proceeds” in this prospectus supplement.

Risk Factors	Investing in our common stock involves risks. Potential investors are urged to read and consider the risk factors relating to an investment in our common stock set forth under “Risk Factors” in this prospectus supplement as well as other information we include or incorporate by reference in this prospectus supplement and the accompanying prospectus.

Dividend Policy	The payment of future cash dividends on our common stock is at the discretion of our board of directors and subject to a number of factors, including CPP-related limits, the prior dividend rights of our preferred stock, and our earnings, capital requirements and financial condition. In addition, there are a number of limitations on the ability of our banks to pay dividends to us, which in turn, limits our ability to pay dividends to holders of our common stock. For more information, see “Dividend Policy.”

Concurrent Offering	Concurrently with this offering, we are offering 4.0 million Units (or 4.6 million Units if the underwriters of that offering exercise their overallotment option in full). Each Unit has a stated amount of $50. The Units are being offered by means of a separate prospectus supplement and not by means of this prospectus supplement. Neither of the offerings is conditioned upon the consummation of the other offering. For more information, see “Concurrent Offering” in this prospectus supplement.

The number of shares of common stock outstanding after this offering is based on the number of shares outstanding as of December 3, 2010 (31,160,736 shares of common stock) and excludes:

•	2,894,704 shares of common stock issuable or reserved for issuance under our equity compensation plans as of December 3, 2010, including:

•	2,057,101 shares of common stock issuable upon the exercise of stock options, at a weighted average exercise price of $38.72 per share;

•	299,040 shares of common stock issuable upon the vesting of restricted stock unit awards, and

•	538,563 shares of common stock reserved for issuance under our equity compensation plans;

•	1,944,000 shares of common stock issuable upon conversion of our Series A Preferred Stock at a conversion rate of 38.88 shares of common stock per share of Series A Preferred Stock;

•	1,643,295 shares of common stock issuable upon the exercise of the warrant issued to the U.S. Treasury in connection with our participation in its Capital Purchase Program (the “Warrant”), at an initial per share exercise price of $22.82 per share;

•	19,000 shares of common stock issuable upon the exercise of warrants issued in connection with certain acquisitions outstanding as of December 3, 2010, at a weighted average exercise price of $30.50 per share;

•	shares issuable pursuant to the Units Offering; and

•	shares issuable pursuant to the underwriters’ overallotment option.

SUMMARY CONSOLIDATED FINANCIAL INFORMATION

WINTRUST FINANCIAL CORPORATION

Selected Financial Highlights

	Nine Months Ended
	September 30,		Years Ended December 31,
	2010	2009	2009	2008	2007	2006	2005
	(Dollars in thousands, except per share data)

Selected Financial Condition Data (at end of period):
Total assets	$14,100,368	$12,136,021	$12,215,620	$10,658,326	$9,368,859	$9,571,852	$8,177,042
Total loans	9,814,995	8,275,257	8,411,771	7,621,069	6,801,602	6,496,480	5,213,871
Total deposits	10,962,239	9,847,163	9,917,074	8,376,750	7,471,441	7,869,240	6,729,434
Junior subordinated debentures	249,493	249,493	249,493	249,515	249,662	249,828	230,458
Total shareholders’ equity	1,398,912	1,106,082	1,138,639	1,066,572	739,555	773,346	627,911

Selected Statements of Income Data:
Net interest income	$303,159	$224,942	$311,876	$244,567	$261,550	$248,886	$216,759
Net revenue(1)	450,859	457,501	629,523	344,245	341,493	339,926	310,318
Net income	49,125	44,902	73,069	20,488	55,653	66,493	67,016
Net income per common share — Basic	$1.17	$1.26	$2.23	$0.78	$2.31	$2.66	$2.89
Net income per common share — Diluted	$1.12	$1.25	$2.18	$0.76	$2.24	$2.56	$2.75

Selected Financial Ratios and Other Data:
Performance Ratios:
Net interest margin(2)	3.34%	2.98%	3.01%	2.81%	3.11%	3.10%	3.16%
Non-interest income to average assets	1.48%	2.79%	2.78%	1.02%	0.85%	1.02%	1.23%
Non-interest expense to average assets	2.77%	3.04%	3.01%	2.63%	2.57%	2.56%	2.62%
Net overhead ratio(3)	1.29%	0.25%	0.23%	1.60%	1.72%	1.54%	1.39%
Efficiency ratio(2)(4)	62.45%	55.15%	54.44%	73.00%	71.05%	66.94%	63.97%
Return on average assets	0.49%	0.54%	0.64%	0.21%	0.59%	0.74%	0.88%
Return on average common equity	4.43%	5.16%	6.70%	2.44%	7.64%	9.47%	11.00%
Average total assets	$13,322,460	$11,154,193	$11,415,322	$9,753,220	$9,442,277	$8,925,557	$7,587,602
Average total shareholders’ equity	1,320,611	1,066,447	1,081,792	779,437	727,972	701,794	609,167
Average loans to average deposits ratio	92.8%	91.9%	90.5%	94.3%	90.1%	82.2%	83.4%

Common Share Data (at end of period):
Market price per common share	$32.41	$27.96	$30.79	$20.57	$33.13	$48.02	$54.90
Book value per common share	$35.70	$34.10	$35.27	$33.03	$31.56	$30.38	$26.23
Common shares outstanding	31,143,740	24,103,068	24,206,819	23,756,674	23,430,490	25,457,935	23,940,744

	At September 30,		At December 31,
	2010	2009	2009	2008	2007	2006	2005
	(Dollars in thousands, except per share data)

Leverage Ratio(5)	10.0%	9.3%	9.3%	10.6%	7.7%	8.2%	8.3%
Tier 1 Capital to risk-weighted assets(5)	12.7%	10.8%	11.0%	11.6%	8.7%	9.8%	10.3%
Total capital to risk-weighted assets(5)	14.1%	12.3%	12.4%	13.1%	10.2%	11.3%	11.9%
Allowance for credit losses(6)	$112,807	$98,225	$101,831	$71,353	$50,882	$46,512	$40,774
Credit discounts on purchased loans(7)	$26,399	$36,195	$37,323	$—	$—	$—	$—
Total credit-related reserves(8)	$139,206	$134,420	$139,154	$71,353	$50,882	$46,512	$40,774
Non-performing loans(9)	$134,323	$231,659	$131,804	$136,094	$71,854	$36,874	$26,189
Allowance for credit losses to total loans(6)(9)	1.19%	1.19%	1.21%	0.94%	0.75%	0.72%	0.78%
Total credit-related reserves to total loans(8)(9)	1.41%	1.62%	1.65%	0.94%	0.75%	0.72%	0.78%
Non-performing loans to total loans(9)	1.42%	2.80%	1.57%	1.79%	1.06%	0.57%	0.50%
Number of:
Bank subsidiaries	15	15	15	15	15	15	13
Non-bank subsidiaries	8	8	8	7	8	8	10
Banking offices	85	78	78	79	77	73	62

(1)	Net revenue is net interest income plus non-interest income.

(2)	See Item 6, “Managements Discussion and Analysis of Financial Condition and Results of Operations — Non-GAAP Financial Measures/Ratios” of the Company’s 2009 Form 10-K for a reconciliation of this performance measure/ratio.

(3)	The net overhead ratio is calculated by netting total non-interest expense and total non-interest income, annualizing this amount, and dividing by that period’s total average assets. A lower ratio indicates a higher degree of efficiency.

(4)	The efficiency ratio is calculated by dividing total non-interest expense by tax-equivalent net revenue (less securities gains or losses). A lower ratio indicates more efficient revenue generation.

(5)	Capital ratios for current quarter-end are estimated.

(6)	The allowance for credit losses includes both the allowance for loan losses and the allowance for unfunded lending-related commitments.

(7)	Represents the credit discounts on purchased life insurance premium finance loans.

(8)	The sum of the allowance for credit losses and credit discounts on purchased life insurance premium finance loans divided by total loans outstanding plus the credit discounts on purchased life insurance premium finance loans.

(9)	Excludes covered loans.

RISK FACTORS

An investment in our securities is subject to risks inherent to our business. Before making an investment decision, you should carefully consider the risks and uncertainties described below together with the information included in our Annual Report on Form 10-K for the year ended December 31, 2009, Quarterly Reports on Form 10-Q for the quarters ended June 30, 2010 and September 30, 2010 and in other documents that we subsequently file with the SEC, all of which are incorporated by reference into this prospectus supplement and the accompanying prospectus. Additional risks and uncertainties that management is not aware of or that management currently deems immaterial may also impair Wintrust’s business operations. This prospectus supplement is qualified in its entirety by these risk factors. If any of these risks actually occur, our financial condition and results of operations could be materially and adversely affected. If this were to happen, the value of our securities could decline significantly, and you could lose all or part of your investment.

Our share price may fluctuate.

The market price of our common stock could be subject to significant fluctuations due to a change in sentiment in the market regarding our operations or business prospects, future sales or acquisitions to which we are a party, this offering, the Units Offering, or future sales of our securities. Such risks may be affected by:

•	operating results that vary from the expectations of management, securities analysts, and investors;

•	developments in our business or in the financial sector generally;

•	regulatory changes affecting our industry generally or our business and operations;

•	the operating and securities price performance of companies that investors consider to be comparable to us;

•	announcements of strategic developments, acquisitions, and other material events by us or our competitors;

•	changes in the credit, mortgage, and real estate markets, including the market for mortgage-related and other asset-backed securities;

•	changes in global financial markets and global economies and general market conditions, such as interest or foreign exchange rates, stock, commodity, credit or asset valuations or volatility; and

•	our ability to integrate the companies and the businesses that we acquire.

Stock markets, in general, have experienced, and continue to experience, significant price and volume volatility, and the market price of our common stock may continue to be subject to similar market fluctuations that may be unrelated to our operating performance or prospects. Increased volatility could result in a decline in the market price of our common stock.

We will issue up to 3,205,128 shares of our common stock if we complete this offering, and may issue additional equity securities in connection with other transactions we may pursue, either of which will result in dilution to the holders of our common stock and may adversely affect the market price of our common stock.

We will issue 3,205,128 shares of our common stock if we complete this offering (excluding any shares which may be issued in the overallotment) and could issue up to 6,666,400 shares of our common stock in settlement of the Units being offered in the Units Offering (excluding any Units which may be issued in the overallotment). The issuance or effective issuance of common stock in the Units Offering and the issuance of additional equity securities in connection with other transactions we may pursue could cause significant dilution to the holders of our common stock, including holders who purchase our common stock in this offering. We are not restricted from issuing additional shares of our common stock, including securities that are convertible into or exercisable or exchangeable for common stock, except for the restrictions contained in our purchase agreement with the underwriters, which restricts our ability to do so during the 90-day period beginning on the date of this prospectus supplement. We may also issue preferred stock in the future that has a preference over the common stock with respect to the payment of dividends or upon liquidation, dissolution or winding up, or voting rights that dilute the voting power of the common stock. In addition, the Warrant we issued to the U.S. Treasury entitles the holder to purchase 1,643,295 shares of our common stock at an exercise price of $22.82 per share, and may be exercised, in whole or in part, over a ten-year period ending December 19, 2018. If the Warrant is exercised, the percentage ownership of holders of our common stock would be diluted. We may also issue additional common stock to participate in FDIC-assisted transactions or other acquisitions or to meet other regulatory requirements. The market price of our common stock could decline as a result of this offering as well as other sales of a large block of shares of our common stock or similar securities in the market after this offering, or the perception that such sales could occur.

You may not receive dividends on the common stock.

Although we have historically declared cash dividends on our common stock, we are not required to do so and may reduce or cease to pay common stock dividends in the future.

Our ability to pay common stock dividends is subject to the quarterly preferred dividend rights of our Series A Preferred Stock and Series B Preferred Stock. In addition, prior to December 19, 2011, unless we have redeemed all of the Series B Preferred Stock (with the proceeds from this offering or otherwise) or the U.S. Treasury has transferred all of such preferred stock to a third party, the consent of the Treasury will be required for us to, among other things, increase our common stock dividend above $0.18 per share semi-annually, or repurchase our common stock or other preferred stock (with certain exceptions, including the repurchase of common stock to offset share dilution from equity based employee compensation awards). The payment of dividends is also subject to statutory restrictions and restrictions arising under the terms of the Company’s Trust Preferred Securities offerings as well as to compliance with certain financial covenants under the Company’s revolving line of credit. If we reduce or cease to pay common stock dividends, the market price of our common stock could be adversely affected. See “Bank Regulation; Bank Holding Company and Subsidiary Regulations — Dividend Limitations,” “Bank Regulation; Additional Regulation of Dividends” and “Risk Factors — Our agreements with the Treasury restrict our ability to pay dividends and repurchase common or preferred stock, place limitations on our executive compensation practices, and may result in dilution to our common stockholders” in our Annual Report on Form 10-K for the year ended December 31, 2009 for a discussion of regulatory and other restrictions on dividend declarations.

We are a holding company, and as a result we are largely dependent on dividends from our subsidiaries, including our banks, to provide funds for payment of dividends to our stockholders.

We are a non-operating holding company, whose principal assets and source of income are our investments in our subsidiaries, including our banks. We rely primarily on dividends from these subsidiaries to provide funds for payment of dividends to our shareholders, to the extent declared by our board of directors. There are various legal limitations on the extent to which our banks and our other subsidiaries can finance or otherwise supply funds to us (by dividend or otherwise) and certain of our affiliates. Although we maintain cash positions for liquidity at the holding company level, if our banks or other of our subsidiaries were unable to supply us with cash over time, we could be unable to pay dividends to our stockholders. See “Bank Regulation; Bank Holding Company and Subsidiary Regulations — Dividend Limitations,” “Bank Regulation; Additional Regulation of Dividends” and “Risk Factors — Our agreements with the Treasury restrict our ability to pay dividends and repurchase common or preferred stock, place limitations on our executive compensation practices, and may result in dilution to our common stockholders” in our Annual Report on Form 10-K for the year ended December 31, 2009 for a discussion of regulatory and other restrictions on dividend declarations.

There can be no assurance as to when the Series B Preferred Stock can be redeemed.

While we intend to redeem the Series B Preferred Stock with the proceeds from this offering, as described in “Use of Proceeds” and the Units Offering, there can be no assurance as to when the Series B Preferred Stock can be redeemed because regulatory approval is required. Until the Series B Preferred Stock is redeemed, we will remain subject to the terms and conditions set forth in the Letter Agreement, including the Securities Purchase Agreement incorporated therein, with the U.S. Treasury and the Series B Preferred Stock designations. Moreover, to the extent the Units Offering is not consummated, we also may not be able to fully redeem or may choose not to redeem the Series B Preferred Stock.

If we are unable to redeem the Series B Preferred Stock, we will retain broad discretion in using the net proceeds from this offering, and may not use the proceeds effectively.

If we are unable to redeem the Series B Preferred Stock, we will use the net proceeds of this offering for general corporate purposes, which may include, without limitation, investments at the holding company level, providing capital to support our growth, acquisitions or other business combinations and reducing or refinancing existing debt. We have not designated the amount of net proceeds we will use for any of these particular purposes. Accordingly, we will retain broad discretion to allocate the net proceeds of this offering. Moreover, we may use the proceeds for corporate purposes that may not increase our market value or make us more profitable. In addition, it may take us some time to effectively deploy the proceeds from this offering. Until the proceeds are effectively deployed, our return on equity and earnings per share may be negatively impacted. Management’s failure to use the net proceeds of this offering effectively could have an negative effect on our business, financial condition and results of operations.

Our participation in FDIC-assisted acquisitions may present additional risks to our financial condition and results of operations.

As part of our growth strategy, we have pursued opportunistic whole and partial acquisitions of troubled financial institutions in transactions facilitated by the FDIC, including our recent acquisitions of Lincoln Park Bank, Wheatland Bank and Ravenswood Bank through our bank subsidiaries. These acquisitions, and any future FDIC-assisted transactions we may undertake, involve greater risk than traditional acquisitions because they are typically conducted on an accelerated basis, allowing less time for us to prepare for and evaluate possible transactions, or to prepare for integration of an acquired institution. These transactions also present risks of customer loss, strain on management resources related to collection and management of problem loans and problems related to the integration of operations and personnel of the acquired financial institutions. As a result, there can be no assurance that we will be able to successfully integrate the financial institutions we acquire, or that we will realize the anticipated benefits of the acquisitions.

We are also subject to certain risks relating to our loss sharing agreements with the FDIC. Under a loss sharing agreement, the FDIC generally agrees to reimburse the acquiring bank for a portion of any losses relating to covered assets of the acquired financial institution. This is an important financial term of any FDIC-assisted transaction, as troubled financial institutions often have poorer asset quality. As a condition to reimbursement, however, the FDIC requires the acquiring bank to follow certain servicing procedures. A failure to follow servicing procedures or any other breach of a loss sharing agreement by us could result in the loss of FDIC reimbursement. While we have established a group dedicated to servicing the loans covered by the FDIC loss sharing agreements, there can be no assurance that we will be able to comply with the FDIC servicing procedures. In addition, reimbursable losses and recoveries under loss sharing agreements are based on the book value of the relevant loans and other assets as determined by the FDIC as of the effective dates of the acquisitions. The amount that the acquiring banks realize on these assets could differ materially from the carrying value that will be reflected in our financial statements, based upon the timing and amount of collections on the covered loans in future periods. Any failure to receive reimbursement, or any material differences between the amount of reimbursements that we do receive and the carrying value reflected in our financial statements, could have a material negative effect on our financial condition and results of operations.

Anti-takeover provisions could negatively impact our stockholders.

Certain provisions of our articles of incorporation, by-laws and Illinois law may have the effect of impeding the acquisition of control of Wintrust by means of a tender offer, a proxy fight, open-market purchases or otherwise in a transaction not approved by our board of directors. For example, our board of directors may issue additional authorized shares of our capital stock to deter future attempts to gain control of Wintrust, including the authority to determine the terms of any one or more series of preferred stock, such as voting rights, conversion rates and liquidation preferences. As a result of the ability to fix voting rights for a series of preferred stock, the board has the power, to the extent consistent with its fiduciary duty, to issue a series of preferred stock to persons friendly to management in order to attempt to block a merger or other transaction by which a third party seeks control, and thereby assist the incumbent board of directors and management to retain their respective positions. In addition, our articles of incorporation expressly elect to be governed by the provisions of Section 7.85 of the Illinois Business Corporation Act, which would make it more difficult for another party to acquire us without the approval of our board of directors. The ability of a third party to acquire us is also limited under applicable banking regulations.

The Bank Holding Company Act of 1956 requires any “bank holding company” (as defined in that Act) to obtain the approval of the Federal Reserve prior to acquiring more than 5% of our outstanding common stock. Any person other than a bank holding company is required to obtain prior approval of the Federal Reserve to acquire 10% or more of our outstanding common stock under the Change in Bank Control Act of 1978. Any holder of 25% or more of our outstanding common stock, other than an individual, is subject to regulation as a bank holding company under the Bank Holding Company Act. For purposes of calculating ownership thresholds under these banking regulations, bank regulators would likely at least take the position that the minimum number of shares, and could take the position that the maximum number of shares, of Wintrust common stock that a holder is entitled to receive pursuant to securities convertible into or settled in Wintrust common stock, including any tangible equity units issued by Wintrust pursuant to the Units Offering, must be taken into account in calculating a stockholder’s aggregate holdings of Wintrust common stock.

These provisions may have the effect of discouraging a future takeover attempt that is not approved by our board of directors but which our individual shareholders may deem to be in their best interests or in which our shareholders may receive a substantial premium for their shares over then-current market prices. As a result, shareholders who might desire to participate in such a transaction may not have an opportunity to do so. Such provisions will also render the removal of our current board of directors or management more difficult.

CONCURRENT OFFERING

Concurrently with this offering, we are offering 4.0 million Units (or 4.6 million Units if the underwriters of that offering exercise their overallotment option in full) pursuant to a separate prospectus supplement (the “Units Offering”). We expect to raise approximately $284.7 million in aggregate net proceeds from this offering and the Units Offering (or approximately $327.5 million if the underwriters exercise each of their overallotment options in full).

We cannot assure you that we will complete the Units Offering or what the terms of the Units will be. Neither of the offerings is conditioned upon the consummation of the other offering.

The following description is a summary of the material provisions of the Units we are offering in the Units Offering and the purchase contract agreement and indenture that will govern the Units. It does not purport to be complete and the terms of the Units may change. This summary is subject to and is qualified by reference to all the provisions of the purchase contract agreement and indenture, including the definitions of some terms used in such documents.

Each Unit has a stated amount of $50. Each Unit is a unit composed of a prepaid stock purchase contract and a junior subordinated amortizing note issued by Wintrust, which has an initial principal amount of $9.728182 per amortizing note and a scheduled final installment payment date of December 15, 2013, subject to extension. Each Unit may be separated into its constituent stock purchase contract and amortizing note after the initial issuance date of the Units and once separated, may be subsequently recreated.

Unless settled early, on December 15, 2013, we will be required to settle each purchase contract and will deliver a number of shares of Wintrust common stock, based on the applicable market value, which is the average of the daily volume weighted average prices, of Wintrust common stock on each of the 20 consecutive trading days ending on the third trading day immediately preceding December 15, 2013, as follows (subject to adjustments):

•	if the applicable market value equals or exceeds $37.50, the stock purchase contract holder will receive 1.3333 shares for each purchase contract;

•	if the applicable market value is greater than $30.00 but less than $37.50, the stock purchase contract holder will receive a number of shares for each purchase contract equal to $50 (the stated amount of each Unit), divided by the applicable market value; and

•	if the applicable market value is less than or equal to $30.00, the stock purchase contract holder will receive 1.6666 shares for each purchase contract.

On any trading day prior to the third business day immediately preceding December 15, 2013, a Unit holder or holder of a separate purchase contract may settle his or her stock purchase contract early and we will deliver to such stock purchase contract holder 1.3333 shares of our common stock (the minimum settlement rate, subject to adjustments). In addition, if certain fundamental change events occur and the Unit holder or holder of a separate purchase contract elects to settle his or her purchase contracts early in connection with such fundamental change, the holder will receive a number of shares of Wintrust’s common stock based on a specified fundamental change early settlement rate. The purchase contracts do not entitle holders to receive any cash distributions (other than cash in lieu of fractional shares).

The amortizing notes will pay holders equal quarterly installments of $0.9375 per amortizing note, which in the aggregate will be equivalent to a 7.50% cash payment per year with respect to each $50 stated amount of Units. We will have the right to defer installment payments at any time and from time to time under certain circumstances, and subject to certain conditions, so long as such deferral period does not extend beyond December 15, 2015. The amortizing notes will be junior subordinated obligations of Wintrust, and will rank (i) junior both in liquidation and right of payment, to the extent set forth in the junior subordinated debt indenture, to all of Wintrust’s “Senior Indebtedness” (as defined in the indenture) and (ii) equally with all of

Wintrust’s unsecured and junior subordinated indebtedness, whether currently existing or hereinafter created, other than junior subordinated indebtedness that is designated as junior to the amortizing notes.

This description and the other information in this prospectus supplement regarding the Units Offering is included in this prospectus supplement solely for informational purposes. Nothing in this prospectus supplement should be construed as an offer to sell, or the solicitation of an offer to buy, the Units.

USE OF PROCEEDS

We estimate that our net proceeds from this offering will be approximately $91.1 million, or approximately $104.8 million if the underwriters exercise their overallotment option in full, based on a public offering price of $30.00 per share, in each case, after deducting underwriting discounts and commissions and estimated offering expenses.

We have been consulting with our regulators and intend to use the capital raised hereby, plus additional resources (including approximately $193.6 million of net proceeds that we expect to receive from the Units Offering, or $222.7 million if the underwriters’ overallotment option is exercised in full), to redeem all of the shares of our Series B Preferred Stock issued and sold to the U.S. Treasury under its CPP (subject to regulatory approval). Neither of the offerings is conditioned upon the consummation of the other offering. There can be no assurance as to when the Series B Preferred Stock can be redeemed. Proceeds from this offering and the Units Offering in excess of the amounts needed to redeem the Series B Preferred Stock will be used for general corporate purposes. To the extent the Units Offering is not consummated we may not be able to fully redeem or may choose not to redeem the Series B Preferred Stock. Enhancing our capital levels will enable us to pursue investments for growth and acquisitions, including FDIC-assisted acquisitions.

If we are unable to redeem the Series B Preferred Stock, we will use the net proceeds of this offering for general corporate purposes, which may include, without limitation, investments at the holding company level, providing capital to support our growth, acquisitions or other business combinations and reducing or refinancing existing debt.

The foregoing represents our intentions based upon our present plans and business conditions. The occurrence of unforeseen events or changed business conditions, however, could result in the application of the proceeds of the offering and the Units Offering in a manner other than as described in this prospectus supplement.

CAPITALIZATION

The following table shows our capitalization and short-term indebtedness at September 30, 2010:

(1) on a consolidated basis;

(2) on a consolidated basis as adjusted to reflect the sale of 3,205,128 shares of common stock at a public offering price of $30.00 per share, and excluding any shares issued pursuant to the underwriters’ overallotment option (“this Offering”) (after deducting underwriting discounts and commissions and estimated offering expenses);

(3) on a consolidated basis as adjusted to reflect this Offering and the sale of 4.0 million Units at a stated amount per Unit of $50 in the concurrent Units Offering described in “Concurrent Offering,” excluding any Units issued pursuant to the underwriters’ overallotment option (together with this Offering, the “Offerings”) (after deducting underwriting discounts and commissions and estimated offering expenses); and

(4) on a consolidated basis as adjusted to reflect (i) the transactions described in (2) and (3) above and (ii) the use of the net proceeds from the Offerings to redeem the Series B Preferred Stock for the aggregate liquidation amount thereof (plus accrued and unpaid dividends, the payment of which is not reflected in the table below) (the “Transactions”), as described in “Use of Proceeds.”

This table should be read in conjunction with the risk factors and our consolidated financial statements and related notes for the year ended December 31, 2009 and the quarterly periods ended March 31, 2010, June 30, 2010 and September 30, 2010, included and incorporated by reference in this prospectus supplement and the accompanying prospectus. See “Where You Can Find More Information.”

	As of September 30, 2010
		As Adjusted	As Adjusted	As Adjusted
		for this	for the	for the
	Actual	Offering	Offerings	Transactions
	(In thousands)
	(Unaudited)
Indebtedness:
Securities sold under repurchase agreements and other	$241,522	$241,522	$241,522	$241,522
Federal Home Loan Bank advances	414,832	414,832	414,832	414,832
Notes payable under revolving credit line with an unaffiliated commercial bank	1,000	1,000	1,000	1,000
Secured borrowings — owed to securitization investors	600,000	600,000	600,000	600,000
Subordinated notes	55,000	55,000	55,000	55,000
Amortizing notes to be issued in connection with the Units Offering	—	—	38,913	38,913
Junior subordinate debentures	249,493	249,493	249,493	249,493

Total indebtedness	$1,561,847	$1,561,847	$1,600,760	$1,600,760

	As of September 30, 2010
		As Adjusted	As Adjusted	As Adjusted
		for this	for the	for the
	Actual	Offering	Offerings	Transactions
	(In thousands)
	(Unaudited)
Shareholders’ Equity:
Preferred stock, no par value; 20,000,000 shares authorized:
Series A — $1,000 liquidation value; 50,000 shares issued and outstanding	$49,379	$49,379	$49,379	$49,379
Series B — $1,000 liquidation value; 250,000 shares issued and outstanding	237,855	237,855	237,855	—
Common Stock, no par value; $1.00 stated value; 60,000,000 shares authorized; 31,145,332 shares issued actual and 34,350,460 shares issued as adjusted for this Offering, the Offerings and the Transactions	31,145	34,350	34,350	34,350
Surplus	682,318	770,259	926,191	926,191
Treasury stock, at cost, 1,592 shares	(51)	(51)	(51)	(51)
Retained earnings	394,323	394,323	394,323	382,178
Accumulated other comprehensive loss	3,943	3,943	3,943	3,943

Total shareholders’ equity	$1,398,912	$1,490,058	$1,645,990	$1,395,990

Total capitalization	$2,960,759	$3,051,905	$3,246,750	$2,996,750

PRICE RANGE OF OUR COMMON STOCK

Our common stock is listed on the NASDAQ Global Select Market under the symbol “WTFC.” The following table sets forth, for the periods indicated, the range of high and low sales prices per share for our common stock as reported on the NASDAQ Global Select Market.

Fiscal Year Ended December 31, 2008	High	Low

First Quarter	$38.99	$28.87
Second Quarter	37.08	22.88
Third Quarter	44.90	17.04
Fourth Quarter	32.00	15.37

Fiscal Year Ended December 31, 2009	High	Low

First Quarter	$20.90	$9.70
Second Quarter	22.75	11.80
Third Quarter	29.73	14.66
Fourth Quarter	33.87	25.00

Fiscal Year Ended December 31, 2010	High	Low

First Quarter	$38.47	$29.86
Second Quarter	44.93	33.05
Third Quarter	37.25	27.79
Fourth Quarter (through December 6, 2010)	32.90	28.40

The last reported sale price of our common stock on the NASDAQ Global Select Market on December 6, 2010 was $32.23 per share. As of December 3, 2010, there were approximately 1,503 registered holders of record of our common stock.

DIVIDEND POLICY

Holders of our common stock are entitled to receive dividends that the board of directors may declare from time to time. We may only pay dividends out of funds that are legally available for that purpose. Because consolidated net income consists largely of the net income of our subsidiaries, dividend payments to shareholders are largely dependent upon our receipt of dividends from our subsidiaries.

The Company’s Board of Directors approved the first semi-annual dividend on the Company’s common stock in January 2000 and has continued to approve a semi-annual dividend since that time. The payment of any future dividends on our common stock or our preferred stock will, however, depend on our earnings and financial condition, regulatory limitations and tax considerations. There can be no assurance that we will continue to pay dividends on our common stock or our preferred stock at the current levels or at all. The following table shows the history of per share cash dividends declared and paid on our common stock during 2010, as of the date hereof, and for each of 2009 and 2008.

Record Date	Dividend

February 7, 2008	$0.18
August 7, 2008	0.18
February 12, 2009	0.18
August 13, 2009	0.09
February 11, 2010	0.09
August 12, 2010	0.09

Our ability to pay dividends is subject to a number of limitations, including:

•	Under the CPP, before the earlier of December 19, 2011 or until our Series B Preferred Stock has been redeemed or transferred by the U.S. Treasury, a prohibition upon the payment of a semi-annual cash dividend on our common stock above $0.18 per common share without the U.S. Treasury’s consent;

•	A prohibition on the payment of dividends on our common stock in the event that we are not current on our payment obligations under:

•	Our Series A or Series B Preferred Stock;

•	Our outstanding issuances of trust preferred securities; and

•	Our credit facility.

•	Regulatory limitations which require us to keep a minimum level of capital at each of the banks and limit the total dividends we can receive from each of the banks; and

•	Restrictions resulting from our bank holding company status, as a result of which we are subject to the guidelines of the Federal Reserve regarding capital adequacy and dividends and are required to consult with the Federal Reserve before declaring or paying any dividends. Dividends also may be limited as a result of safety and soundness considerations.

See the sections entitled “Bank Regulation; Bank Holding Company and Subsidiary Regulations — Dividend Limitations,” “Bank Regulation; Additional Regulation of Dividends” and “Risk Factors — Our agreements with the Treasury restrict our ability to pay dividends and repurchase common or preferred stock, place limitations on our executive compensation practices, and may result in dilution to our common stockholders” in our Annual Report on Form 10-K for the year ended December 31, 2009 for a discussion of regulatory and other restrictions on dividend declarations.

CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of certain material U.S. federal income tax considerations for non-U.S. holders (as defined below) relating to the purchase, ownership and disposition of shares of our common stock. This summary applies only to non-U.S. holders that acquire shares of our common stock in this offering and that will hold shares of our common stock as a capital asset (within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”)).

This description does not address tax considerations applicable to non-U.S. holders that may be subject to certain special U.S. federal income tax rules, such as:

•	financial institutions;

•	insurance companies;

•	real estate investment trusts;

•	regulated investment companies;

•	grantor trusts;

•	brokers, dealers or traders in stocks, securities or currencies or notional principal contracts;

•	tax-exempt entities;

•	certain former citizens or long-term residents of the United States;

•	persons that will hold shares of our common stock as part of a “wash sale”, “constructive sale”, or “hedging” or “conversion” transaction or as a position in a “straddle” or as part of “synthetic security” or other integrated transaction for U.S. federal income tax purposes;

•	“controlled foreign corporations;” or

•	“passive foreign investment companies.”

Non-U.S. holders that are in any of the above categories should consult their own tax advisors regarding the U.S. federal income tax consequences relating to the purchase, ownership and disposition of shares of our common stock, as the U.S. federal income tax consequences for such non-U.S. holders relating to the purchase, ownership and disposition of shares of our common stock may be significantly different than as described below.

If a partnership (or any other entity or arrangement treated as a partnership or other type of pass-through entity for U.S. federal income tax purposes) holds shares of our common stock, the tax treatment of a partner or beneficial owner in such partnership or other pass-through entity will generally depend on the status of the partner or beneficial owner, the activities of the partnership or entity and certain determinations made at the partner or beneficial owner level. Such a partner or beneficial owner should consult its own tax advisors as to the U.S. federal income tax consequences of being a partner or beneficial owner in a partnership or other pass-through entity that acquires, holds or disposes of shares of our common stock.

This summary is for general information only and is not intended to constitute a complete analysis of all U.S. federal income tax considerations relating to the purchase, ownership and disposition of shares of our common stock. Moreover, this summary does not address the U.S. federal estate and gift tax or alternative minimum tax consequences, or any U.S. state or local tax consequences, of the purchase, ownership and disposition of shares of our common stock.

Prospective purchasers of shares of our common stock should consult their own tax advisors with respect to the U.S. federal, state, local and non-U.S. tax consequences of purchasing, owning or disposing of shares of our common stock.

This summary is based upon the Code, proposed, temporary and final Treasury Regulations promulgated under the Code, and judicial and administrative interpretations of the Code and Treasury Regulations, in each case as in effect and available as of the date of this prospectus supplement. The Code, Treasury

Regulations and judicial and administrative interpretations thereof may change at any time (possibly with retroactive effect). The Code, Treasury Regulations and judicial and administrative interpretations thereof are also subject to various interpretations, and there can be no guarantee that the Internal Revenue Service (the “IRS”) or U.S. courts will agree with the tax consequences described in this summary.

Non-U.S. Holders

For purposes of this discussion, a “non-U.S. Holder” means a beneficial owner of shares of our common stock that is not, for U.S. federal income tax purposes, any of the following:

•	an individual who is or is treated as a citizen or resident of the United States;

•	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	a partnership (or other entity or arrangement that is treated as a partnership) for U.S. federal income tax purposes;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust (i) if a court within the United States is able to exercise primary supervision over the administration of such trust and one or more United States persons have the authority to control all substantial decisions of such trust or (ii) that has a valid election in effect under applicable Treasury Regulations to be treated as a United States person for United States federal income tax purposes.

Dividends

Distributions of cash or property (other than certain pro rata distributions of shares of our common stock) with respect to shares of our common stock will constitute dividends for U.S. federal income tax purposes to the extent paid out of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Amounts not treated as dividends for U.S. federal income tax purposes first will constitute a return of capital and be applied against and reduce a holder’s adjusted tax basis in its shares of our common stock, but not below zero. Any excess will be treated as gain from the sale or exchange of such shares of our common stock (which gain shall be subject to U.S. federal income tax in the manner described below under the heading “— Gain on disposition of common stock”).

Dividends paid to a non-U.S. Holder with respect to shares of our common stock that constitute dividends for U.S. federal income tax purposes generally will be subject to U.S. withholding tax at a rate of 30% of the gross amount, unless the non-U.S. Holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business by the non-U.S. Holder within the United States (and, if required by an applicable income tax treaty, are attributable to a United States permanent establishment of the non-U.S. Holder) will not be subject to U.S. withholding tax, provided certain certification and disclosure requirements are satisfied. Instead, such dividends are subject to U.S. federal income tax on a net income basis in the same manner as if the non-U.S. Holder were a United States person as defined under the Code. Any such effectively connected dividends received by a foreign corporation may be subject to an additional “branch profits tax” equal to 30% of its effectively connected earnings and profits (subject to certain adjustments) or at such lower rate as may be specified by an applicable income tax treaty.

A non-U.S. Holder of shares of our common stock who wishes to claim the benefit of an applicable treaty rate and avoid backup withholding, as discussed below, for dividends will be required to (a) complete IRS Form W-8BEN (or other applicable form) and certify under penalties of perjury that such holder is not a United States person as defined under the Code or (b) if shares of our common stock are held through certain foreign intermediaries, satisfy the relevant certification requirements of applicable Treasury Regulations.

Special certification and other requirements apply to certain non-U.S. Holders that are pass-through entities rather than corporations or individuals.

A non-U.S. Holder of shares of our common stock eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

Gain on disposition of common stock

Any gain realized by a non-U.S. Holder on the disposition of shares of our common stock generally will not be subject to U.S. federal income tax unless:

•	the gain is effectively connected with the conduct of a trade or business by the non-U.S. Holder within the United States, and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment of the non-U.S. Holder;

•	the non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

•	we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that the non-U.S. Holder held shares of our common stock.

An individual non-U.S. Holder described in the first bullet point immediately above will be subject to tax on the net gain derived from the disposition of shares of our common stock under regular graduated U.S. federal income tax rates. If a non-U.S. Holder that is a foreign corporation falls under the first bullet point immediately above, it generally will be subject to tax on its net gain in the same manner as if it were a domestic corporation as defined by the Code and, in addition, may be subject to the “branch profits” tax equal to 30% of its effectively connected earnings and profits (subject to certain adjustments) or at such lower rate as may be specified by an applicable income tax treaty. Except as otherwise provided by an applicable income tax treaty, an individual non-U.S. Holder described in the second bullet point immediately above will be subject to a flat 30% tax on the gain derived from the disposition, which may be offset by United States source capital losses recognized in the same taxable year by the individual, even though the individual is not considered a resident of the United States under the Code.

Generally, a corporation is a “U.S. real property holding corporation” if the fair market value of its “U.S. real property interests” equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business. The tax relating to stock in a U.S. real property holding corporation generally will not apply to a non-U.S. Holder whose holdings, direct and indirect, at all times during the applicable period, constituted 5% or less of our common stock, provided that our common stock was regularly traded on an established securities market. We do not believe that we are or have been, and do not expect to become, a United States real property holding corporation for U.S. federal income tax purposes.

Information reporting and backup withholding

We must report annually to the IRS and to each non-U.S. Holder the amount of dividends paid to such non-U.S. Holder and the tax withheld with respect to such dividends. These reporting requirements apply regardless of whether withholding was reduced or eliminated by an applicable income tax treaty. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. Holder resides or is established under the provisions of an applicable income tax treaty or agreement.

A non-U.S. Holder will generally be subject to backup withholding for dividends paid to such holder with respect to shares of our common stock unless such non-U.S. Holder certifies under penalties of perjury that, among other things, it is a non-U.S. Holder (and the payor does not have actual knowledge or reason to know that such holder is a United States person as defined under the Code), or such non-U.S. Holder otherwise establishes an exemption from backup withholding.

Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale of shares of our common stock within the United States or conducted through certain United States-related financial intermediaries, unless the beneficial owner certifies under penalties of perjury that it is a non-U.S. Holder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person as defined under the Code), or such beneficial owner otherwise establishes an exemption from such requirements. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. Holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.

Recently Enacted Legislation

Recently enacted legislation will impose a 30% withholding tax on dividends and the gross proceeds of a disposition of shares of our common stock paid after December 31, 2012, to (i) foreign financial institutions (as defined in Section 1471(d)(4) of the Code) unless they agree to collect and disclose to the IRS information regarding their direct and indirect United States account holders and meet certain other specified requirements and (ii) certain other foreign entities unless they certify certain information regarding their direct and indirect United States owners and meet certain other specified requirements. If payment of this withholding tax is made, non-U.S. holders that are otherwise eligible for an exemption from, or reduction of, U.S. withholding taxes with respect to such dividends or gross proceeds will be required to seek a credit or refund from the IRS to obtain the benefit of such exemption or reduction.

Non-U.S. Holders are encouraged to consult with their own tax advisors regarding the possible implications of this legislation on their investment in shares of our common stock.

UNDERWRITING

Merrill Lynch, Pierce, Fenner & Smith Incorporated and Sandler O’Neill & Partners, L.P. are acting as representatives of each of the underwriters named below. Subject to the terms and conditions set forth in a purchase agreement among us and the underwriters, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the number of shares of common stock set forth opposite its name below.

Number
Underwriter	of Shares

Merrill Lynch, Pierce, Fenner & Smith Incorporated	1,282,052
Sandler O’Neill & Partners, L.P.	961,538
RBC Capital Markets, LLC	480,769
Wells Fargo Securities, LLC	480,769

Total	3,205,128

Subject to the terms and conditions set forth in the purchase agreement, the underwriters have agreed, severally and not jointly, to purchase all of the shares sold under the purchase agreement if any of these shares are purchased. If an underwriter defaults, the purchase agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the purchase agreement may be terminated.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the shares, and other conditions contained in the purchase agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

The representatives have advised us that the underwriters propose initially to offer the shares to the public at the public offering price set forth on the cover page of this prospectus supplement and to dealers at that price less a concession not in excess of $0.90 per share. After the initial offering, the public offering price, concession or any other term of the offering may be changed.

The following table shows the public offering price, underwriting discount and proceeds before expenses to us. The information assumes either no exercise or full exercise by the underwriters of their overallotment option.

	Per Share	Without Option	With Option

Public offering price	$30.00	$96,153,840	$110,576,910
Underwriting discount	$1.50	$4,807,692	$5,528,846
Proceeds, before expenses, to us	$28.50	$91,346,148	$105,048,064

The expenses of the offering, not including the underwriting discount, are estimated at $200,000 and are payable by us.

Overallotment Option

We have granted an option to the underwriters to purchase up to 480,769 additional shares at the public offering price, less the underwriting discount. The underwriters may exercise this option for 30 days from the date of this prospectus supplement solely to cover any overallotments. If the underwriters exercise this option, each will be obligated, subject to conditions contained in the purchase agreement, to purchase a number of additional shares proportionate to that underwriter’s initial amount reflected in the above table.

No Sales of Similar Securities

We, our executive officers and directors have agreed not to sell or transfer common stock or securities convertible into, exchangeable, exercisable for, or repayable with common stock, subject to certain exceptions, including the concurrent Units Offering by us, by means of a separate prospectus supplement of $200 million aggregate stated amount of Units (plus up to $30 million of aggregate stated amounts of Units if the underwriters of that offering exercise in full their option to purchase additional Units to cover overallotments), for 90 days after the date of this prospectus supplement without first obtaining the written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated. Specifically, we and these other persons have agreed, with certain limited exceptions, not to directly or indirectly:

•	offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, or otherwise dispose of or transfer any shares of our common stock or any securities convertible into or exchangeable or exercisable for shares of our common stock, whether now owned or subsequently acquired; or,

•	enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of such securities.

We have also agreed not to file a registration statement related to our common stock during the lock-up period.

NASDAQ Global Select Market Listing

The shares are listed on the NASDAQ Global Select Market under the symbol “WTFC.”

Price Stabilization, Short Positions

Until the distribution of the shares is completed, SEC rules may limit underwriters and selling group members from bidding for and purchasing our common stock. However, the representatives may engage in transactions that stabilize the price of the common stock, such as bids or purchases to peg, fix or maintain that price.

In connection with the offering, the underwriters may purchase and sell our common stock in the open market. These transactions may include short sales, purchases on the open market to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ overallotment option described above. The underwriters may close out any covered short position by either exercising their overallotment option or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the overallotment option. “Naked” short sales are sales in excess of the overallotment option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of shares of common stock made by the underwriters in the open market prior to the completion of the offering.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. The underwriters may conduct these transactions on the NASDAQ Global Select Market, in the over-the-counter market or otherwise.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Passive Market Making

In connection with this offering, underwriters and selling group members may engage in passive market making transactions in the common stock on the NASDAQ Global Select Market in accordance with Rule 103 of Regulation M under the Exchange Act during a period before the commencement of offers or sales of common stock and extending through the completion of distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker’s bid, that bid must then be lowered when specified purchase limits are exceeded. Passive market making may cause the price of our common stock to be higher than the price that otherwise would exist in the open market in the absence of those transactions. The underwriters and dealers are not required to engage in passive market making and may end passive market making activities at any time.

Electronic Offer, Sale and Distribution of Shares

In connection with the offering, certain of the underwriters or securities dealers may distribute prospectuses by electronic means, such as e-mail. In addition, one or more of the underwriters may facilitate Internet distribution for this offering to certain of their Internet subscription customers. Certain underwriters may allocate a limited number of shares for sale to their online brokerage customers. An electronic prospectus is available on the Internet web site maintained by one or more of the underwriters. Other than the prospectus in electronic format, the information on the web site of such underwriters is not part of this prospectus.

Other Relationships

The underwriters in this offering are also acting as underwriters in the Units Offering.

Certain of the underwriters in this offering serve as agents and lenders under our existing credit facilities and other debt instruments including our revolving credit facility and term facility, the terms of which are set forth in our amended and restated credit agreement, dated as of October 30, 2009, as amended, our subordinated note, due October 29, 2012, our subordinated note, due May 1, 2013 and our subordinated note, due May 29, 2015.

Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.

In the ordinary course of their business, certain of the underwriters in this offering purchase mortgages, including mortgages originated by us. Under certain circumstances disputes could arise based on the representations and warranties made in, and the terms and conditions of, these transactions, and whether any repurchases resulting from the foregoing disputes are required.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Notice to Prospective Investors in the EEA

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”) an offer to the public of any securities which are the subject of the offering contemplated by this Prospectus (the “Shares”) may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of any Shares may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

(a) to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b) to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c) by the underwriters to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

(d) in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of Shares shall result in a requirement for the publication by us or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive.

Any person making or intending to make any offer of securities within the EEA should only do so in circumstances in which no obligation arises for us or any of the underwriters to produce a prospectus for such offer. Neither we nor the underwriters have authorized, nor do they authorize, the making of any offer of securities through any financial intermediary, other than offers made by the underwriters which constitute the final offering of securities contemplated in this prospectus.

For the purposes of this provision, the expression an “offer to the public” in relation to any Shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any Shares to be offered so as to enable an investor to decide to purchase any Shares, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Each person in a Relevant Member State who receives any communication in respect of, or who acquires any securities under, the offer of securities contemplated by this prospectus will be deemed to have represented, warranted and agreed to and with us and each underwriter that:

(A) it is a “qualified investor” within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive; and

(B) in the case of any securities acquired by it as a financial intermediary, as that term is used in Article 3(2) of the Prospectus Directive, (i) the securities acquired by it in the offering have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Relevant Member State other than “qualified investors” (as defined in the Prospectus Directive), or in circumstances in which the prior consent of the representatives has been given to the offer or resale; or (ii) where securities have been acquired by it on behalf of persons in any Relevant Member State other than qualified investors, the offer of those securities to it is not treated under the Prospectus Directive as having been made to such persons.

In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.

Notice to Prospective Investors in Switzerland

This document, as well as any other material relating to the securities which are the subject of the offering contemplated by this prospectus (the “Shares”), does not constitute an issue prospectus pursuant to Article 652a and/or 1156 of the Swiss Code of Obligations. The Shares will not be listed on the SIX Swiss Exchange and, therefore, the documents relating to the Shares, including, but not limited to, this document, do not claim to comply with the disclosure standards of the listing rules of the SIX Swiss Exchange and corresponding prospectus schemes annexed to the listing rules of the SIX Swiss Exchange. The Shares are being offered in Switzerland by way of a private placement, i.e., to a small number of selected investors only, without any public offer and only to investors who do not purchase the Shares with the intention to distribute them to the public. The investors will be individually approached by the Issuer from time to time. This document, as well as any other material relating to the Shares, is personal and confidential and do not constitute an offer to any other person. This document may only be used by those investors to whom it has been handed out in connection with the offering described herein and may neither directly nor indirectly be distributed or made available to other persons without express consent of the Issuer. It may not be used in connection with any other offer and shall in particular not be copied and/or distributed to the public in (or from) Switzerland.

Notice to Prospective Investors in the Dubai International Financial Centre

This document relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This document is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this document nor taken steps to verify the information set forth herein and has no responsibility for it. The securities to which this documents relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the securities offered should conduct their own due diligence on the securities. If you do not understand the contents of this document you should consult an authorized financial advisor.

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for Wintrust by Sidley Austin LLP, Chicago, Illinois. Certain legal matters related to the offering will be passed upon for the underwriters by Fried, Frank, Harris, Shriver & Jacobson LLP, New York, New York.

EXPERTS

The consolidated financial statements of Wintrust Financial Corporation incorporated by reference in Wintrust Financial Corporation’s Annual Report (Form 10-K) for the year ended December 31, 2009 and the effectiveness of Wintrust Financial Corporation’s internal control over financial reporting as of December 31, 2009, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon incorporated by reference therein, and incorporated herein by reference. Such consolidated financial statements and Wintrust Financial Corporation’s management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2009 are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

PROSPECTUS

Wintrust Financial Corporation

Debt Securities, Common Shares, Preferred Shares, Depositary Shares,
Warrants, Stock Purchase Contracts, Stock Purchase Units, Junior
Subordinated Debentures, Guarantee of Trust Preferred Securities
and Hybrid Securities Combining Elements of the Foregoing

Wintrust Capital Trust VI

Trust Preferred Securities

This prospectus relates to the potential offer and sale, in one or more offerings, of debt securities, common shares, preferred shares, depositary shares, warrants, stock purchase contracts, stock purchase units, trust preferred securities, junior subordinated debentures, guarantee of trust preferred securities and hybrid securities combining elements of the foregoing. We will describe the specific terms of the securities in one or more supplements to this prospectus at the time of each offering. Those terms may include maturity, interest rate, sinking fund terms, currency of payments, dividends, redemption terms, listing on a securities exchange, amount payable at maturity, conversion or exchange rights, liquidation amount, subsidiary guarantees and subordination.

The securities may be offered on a continuous or delayed basis from time to time directly or through underwriters, dealers or agents and in one or more public or private transactions and at fixed prices, prevailing market prices, at prices related to prevailing market prices or at negotiated prices. If any offering involves underwriters, dealers or agents, we will describe the arrangements with them in the prospectus supplement that relates to that offering. This prospectus may not be used to offer and sell the securities unless accompanied by a prospectus supplement. A prospectus supplement may add, update or change information contained in this prospectus. You should read this prospectus and the applicable prospectus supplement, as well as the documents incorporated and deemed to be incorporated by reference in this prospectus, carefully before you invest.

Our common stock is quoted on The NASDAQ Global Select Market under the trading symbol “WTFC”. On March 2, 2010, the closing sale price on The NASDAQ Global Select Market for our common stock was $34.23. None of the other securities that may be offered pursuant to this prospectus are listed on an exchange.

Investing in our securities involves risk. See “Risk Factors” on page 2 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

These securities will not be savings accounts, deposits or other obligations of any bank or nonbank subsidiary of ours and are not insured or guaranteed by the FDIC or any other governmental agency.

The date of this prospectus is March 3, 2010

ABOUT THIS PROSPECTUS

This prospectus is part of an automatic registration statement that we filed with the Securities and Exchange Commission, or SEC, as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended, or the Securities Act, utilizing a “shelf” registration process. Under this shelf process, we may, from time to time, offer and sell, in one or more offerings, the securities described in this prospectus. This prospectus provides you with a general description of the securities we may offer. Each time we use this prospectus to offer these securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. Please carefully read this prospectus and the prospectus supplement together with the additional information described under the heading “Where You Can Find More Information.”

You should rely only on the information contained or incorporated by reference in this prospectus and in any accompanying prospectus supplement. We have not authorized any other person to provide you with different information. This document may only be used where it is legal to sell these securities. We are not making an offer of these securities in any state where the offer is not permitted. You should only assume that the information in this prospectus or in any prospectus supplement is accurate as of the date on the front of the document. Our business, financial condition, results of operations and prospects may have changed since that date.

Each reference in this prospectus to “Wintrust” or “the Company,” means Wintrust Financial Corporation and its consolidated subsidiaries, unless the context requires otherwise. Each reference in this prospectus to the “trust” or the “Trust” refers to Wintrust Capital Trust VI. The terms “we”, “us” and “our” refer to Wintrust when discussing the securities to be issued by Wintrust, the Trust when discussing the securities to be issued by the Trust and collectively to all of the Registrants where the context requires.

SPECIAL NOTES CONCERNING FORWARD-LOOKING STATEMENTS

This prospectus, the documents that we incorporate by reference and any related prospectus supplement may contain forward-looking statements within the meaning of the federal securities laws statements that are statements concerning our expectations, plans, objectives, future financial performance and other items that are not historical facts. These statements are “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward looking statements involve risks and uncertainties that may cause actual results or outcomes to differ materially from those included in the forward looking statements. In connection with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, the Registrants are filing herein or incorporated by reference cautionary statements identifying important factors that could cause their respective actual results to differ materially from those projected in forward looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) made by or on behalf of the Registrants. Any statements that express or involve discussions as to expectations, beliefs, plans, objectives, assumptions or future events, performance or growth (often, but not always, through the use of words or phrases such as “intend,” “plan,” “project,” “expect,” “anticipate,” “believe,” “estimate,” “contemplate,” “possible,” “point,” “will,” “may,” “should,” “would,” “could” and similar expressions) are not statements of historical facts and are forward looking. Forward looking statements involve estimates, assumptions and uncertainties that could cause actual results to differ materially from those expressed in the forward looking statements. Accordingly, any such statements are qualified in their entirety by reference to, and are accompanied by, the important factors described in the sections of Wintrust’s Annual Report on Form 10-K for the year ended December 31, 2009 filed with the SEC on March 1, 2010 entitled “Risk Factors” and “Forward-Looking Statements” that could cause a Registrant’s actual results to differ materially from those contained in forward looking statements of such Registrant made by or on behalf of such Registrant.

All such factors are difficult to predict, contain uncertainties that may materially affect actual results and are beyond the control of the Registrants. You are cautioned not to place undue reliance on forward looking statements. Any forward looking statement speaks only as of the date on which such statement is made, and the Registrants undertake no obligation to update any forward looking statement or statements to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for each Registrant’s management to predict all of such factors, nor can such management assess the impact of each such factor on the business of such Registrant or the extent to which any factor, or combination of factors, may cause actual results of such Registrant to differ materially from those contained in any forward looking statements.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly, and current reports, proxy statements and other information with the Securities and Exchange Commission (“SEC”). Our SEC filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov and on the investor relations page of our website at http://www.wintrust.com. Except for those SEC filings incorporated by reference in this prospectus, none of the other information on our website is part of this prospectus. You may also read and copy any document we file with the SEC at its public reference facilities at 100 F Street N.E., Washington, D.C. 20549. You can also obtain copies of the documents upon the payment of a duplicating fee to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities.

This prospectus omits some information contained in the registration statement in accordance with SEC rules and regulations. You should review the information and exhibits included in the registration statement for further information about us and the securities we are offering. Statements in this prospectus concerning any document we filed as an exhibit to the registration statement or that we otherwise filed with the SEC are not intended to be comprehensive and are qualified by reference to these filings. You should review the complete document to evaluate these statements.

We have not included separate financial statements of the Trust. Wintrust and the Trust do not consider that such financial statements would be material to holders of Trust Preferred Securities of the Trust because the Trust is a special purpose entity, has no operating history and has no independent operations. The Trust is not currently involved in and does not anticipate being involved in any activity other than as described under “Prospectus Summary — The Trust”. Further, Wintrust and the Trust believe that financial statements of the Trust are not material to the holders of the Trust Preferred Securities of the Trust since Wintrust Financial will guarantee the Trust Preferred Securities of the Trust. Holders of the Trust Preferred Securities of the Trust, with respect to the payment of distributions and amounts upon liquidation, dissolution and winding-up, are at least in the same position vis-à-vis the assets of Wintrust as a preferred stockholder of Wintrust. Wintrust beneficially owns all of the undivided beneficial interests in the assets of the Trust (other than the beneficial interests represented by the Trust Preferred Securities of the Trusts). See “Prospectus Summary — The Trust”, “Description of the Trust” and “Trust Preferred Securities.” In the event that the Trust issues securities, our filings under the Exchange Act will include an audited footnote to Wintrust’s annual financial statements stating that the Trust is wholly owned by Wintrust, that the sole asset of the Trust is the Senior Debentures or the Subordinated Debentures of Wintrust having a specified aggregate principal amount, and that, considered together, the back-up undertakings, including the Guarantees of Wintrust, constitute a full and unconditional guarantee by Wintrust of the Trust’s obligations under any Trust Preferred Securities issued by the Trust.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows us to incorporate by reference much of the information that we file with it, which means that we can disclose important information to you by referring you to those publicly available documents. The information that we incorporate by reference is an important part of this prospectus. Any statement contained in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

This prospectus incorporates by reference the documents listed below and any filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 after the initial filing of the registration statement related to this prospectus until the termination of the offering of the securities described in this prospectus; provided, however, that we are not incorporating by reference any documents, portions of documents or other information that is deemed to have been “furnished” and not “filed” with the SEC:

•	our Annual Report on Form 10-K for the year ended December 31, 2009, including information specifically incorporated by reference into our Form 10-K for the year ended December 31, 2009;

•	the sections of our Definitive Proxy Statement for the 2009 Annual Meeting of Stockholders filed with the SEC on April 20, 2009 that are incorporated by reference in our Annual Report on Form 10-K for the year ended December 31, 2008;

•	our Current Report on Form 8-K, filed with the SEC on August 20, 2009; and

•	the description of our common stock, which is registered under Section 12 of the Securities Exchange Act, in our Form 8-A filed with the SEC on January 3, 1997, including any subsequently filed amendments and reports updating such description.

You may request a copy of these filings, other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing, at no cost, by writing to us at the following address or calling us at the following telephone number:

Investor Relations
Wintrust Financial Corporation
727 North Bank Lane
Lake Forest, Illinois 60045
(847) 615-4096

You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information or to make any representations other than as contained in this prospectus or in any prospectus supplement. We are not making any offer of these securities in any state where the offer is not permitted.

PROSPECTUS SUMMARY

Wintrust

Wintrust Financial Corporation, an Illinois corporation, which was incorporated in 1992, is a financial holding company based in Lake Forest, Illinois, with total assets of approximately $12.2 billion as of December 31, 2009. We conduct our businesses through three segments: community banking, specialty finance and wealth management.

We provide community-oriented, personal and commercial banking services to customers located in the greater Chicago, Illinois metropolitan area and in southeastern Wisconsin through our fifteen wholly owned banking subsidiaries (collectively, the “banks”), as well as the origination and purchase of residential mortgages for sale into the secondary market through our wholly owned subsidiary, Wintrust Mortgage Corporation.

We provide financing for the payment of commercial insurance premiums and life insurance premiums (“premium finance receivables”) on a national basis through our wholly owned subsidiary, First Insurance Funding Corporation, and short-term accounts receivable financing (“Tricom finance receivables”) and out-sourced administrative services through our wholly owned subsidiary, Tricom, Inc. of Milwaukee.

We provide a full range of wealth management services primarily to customers in the Chicago, Illinois metropolitan area and in southeastern Wisconsin through three separate subsidiaries, including Wayne Hummer Trust Company, N.A. (“WHTC”), Wayne Hummer Investments, LLC (“WHI”) and Wayne Hummer Asset Management Company (“WHAMC”). WHTC, WHI and WHAMC are referred to collectively as “the Wayne Hummer Companies.”

Our common stock is traded on The NASDAQ Global Select Market under the ticker symbol “WTFC.” Our principal executive office is located at 727 North Bank Lane, Lake Forest, Illinois, 60045, telephone number: (847) 615-4096.

The Trust

The Trust is a statutory business trust formed under the Delaware Statutory Trust Act pursuant to (i) a trust agreement executed by Wintrust, as sponsor, and the trustees of the Trust (the “Trustees”) and (ii) the filing of a certificate of trust with the Secretary of State of the State of Delaware. At the time of public issuance of Trust Preferred Securities of the Trust, the trust agreement will be amended and restated in its entirety (as so amended and restated, the “Trust Agreement”) and will be qualified as an indenture under the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). In exchange for our capital contribution to the Trust, we will own all of the common securities of the trust. The trust exists exclusively for the following purposes:

•	issuing the trust preferred securities to the public for cash;

•	issuing the common securities to us;

•	investing the proceeds from the sale of its preferred and common securities in an equivalent amount of junior subordinated debentures to be issued by us; and

•	engaging in activities that are incidental to those listed above, such as receiving payments on the debentures and making distributions to security holders, furnishing notices and other administrative tasks.

A detailed description of the general terms of the trust preferred securities is set forth in “Description of the Trust Preferred Securities” and the applicable prospectus supplement will set forth the specific terms of any trust preferred securities.

The Trust’s principal executive offices are located at 727 North Bank Lane, Lake Forest, Illinois, 60045, telephone number: (847) 615-4096.

RISK FACTORS

Our business is subject to uncertainties and risks. You should carefully consider and evaluate all of the information included and incorporated by reference in this prospectus, including the risk factors incorporated by reference from our most recent annual report on Form 10-K, as updated by our quarterly reports on Form 10-Q and other SEC filings filed after such annual report. It is possible that our business, financial condition, liquidity or results of operations could be materially adversely affected by any of these risks.

USE OF PROCEEDS

Except as otherwise provided in the related prospectus supplement, we will use the net proceeds from the sale by the Company of the offered securities for general corporate purposes. These purposes may include:

•	repayments or refinancing of debt;

•	working capital;

•	capital expenditures;

•	acquisitions; and

•	repurchase or redemption of our securities including our preferred shares, common shares or warrants.

Pending such use, we may temporarily invest the net proceeds in short-term securities or reduce our short-term indebtedness, or we may hold the net proceeds in deposit accounts in our subsidiary banks.

The Trust will invest all proceeds received from the sale of its preferred securities and common securities in a particular series of subordinated debt securities of Wintrust Financial Corporation.

RATIO OF EARNINGS TO FIXED CHARGES

Our historical ratios of earnings to fixed charges for the periods indicated are set forth in the table below. The ratio of earnings to fixed charges is computed by dividing (1) income before income taxes and fixed charges by (2) total fixed charges. For purposes of computing these ratios:

•	fixed charges, excluding interest on deposits, include interest expense (other than on deposits) and the estimated portion of rental expense attributable to interest, net of income from subleases; and

•	fixed charges, including interest on deposits, include all interest expense and the estimated portion of rental expense attributable to interest, net of income from subleases.

	Year Ended December 31,
Ratio of Earnings to Fixed Charges	2009	2008	2007	2006	2005

Including interest on deposits	1.54x	1.11x	1.24x	1.34x	1.55x
Excluding interest on deposits	3.64x	1.60x	2.52x	3.41x	4.08x

GENERAL DESCRIPTION OF SECURITIES

We may offer under this prospectus debt securities, common shares, preferred shares, depositary shares, warrants, stock purchase contracts, stock purchase units, junior subordinated debentures, guarantee of trust preferred securities or any combination of the foregoing, either individually or as units consisting of two or more securities. The trust may offer trust preferred securities under this prospectus.

The following description of the terms of these securities sets forth some of the general terms and provisions of securities that we may offer. The particular terms of securities offered by any prospectus supplement and the extent, if any, to which the general terms set forth below do not apply to those securities, will be described in the related prospectus supplement. In addition, if we offer securities as units, the terms of the units will be described in the applicable prospectus supplement. If the information contained in the prospectus supplement differs from the following description, you should rely on the information in the prospectus supplement.

DESCRIPTION OF DEBT SECURITIES

Debt May be Senior or Subordinated

We may issue, and offer pursuant to this prospectus, senior or subordinated debt securities. The senior debt securities and, in the case of debt securities in bearer form, any coupons to these securities, will constitute part of our senior debt and, except as otherwise included in the applicable prospectus supplement, will rank on a parity with all of our other unsecured and unsubordinated debt. The subordinated debt securities and any coupons will constitute part of our subordinated debt and will be subordinate and junior in right of payment to all of our “senior indebtedness,” which will be defined in the applicable prospectus supplement. If this prospectus is being delivered in connection with a series of subordinated debt securities, the accompanying prospectus supplement or the information we incorporate in this prospectus by reference will indicate the approximate amount of senior indebtedness outstanding as of the end of the most recent fiscal quarter. Our debt securities will be issued under an indenture, the form of which is included as an exhibit to the registration statement of which this prospectus is a part.

The following briefly summarizes the material provisions of the indenture, which has been filed with the SEC and incorporated by reference in the registration statement of which this prospectus is a part. This summary of the indenture is not complete and is qualified in its entirety by reference to the indentures. You should read the more detailed provisions of the indenture, including the defined terms, for provisions that may be important to you. You should also read the particular terms of a series of debt securities, which will be described in more detail in the applicable prospectus supplement.

Payments

We may issue debt securities from time to time in one or more series. The provisions of the indenture allow us to “reopen” a previous issue of a series of debt securities and issue additional debt securities of that issue. The debt securities may be denominated and payable in U.S. dollars.

Debt securities may bear interest at a fixed rate or a floating rate, which, in either case, may be zero, or at a rate that varies during the lifetime of the debt security. Debt securities may be sold at a discount below their stated principal amount.

Terms Specified in Prospectus Supplement

The prospectus supplement will contain, where applicable, the following terms of and other information relating to any offered debt securities:

•	classification as senior or subordinated debt securities and the specific designation;

•	aggregate principal amount, purchase price and denomination;

•	the currency in which the debt securities are denominated and/or in which principal and/or interest, if any, is payable;

•	date of maturity;

•	the interest rate or rates or the method by which the calculation agent will determine the interest rate or rates, if any;

•	the interest payment dates, if any;

•	the place or places for payment of the principal of and any premium and/or interest on the debt securities;

•	any repayment, redemption, prepayment or sinking fund provisions, including any redemption notice provisions;

•	whether we will issue the debt securities in registered form or bearer form or both and, if we are offering debt securities in bearer form, any restrictions applicable to the exchange of one form for another and to the offer, sale and delivery of those debt securities in bearer form and whether such bearer securities will be issued with coupons;

•	whether we will issue the debt securities in definitive form and under what terms and conditions;

•	the terms on which holders of the debt securities may convert or exchange these securities into or for common or preferred stock or other securities of ours offered hereby, into or for common or preferred stock or other securities of an entity affiliated with us or debt or equity or other securities of an entity not affiliated with us, or for the cash value of our stock or any of the above securities, the terms on which conversion or exchange may occur, including whether conversion or exchange is mandatory, at the option of the holder or at our option, the period during which conversion or exchange may occur, the initial conversion or exchange price or rate and the circumstances or manner in which the amount of common or preferred stock or other securities issuable upon conversion or exchange may be adjusted;

•	information as to the methods for determining the amount of principal or interest payable on any date and/or the currencies, securities or baskets of securities, commodities or indices to which the amount payable on that date is linked;

•	any agents for the debt securities, including trustees, depositories, authenticating or paying agents, transfer agents or registrars;

•	any applicable United States federal income tax consequences, including:

•	whether and under what circumstances we will pay additional amounts on debt securities held by a person who is not a U.S. person for any tax, assessment or governmental charge withheld or deducted and, if so, whether we will have the option to redeem those debt securities rather than pay the additional amounts;

•	tax considerations applicable to any discounted debt securities or to debt securities issued at par that are treated as having been issued at a discount for United States federal income tax purposes;

•	tax considerations applicable to any debt securities denominated and payable in foreign currencies; and

•	any other specific terms of the debt securities, including any additional events of default or covenants, and any terms required by or advisable under applicable laws or regulations.

•	any other terms and conditions set forth therein.

Registration and Transfer of Debt Securities

Holders may present debt securities for exchange, and holders of registered debt securities may present these securities for transfer, in the manner, at the places and subject to the restrictions stated in the debt securities and described in the applicable prospectus supplement. We will provide these services without charge except for any tax or other governmental charge payable in connection with these services and subject to any limitations provided in the applicable indenture.

If any of the securities are held in global form, the procedures for transfer of interests in those securities will depend upon the procedures of the depositary for those global securities.

Subordination Provisions

Subordinated debt securities will be subordinate and junior in right of payment, to the extent and in the manner stated in the applicable prospectus supplement, to all of our senior indebtedness.

Unless all principal of and any premium or interest on the senior indebtedness has been paid in full, or provision has been made to make these payments in full, no payment of principal of, or any premium or interest on, any subordinated debt securities may be made in the event:

•	of any insolvency or bankruptcy proceedings, or any receivership, liquidation, reorganization or other similar proceedings involving us or a substantial part of our property;

•	that (a) a default has occurred in the payment of principal, any premium, interest or other monetary amounts due and payable on any senior indebtedness or (b) there has occurred any other event of default concerning senior indebtedness that permits the holder or holders of the senior indebtedness to accelerate the maturity of the senior indebtedness, with notice or passage of time, or both, and that event of default has continued beyond the applicable grace period, if any, and that default or event of default has not been cured or waived or has not ceased to exist; or

•	that the principal of and accrued interest on any subordinated debt securities have been declared due and payable upon an event of default and that declaration has not been rescinded and annulled as provided under the applicable supplemental indenture.

Covenants Affecting Mergers and Other Significant Corporate Actions

Merger, Consolidation, Sale, Lease or Conveyance.  The indenture provides that we will not merge or consolidate with any other person and will not sell, lease or convey all or substantially all of our assets to any other person, unless:

•	we will be the continuing corporation; or

•	the successor corporation or person that acquires all or substantially all of our assets:

•	will be a corporation organized under the laws of the United States, a state of the United States or the District of Columbia; and

•	will expressly assume all of our obligations under the indenture and the debt securities issued under the indenture; and

•	immediately prior to or after giving effect to the merger, consolidation, sale, lease or conveyance, we or that successor corporation will not be in default in the performance of the covenants and conditions of the indenture.

Absence of Protections Against All Potential Actions of Wintrust.  There are no covenants or other provisions in the indenture that would afford holders of debt securities additional protection in the event of a recapitalization transaction, a change of control of Wintrust or a highly leveraged transaction. The merger covenant described above would only apply if the recapitalization transaction, change of control or highly leveraged transaction were structured to include a merger or consolidation of Wintrust or a sale, lease or conveyance of all or substantially all of our assets. However, we may provide specific protections, such as a put right or increased interest, for particular debt securities, which we would describe in the applicable prospectus supplement.

Events of Default

The indenture provides holders of debt securities with remedies if we fail to perform specific obligations, such as making payments on the debt securities or other indebtedness, or if we become bankrupt. Holders should review these provisions and understand which of our actions trigger an event of default and which actions do not. The indenture permits the issuance of debt securities in one or more series, and, in many cases, whether an event of default has occurred is determined on a series-by-series basis.

An “event of default” is defined under the indenture, with respect to any series of debt securities issued under that indenture, as being:

•	default in payment of any principal of the debt securities of that series, either at maturity or upon any redemption or otherwise;

•	default for 30 days in payment of any interest on any debt securities of that series;

•	default for 60 days after written notice in the observance or performance of any covenant or agreement in the debt securities of that series or the related indenture (other than a covenant or warranty with respect to the debt securities of that series the breach or nonperformance of which is otherwise included in the definition of “event of default”);

•	specified events of bankruptcy, insolvency or reorganization;

•	failure to make any payment at maturity, including any applicable grace period, on any indebtedness under the indenture in an amount in excess of $10,000,000 and continuance of that failure for a period of 30 days after written notice of the failure to us by the applicable trustee, or to us and the applicable trustee by the holders of not less than 25% in principal amount of the outstanding indebtedness under the indenture, treated as one class;

•	default with respect to any indebtedness under the indenture in excess of $10,000,000 which default would have resulted in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise have come due and payable, without such indebtedness having been discharged or the acceleration having been cured, waived, rescinded or annulled for a period of 30 days after written notice of the acceleration to us by the applicable trustee, or to us and the applicable trustee by the holders of not less than 25% in principal amount of such indebtedness, treated as one class; or

•	any other event of default provided in a board resolution, an officer’s certificate or the supplemental indenture under which that series of debt securities is issued.

If a failure, default or acceleration referred to in the fifth and sixth clauses above ceases or is cured, waived, rescinded or annulled, then the event of default under the applicable indenture caused by that failure, default or acceleration will also be considered cured.

Acceleration of Debt Securities upon an Event of Default.  The indenture provides that:

•	if an event of default (other than events of default relating to certain specified events of bankruptcy, insolvency or reorganization) occurs and is continuing, either the trustee or the holders of not less than 50% in aggregate principal amount of the outstanding debt securities of each affected series, voting as one class, by notice in writing to Wintrust and to the trustee, if given by security holders, may declare the principal of all debt securities of each affected series and interest accrued thereon to be due and payable immediately; and

•	if an event of default due to specified events of bankruptcy, insolvency or reorganization of Wintrust occurs and is continuing, then the principal of all those debt securities, interest accrued thereon will become immediately due and payable without any declaration or other act by the trustee or any security holder.

Annulment of Acceleration and Waiver of Defaults.  In some circumstances, with respect to a series, if any and all events of default under the indenture, other than the non-payment of the principal of or interest on the securities that has become due as a result of an acceleration, have been cured, waived or otherwise remedied, then the holders of a majority in aggregate principal amount of such series of outstanding debt securities affected, voting as one class, may annul past declarations of acceleration of or waive past defaults of the debt securities in such series.

Indemnification of Trustee for Actions Taken on Your Behalf.  The indenture contains a provision entitling the trustee, subject to the duty of the trustee during a default to act with the required standard of care, to be indemnified by the holders of debt securities issued under the indenture before proceeding to exercise any trust or power at the request of holders. Subject to these provisions and some other limitations, the holders of a majority in aggregate principal amount of each series of outstanding debt securities, voting as one class, may, with respect to debt securities of that class, direct the time, method and place of conducting any proceeding for any remedy available to the applicable trustee, or exercising any trust or power conferred on the trustee.

Limitation on Actions by You as an Individual Holder.  The indenture provides that no individual holder of debt securities may institute any action against us under the indenture, except actions for payment of overdue principal and interest, unless the following actions have occurred:

•	the holder must have previously given written notice to the trustee of the continuing default;

•	the holders of not less than 25% in aggregate principal amount of the outstanding debt securities of each affected series, treated as one class, must have (1) requested the trustee to institute that action and (2) offered the trustee reasonable indemnity;

•	the trustee must have failed to institute that action within 60 days after receipt of the request referred to above; and

•	during such 60-day period, the holders of a majority in aggregate principal amount of the outstanding debt securities of each affected series, voting as one class, must not have given directions to the trustee inconsistent with those of the holders referred to above.

Annual Certification.  The indenture contains a covenant that we will file annually with the trustee a certificate of no default or a certificate specifying any default that exists.

Discharge, Defeasance and Covenant Defeasance

We have the ability to eliminate most or all of our obligations on any series of debt securities prior to maturity if we comply with the following provisions.

Discharge.  Under the indenture, we may discharge specific obligations to holders of any series of debt securities (1) that have been delivered to the trustee for cancellation or (2) that either have become due and payable or will, within one year, become due and payable or scheduled for redemption, by depositing with the trustee, in trust, funds in an amount sufficient to pay when due, whether at maturity or upon redemption, the principal of and interest on the debt securities to the stated maturity or redemption date, as the case may be.

Defeasance and Covenant Defeasance.  If the provisions in the indenture relating to defeasance and covenant defeasance are applicable to the debt securities of any series, we may elect either:

•	defeasance, which means we elect to defease and be discharged from any and all obligations with respect to the debt securities, except for the obligations to register the transfer or exchange of the debt securities, to replace destroyed, lost or stolen debt securities, to maintain an office or agency in respect of the debt securities and to hold moneys for payment in trust; or

•	covenant defeasance, which means we may elect to be released from our obligations with respect to the debt securities under specified provisions of the indenture relating to (1) delivery to the trustee of certain reports and certificates, (2) the Company’s ability to consolidate or merge with or into or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its assets, and (3) any additional covenants contained in a supplemental indenture for a particular series of debt securities or a board resolution or officers’ certificate delivered pursuant to the indenture, and any failure to comply with such obligations will not constitute an event of default with respect to the debt securities;

in either case upon the irrevocable deposit by us with the trustee, in trust, of an amount, in cash and/or U.S. government obligations, sufficient to make scheduled payments of the principal of and interest on the debt securities, when due, whether at maturity, upon redemption or otherwise, and any mandatory sinking fund payments.

Defeasance will only be permitted if, among other things:

•	we have delivered to the trustee an opinion of counsel to the effect that the holders of the debt securities will not recognize income, gain or loss for federal income tax purposes as a result of the defeasance or covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the defeasance or covenant defeasance had not occurred, and the opinion of counsel, in the case of defeasance, will be required to refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable U.S. federal income tax law occurring after the date of the indenture;

•	no event of default has occurred or is continuing;

•	the deposit of funds will not result in a breach or violation of, or constitute a default under, the indenture or any other material agreement or instrument to which we are a party or by which we are bound;

•	certain other provisions set forth in the indenture are met; and

•	we have delivered to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent to the defeasance or covenant defeasance have been complied with.

The applicable prospectus supplement may further describe the provisions, if any, permitting defeasance or covenant defeasance, including any modifications to the provisions described above, with respect to the debt securities of a particular series.

Modification of the Indenture

Modification Without Consent of Holders.  We and the applicable trustee may enter into supplemental indentures without the consent of the holders of debt securities issued under a particular indenture to, among other things:

•	secure any debt securities;

•	evidence the assumption by a successor corporation of our obligations;

•	add covenants for the protection of the holders of debt securities;

•	add additional events of default;

•	cure any ambiguity or correct any inconsistency;

•	establish the forms or terms of debt securities of any series; or

•	evidence the acceptance of appointment by a successor trustee.

Modification with Consent of Holders.  We and the applicable trustee, with the consent of the holders of not less than a majority in aggregate principal amount of each affected series of outstanding debt securities, each affected series voting as a separate class, may add any provisions to, or change in any manner or eliminate any of the provisions of, the applicable indenture or modify in any manner the rights of the holders of those debt securities. However, we and the trustee may not, among other things, make any of the following changes to any outstanding debt security without the consent of each holder that would be affected by such change:

•	extend the final maturity of the principal;

•	reduce the principal amount;

•	reduce the rate or extend the time of payment of interest;

•	reduce any amount payable on redemption;

•	change the currency in which the principal, any amount of original issue discount, or interest thereon is payable;

•	reduce the amount of any original issue discount security payable upon acceleration or provable in bankruptcy;

•	alter the terms on which holders of the debt securities may convert or exchange debt securities for stock or other securities of Wintrust or of other entities or for other property or the cash value of the property, other than in accordance with the antidilution provisions or other similar adjustment provisions included in the terms of the debt securities;

•	alter certain provisions of the indenture relating to debt securities not denominated in U.S. dollars;

•	impair the right of any holder to institute suit for the enforcement of any payment on any debt security when due; or

•	reduce the percentage of debt securities the consent of whose holders is required for modification of the indenture.

Governing Law

Unless otherwise specified in a prospectus supplement, the debt securities and the indenture will be governed by, and construed in accordance with, the laws of the State of Illinois.

DESCRIPTION OF CAPITAL STOCK

Below is a brief description of our capital stock. This description does not purport to be complete and is qualified in its entirety by reference to our Amended and Restated Articles of Incorporation, as Amended, our Amended and Restated By-laws, the Statement of Resolution Establishing Series of Junior Serial Preferred Stock A, the Amended and Restated Certificate of Designations of 8.00% Non- Cumulative Perpetual Convertible Preferred Stock, Series A, or the Series A Certificate of Designations, and the Certificate of Designations of Fixed Rate Cumulative Perpetual Preferred Stock, Series B, or the Series B Certificate of Designations.

Authorized Capital Stock

Under Wintrust’s amended and restated articles of incorporation, as amended, Wintrust has the authority to issue 60 million shares of common stock, no par value per share, and 20 million shares of preferred stock, no par value per share. Of the 20 million shares of preferred stock, 50,000 have been designated 8.00% Non-Cumulative Perpetual Convertible Preferred Stock, Series A, or the series A preferred, 250,000 have been designated Fixed Rate Cumulative Perpetual Preferred Stock, Series B, or the series B preferred, and 100,000 have been designated Junior Serial Preferred Stock A, or the junior serial preferred stock. Our junior serial preferred stock was authorized in connection with our adoption of a rights agreement on July 28, 1998. These rights expired on June 30, 2005. As of March 1, 2010, 24,342,790 shares of common stock, 50,000 shares of series A preferred, 250,000 shares of series B preferred and no shares of junior serial preferred stock were issued and outstanding.

Common Stock

General.  We may issue and offer shares of our common stock. All shares of Wintrust common stock are, and the shares of Wintrust common stock issuable upon conversion of the series A preferred will be, duly authorized, validly issued, fully paid and non-assessable. The rights, preferences and privileges of holders of Wintrust common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of Wintrust preferred stock, including the series A preferred, series B preferred, junior serial preferred stock and any series of preferred stock that Wintrust may designate and issue in the future. Shares of Wintrust common stock may be certificated or uncertificated, as provided by the Illinois Business Corporation Act, or the IBCA.

Voting Rights.  Each holder of our common stock is entitled to one vote for each share held on all matters submitted to a vote of shareholders and does not have cumulative voting rights. Accordingly, holders of a majority of the shares of our common stock entitled to vote in any election of directors may elect all of our directors standing for election.

Dividend Rights.  The holders of our common stock are entitled to receive dividends, if and when declared payable by our board of directors from any funds legally available for the payment of dividends, subject to any preferential dividend rights of outstanding Wintrust preferred stock, including the series A preferred and series B preferred. Upon our liquidation, dissolution or winding up, the holders of our common stock are entitled to share pro rata in our net assets available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock, including the series A preferred and series B preferred.

Preemptive Rights.  Under our amended and restated articles of incorporation, as amended, the holders of our common stock have no preemptive, subscription, redemption or conversion rights.

Listing.  Our common shares are listed on The NASDAQ Global Select Stock Market. We intend to apply to The NASDAQ Global Select Market to list the additional common shares offered hereby.

Series A Preferred Stock

General.  Shares of our series A preferred are not registered for sale pursuant to this prospectus.

Dividends.  Non-Cumulative Dividends on the series A preferred are payable quarterly in arrears if, when and as declared by our Board of Directors, at a rate of 8.00% per year on the liquidation preference of $1,000 per share. With certain limited exceptions, if we do not pay full cash dividends on the series A preferred for the most recently completed dividend period, we may not pay dividends on, or repurchase, redeem or make a liquidation payment with respect to, our common stock or other stock ranking equally with or junior to the series A preferred. The series A preferred is not redeemable by the holders thereof or us.

Conversion.  Holders of the series A preferred may convert their shares into common stock at any time. We may convert all of the series A preferred into common stock upon the consummation of certain Fundamental Transactions (as defined in the Series A Certificate of Designations) consummated on or after August 26, 2010, provided that we have declared and paid in full dividends on the series A preferred for the four most recently completed quarterly dividend periods. On or after August 26, 2013, we may convert any or all of the series A preferred into common stock if, for 20 trading days during any period of 30 consecutive trading days, the closing price of our common stock exceeds $35.59 and we have declared and paid in full dividends on the series A preferred for the four most recently completed quarterly dividend periods. The conversion price of the series A preferred is subject to customary anti-dilution adjustments. In addition, the conversion price will be adjusted if we sell more than $10 million of common stock (or securities convertible into or exchangeable for common stock) prior to August 26, 2010 at a price per share that is less than an amount that is $1.00 beneath the then applicable conversion price.

Reorganization Events and Fundamental Transactions.  If we consummate a Reorganization Event (as defined in the Series A Certificate of Designations), each share of the series A preferred will, without the consent of the holders, become convertible into the kind of securities, cash and other property receivable in such Reorganization Event by a holder of the shares of common stock. If we consummate a Fundamental Transaction prior to August 26, 2010, holders of shares of series A preferred may convert such shares into the right to receive the consideration into which shares of common stock are exchanged or converted as a result of such Fundamental Transaction. The consideration to be received by the holders of series A preferred for each share of common stock into which the series A preferred is convertible must have a fair value of at least $36.96 per share, which is equal to 135% of the initial conversion price, if such Fundamental Transaction is consummated prior to August 26, 2010, in each case as equitably adjusted for stock splits, stock combinations, stock dividends or similar transactions.

Voting Rights.  Holders of the series A preferred generally do not have any voting rights, except as required by law. However, we may not amend our articles of incorporation or bylaws in a manner adverse to the rights of the series A preferred, issue capital stock ranking senior to the series A preferred or take certain other actions without the approval of the holders of the series A preferred. In addition, holders of the series A preferred, together with the holders of other parity securities having similar voting rights, may elect two directors if we have not paid dividends on the series A preferred for four or more quarterly dividend periods, whether or not consecutive.

The series A preferred is not traded or quoted on any market.

Series B Preferred Stock

General.  The shares of our series B preferred were originally issued by us pursuant to the Letter Agreement dated December 19, 2008, and the related Securities Purchase Agreement — Standard Terms, between us and the United States Department of the Treasury, or the US Treasury, together with a related warrant to purchase 1,643,295 shares of our common stock, in a transaction exempt from the registration requirements of the Securities Act of 1933. We have filed a registration statement on Form S-3 (Registration No. 333-155637) covering the shares of series B preferred, the related warrant and the shares of common stock issuable upon exercise of such warrant.

Dividends.  Holders of shares of series B preferred are entitled to receive if, as and when declared by our board of directors, out of legally available funds, cumulative cash dividends at a rate per annum of 5% per share on a liquidation preference of $1,000 per share of series B preferred with respect to each dividend period from December 19, 2008 to, but excluding, December 20, 2013. From and after December 20, 2013, holders of shares of series B preferred are entitled to receive cumulative cash dividends at a rate per annum of 9% per share on a liquidation preference of $1,000 per share of series B preferred with respect to each dividend period thereafter.

Dividends on the series B preferred are payable quarterly in arrears on each February 15, May 15, August 15 and November 15 (each, a “dividend payment date”), starting with February 15, 2009. If any dividend payment date is not a business day, then the next business day will be the applicable dividend payment date, and in that circumstance no additional dividends will accrue as a result of the applicable postponement of the dividend payment date. Dividends payable during any dividend period are computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends payable with respect to the series B preferred are payable to holders of record of shares of series B preferred on the date that is 15 calendar days immediately preceding the applicable dividend payment date or such other record date as our board of directors or any duly authorized committee of the board determines, so long as such record date is not more than 60 nor less than 10 days prior to the applicable dividend payment date.

If we determine not to pay any dividend or a full dividend with respect to the series B preferred, we are required to provide written notice to the holders of shares of series B preferred prior to the applicable dividend payment date. Unpaid dividends on the series B preferred will be compounded.

We are subject to various regulatory policies and requirements relating to the payment of dividends, including requirements to maintain adequate capital above regulatory minimums. The Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) is authorized to determine, under certain circumstances relating to the financial condition of a bank holding company, such as us, that the payment of dividends would be an unsafe or unsound practice and to prohibit payment thereof.

Priority of Dividends.  With respect to the payment of dividends and the amounts to be paid upon liquidation, the series B preferred will rank:

•	senior to our common stock and all other equity securities designated as ranking junior to the series B preferred; and

•	at least equally with all other equity securities designated as ranking on a parity with the series B preferred (“parity stock”), including our outstanding shares of series A preferred, with respect to the payment of dividends and distribution of assets upon our liquidation, dissolution or winding-up.

So long as any shares of series B preferred remain outstanding, unless all accrued and unpaid dividends for all prior dividend periods have been paid or are contemporaneously declared and paid in full, no dividend whatsoever shall be paid or declared on our common stock or other junior stock, other than a dividend payable solely in shares of our common stock.

In addition, we may not purchase, redeem or otherwise acquire for consideration any shares of our common stock or other junior stock unless we have paid in full all accrued dividends on the series B preferred for all prior dividend periods, other than:

•	purchases, redemptions or other acquisitions of our common stock or other junior stock in connection with the administration of our employee benefit plans in the ordinary course of business;

•	purchases or other acquisitions by broker-dealer subsidiaries of our company solely for the purpose of market-making, stabilization or customer facilitation transactions in junior stock or parity stock in the ordinary course of business;

•	purchases or other acquisitions by broker-dealer subsidiaries of our company for resale pursuant to an offering by us of our stock that is underwritten by the related broker-dealer subsidiary;

•	redemption or repurchases of rights pursuant to any stockholders’ rights plan;

•	the acquisition by us of record ownership of junior stock or parity stock for the beneficial ownership of any other person (other than us), including as trustees or custodians; and

•	the exchange or conversion of (i) junior stock for or into other junior stock, or (ii) parity stock for or into other parity stock or junior stock, but only to the extent that (x) such acquisition is required pursuant to binding contractual agreements entered into before December 19, 2008, or (y) any subsequent agreement for the accelerated exercise, settlement or exchange thereof for common stock.

On any dividend payment date for which full dividends are not paid, or declared and funds set aside therefor, on the series B preferred and any other parity stock, all dividends paid or declared for payment on that dividend payment date (or, with respect to parity stock with a different dividend payment date, on the applicable dividend date therefor falling within the dividend period and related to the dividend payment date for the series B preferred), with respect to the series B preferred and any other parity stock shall be declared ratably among the holders of any such shares who have the right to receive dividends, in proportion to the respective amounts of the undeclared and unpaid dividends relating to the dividend period.

Subject to the foregoing, such dividends (payable in cash, stock or otherwise) as may be determined by our board of directors may be declared and paid on our common stock and any other stock ranking equally with or junior to the series B preferred from time to time out of any funds legally available for such payment, and the series B preferred shall not be entitled to participate in any such dividends.

Redemption.  The series B preferred may not be redeemed prior to February 15, 2012 unless we have received aggregate gross proceeds from one or more qualified equity offerings (as described below) equal to $62,500,000, which equals 25% of the aggregate liquidation amount of the series B preferred on the date of issuance. In such a case, we may redeem the series B preferred, in whole or in part, subject to the approval of the Federal Reserve Board, upon notice as described below, up to a maximum amount equal to the aggregate net cash proceeds received by us from such qualified equity offerings. A “qualified equity offering” is a sale and issuance for cash by us, to persons other than us or our subsidiaries after December 19, 2008, of shares of perpetual preferred stock, common stock or a combination thereof, that in each case qualify as Tier 1 capital at the time of issuance under the applicable risk-based capital guidelines of the Federal Reserve Board. Qualified equity offerings do not include issuances made in connection with acquisitions, issuances of trust preferred securities and issuances of common stock and/or perpetual preferred stock made pursuant to agreements or arrangements entered into, or pursuant to financing plans that were publicly announced, on or prior to December 19, 2008.

On or after February 15, 2012, the series B preferred may be redeemed by us at any time, in whole or in part, subject to the approval of the Federal Reserve Board and the notice requirements described below.

In any redemption, the redemption price of the series B preferred shall be an amount equal to the per share liquidation amount plus accrued and unpaid dividends to but excluding the date of redemption.

The series B preferred will not be subject to any mandatory redemption, sinking fund or similar provisions. Holders of shares of series B preferred have no right to require the redemption or repurchase of their shares of series B preferred.

In the case of any redemption of less than all of the shares of series B preferred, the shares to be redeemed will be selected either pro rata or in such other manner as our board of directors may determine to be fair and equitable. Furthermore, if we repurchase shares of series B preferred from a holder other than the US Treasury, we must offer to repurchase a ratable portion of the shares of series B preferred then held by US Treasury.

We will mail notice of any redemption of the series B preferred by first class mail, postage prepaid, addressed to the holders of record of the shares of series B preferred to be redeemed at their respective last addresses appearing on our books. This mailing will be at least 30 days and not more than 60 days before the date fixed for redemption. Any notice mailed or otherwise given as described in this paragraph will be conclusively presumed to have been duly given, whether or not the holder receives the notice, and failure duly to give the notice by mail or otherwise, or any defect in the notice or in the mailing or provision of the notice, to any holder of series B preferred designated for redemption will not affect the redemption of any other shares of series B preferred. Each notice of redemption will set forth the applicable redemption date, the redemption price, the place where shares of series B preferred are to be redeemed, and the number of shares of series B preferred to be redeemed (and, if less than all shares of series B preferred held by the applicable holder, the number of shares to be redeemed from such holder).

Shares of series B preferred that are redeemed, repurchased or otherwise acquired by us will revert to authorized but unissued shares of our preferred stock.

Pursuant to the American Recovery and Reinvestment Act of 2009, or the ARRA, a financial institution that receives assistance under the United States Department of the Treasury’s Troubled Asset Relief Program may repay such assistance without regard to the waiting period and source requirements described above, subject to the requirements that the recipient consult with the appropriate Federal banking agency and that it repay a minimum of 25% of the issue price of the preferred stock. The ARRA further provides that in the event a recipient repays such assistance, the Secretary of the Treasury will liquidate the warrants associated with such assistance at the current market price, which may include a repurchase of the warrants by the issuer. The shares of series B preferred and the warrant sold by Wintrust to the US Treasury are subject to these provisions of the ARRA.

Liquidation Rights.  In the event that we voluntarily or involuntarily liquidate, dissolve or winds up our affairs, holders of series B preferred will be entitled to receive an amount per share, referred to as the total liquidation amount, equal to the fixed liquidation preference of $1,000 per share, plus any accrued and unpaid dividends, whether or not declared, to the date of payment. Holders of series B preferred will be entitled to receive the total liquidation amount out of our assets that are available for distribution to stockholders, after payment or provision for payment of our debts and other liabilities but before any distribution of assets is made to holders of our common stock or any other shares ranking, as to that distribution, junior to the series B preferred.

If our assets are not sufficient to pay the total liquidation amount in full to all holders of series B preferred and all holders of any shares of outstanding parity stock, the amounts paid to the holders of series B preferred and other shares of parity stock will be paid pro rata in accordance with the respective total liquidation amount for those holders. If the total liquidation amount per share of series B preferred has been paid in full to all holders of series B preferred and other shares of parity stock, the holders of our common stock or any other shares ranking, as to such distribution, junior to series B preferred will be entitled to receive all of our remaining assets according to their respective rights and preferences.

For purposes of the liquidation rights, neither the sale, conveyance, exchange or transfer of all or substantially all of our property and assets, nor the consolidation or merger by us with or into, any other corporation or by another corporation with or into us, will constitute a liquidation, dissolution or winding-up of our affairs.

Voting Rights.  Except as indicated below or otherwise required by law, holders of series B preferred will not have any voting rights.

If dividends on the series B preferred have not been paid for an aggregate of six quarterly dividend periods or more (whether or not consecutive), the authorized number of directors then constituting our board of directors will be automatically increased by two. Holders of series B preferred, together with the holders of any outstanding parity stock with like voting rights (the “Voting Parity Stock”), voting as a single class, will be entitled to elect the two additional members to our board of directors (the “Preferred Stock Directors”), at the next annual meeting (or at a special meeting called for the purpose of electing the Preferred Stock Directors prior to the next annual meeting) and at each subsequent annual meeting until all accrued and unpaid dividends on the series B preferred for all past dividend periods have been paid in full. The election of any Preferred Stock Director is subject to the qualification that his or her election would not cause us to violate the corporate governance requirement of The NASDAQ Global Select Market (or any other exchange on which our securities may be listed) that listed companies must have a majority of independent directors.

Upon the termination of the right of the holders of series B preferred and Voting Parity Stock to elect Preferred Stock Directors, as described above, the Preferred Stock Directors will immediately cease to be qualified as directors, their term of office shall terminate immediately and the number of authorized directors on our board will be reduced by the number of Preferred Stock Directors that the holders of series B preferred and Voting Parity Stock had been entitled to elect. The holders of a majority of shares of series B preferred and Voting Parity Stock, voting as a class, may remove any Preferred Stock Director, with or without cause, and the holders of a majority of the shares of series B preferred and Voting Parity Stock, voting as a class, may fill any vacancy created by the removal of a Preferred Stock Director. If the office of a Preferred Stock Director becomes vacant for any other reason, the remaining Preferred Stock Director may choose a successor to fill such vacancy for the remainder of his or her unexpired term.

So long as any shares of series B preferred are outstanding, in addition to any other vote or consent of stockholders required by law or by our amended and restated certificate of incorporation, as amended, the vote or consent of the holders of at least 66 2/3% of the shares of series B preferred at the time outstanding, voting separately as a single class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating:

•	any amendment or alteration of our amended and restated certificate of incorporation, as amended to authorize or create or increase the authorized amount of, or any issuance of, any shares of, or any securities convertible into or exchangeable or exercisable for shares of, any class or series of capital stock ranking senior to the series B preferred with respect to payment of dividends and/or distribution of assets on our liquidation, dissolution or winding up;

•	any amendment, alteration or repeal of any provision of the Series B Certificate of Designations so as to adversely affect the rights, preferences, privileges or voting powers of series B preferred; or

•	any consummation of a binding share exchange or reclassification involving the series B preferred or a merger or consolidation of us with another entity, unless the shares of series B preferred remain outstanding following any such transaction or, if we are not the surviving entity, are converted into or exchanged for preference securities and such remaining outstanding shares of series B preferred or preference securities have rights, references, privileges and voting powers that are not materially less favorable than the rights, preferences, privileges or voting powers of the series B preferred, taken as a whole.

The foregoing voting provisions will not apply if, at or prior to the time when the vote or consent would otherwise be required, all outstanding shares of series B preferred have been redeemed or called for redemption upon proper notice and sufficient funds have been set aside by us for the benefit of the holders of series B preferred to effect the redemption.

Preferred Stock

General.  We may offer shares of any series of preferred stock that we may designate and issue in the future. Under our amended and restated articles of incorporation, as amended, our board of directors has the authority to issue preferred stock in one or more series, and to fix for each series the voting powers and the distinctive designations, preferences and relative, participation, optional or other special rights and such qualifications, limitations or restrictions, as may be stated and expressed in the resolution or resolutions adopted by the board of directors providing for the issuance of such series as may be permitted by the IBCA, including dividend rates, conversion rights, terms of redemption and liquidation preferences and the number of shares constituting each such series, without any further vote or action by our shareholders.

Preferred Stock Offered Hereby.  If we offer preferred stock pursuant to this prospectus in the future, the applicable prospectus supplement will describe the terms of such preferred shares, including the following, where applicable:

•	the designation of the shares and the number of shares that constitute the series;

•	the dividend rate (or the method of calculating dividends), if any, on the shares of the series and the priority as to payment of dividends with respect to other classes or series of our shares of capital stock;

•	whether dividends will be cumulative or non-cumulative and, if cumulative, the date from which dividends on the preferred shares will accumulate;

•	the dividend periods (or the method of calculating the dividend periods);

•	the voting rights of the preferred shares, if any;

•	the liquidation preference and the priority as to payment of the liquidation preference with respect to other classes or series of our capital stock and any other rights of the shares of the class or series upon our liquidation or winding-up;

•	whether or not the shares of the series will be convertible and, if so, the security into which they are convertible and the terms and conditions of conversion, including the conversion price or the manner of determining it;

•	whether or not and on what terms the shares of the series will be subject to redemption or repurchase at our option;

•	whether the preferred shares of the series will be listed on a national securities exchange or quoted on an automated quotation system;

•	federal income tax considerations; and

•	the other material terms, rights and privileges and any qualifications, limitations or restrictions of the rights or privileges of the series.

The description in the prospectus supplement will not necessarily be complete and reference will be made to the certificate of designation relating to a series of preferred shares which will be filed with the SEC.

Depositary Shares

We may elect to offer fractional preferred shares rather than full preferred shares. If so, we will issue “depositary receipts” for these “depositary shares.” Each depositary share will represent a fraction of a share of a particular series of preferred shares. If we offer depositary shares pursuant to these projections in the future, the applicable prospectus supplement will describe the terms of the depository shares and the underlying preferred shares to which the depositary shares relate.

The description in the prospectus supplement will not necessarily be complete, and reference will be made to the deposit agreement relating to the depositary shares which will be filed with the SEC.

Exchange Agent and Registrar

Illinois Stock Transfer Company is the exchange agent and registrar for our common stock. Unless the applicable prospectus supplement specifies otherwise, the exchange agent and registrar for each series of preferred stock will be Illinois Stock Transfer Company.

Certain Provisions That May Have an Anti-Takeover Effect

Certain provisions of Wintrust’s articles of incorporation, by-laws and the IBCA may have the effect of impeding the acquisition of control of Wintrust by means of a tender offer, a proxy fight, open-market purchases or otherwise in a transaction not approved by Wintrust’s board of directors.

These provisions may have the effect of discouraging a future takeover attempt which is not approved by Wintrust’s board of directors but which individual Wintrust shareholders may deem to be in their best interests or in which Wintrust shareholders may receive a substantial premium for their shares over then-current market prices. As a result, shareholders who might desire to participate in such a transaction may not have an opportunity to do so. Such provisions will also render the removal of Wintrust’s current board of directors or management more difficult.

These provisions of Wintrust’s articles of incorporation and by-laws include the following:

•	our board of directors may issue additional authorized shares of our capital stock to deter future attempts to gain control of Wintrust, including the authority to determine the terms of any one or more series of preferred stock, such as voting rights, conversion rates, and liquidation preferences. As a result of the ability to fix voting rights for a series of preferred stock, the board has the power, to the extent consistent with its fiduciary duty, to issue a series of preferred stock to persons friendly to management in order to attempt to block a merger or other transaction by which a third party seeks control, and thereby assist the incumbent board of directors and management to retain their respective positions;

•	our articles of incorporation do not provide for cumulative voting for any purpose, and our articles of incorporation and by-laws also provide that any action required or permitted to be taken by shareholders may be taken only at an annual or special meeting and prohibit shareholder action by written consent in lieu of a meeting;

•	our articles of incorporation expressly elect to be governed by the provisions of Section 7.85 of the IBCA. Section 7.85 prohibits a publicly held Illinois corporation from engaging in a business combination unless, in addition to any affirmative vote required by law or the articles of incorporation of the company, the proposed business combination:

•	receives the affirmative vote of the holders of at least 80% of the combined voting power of the then outstanding shares of all classes and series of the corporation entitled to vote generally in the election of directors voting together as a single class (the voting shares), and the affirmative vote of a majority of the voting shares held by disinterested shareholders;

•	is approved by at least two-thirds of the disinterested directors; or

•	provides for consideration offered to shareholders that meets certain fair price standards and satisfies certain procedural requirements.

•	Such fair price standards require that the fair market value per share of the consideration offered be equal to or greater than the higher of:

•	the highest per share price paid by the interested shareholder during the two-year period immediately prior to the first public announcement of the proposed business combination or in the transaction by which the interested shareholder became an interested shareholder; and

•	the fair market value per common share on the first trading date after the first public announcement of the proposed business combination or on the first trading date after the date of the first public announcement that the interested shareholder has become an interested shareholder.

•	For purposes of Section 7.85, disinterested director means any member of the board of directors of the corporation who:

• is neither the interested shareholder nor an affiliate or associate of the interested shareholder;

•	was a member of the board of directors prior to the time that the interested shareholder became an interested shareholder or was a director of the corporation before January 1, 1997, or was recommended to succeed a disinterested director by a majority of the disinterested directors then in office; and

•	was not nominated for election as a director by the interested shareholder or any affiliate or associate of the interested shareholder.

•	the amendment of our articles of incorporation must be approved by a majority vote of the board of directors and also by a two-thirds vote of the outstanding shares of our common stock, provided, however, that an affirmative vote of at least 85% of the outstanding voting stock entitled to vote is required to amend or repeal certain provisions of the articles of incorporation, including provisions (a) prohibiting cumulative voting rights, (b) relating to certain business combinations, (c) limiting the shareholders’ ability to act by written consent, (d) regarding the minimum number of directors, (e) indemnification of directors and officers by Wintrust and limitation of liability for directors, and (f) regarding amendment of the foregoing supermajority provisions of our articles of incorporation. Wintrust’s by-laws may be amended only by the board of directors.

The provisions described above are intended to reduce our vulnerability to takeover attempts and certain other transactions which have not been negotiated with and approved by members of our board of directors.

Additionally, the Change in Bank Control Act of 1978 prohibits a person or group of persons from acquiring “control” of a bank holding company unless:

•	the Federal Reserve has been given 60 days’ prior written notice of such proposed acquisition; and

•	within that time period the Federal Reserve has not issued a notice disapproving the proposed acquisition or extending for up to another 30 days the period during which such a disapproval may be issued.

An acquisition may be made prior to the expiration of the disapproval period if the Federal Reserve issues written notice of its intent not to disapprove the action. Under a rebuttable presumption established by the Federal Reserve, the acquisition of more than 10% of a class of voting stock of a bank holding company with a class of securities registered under Section 12 of the Exchange Act, such as Wintrust, would, under the circumstances set forth in the presumption, constitute the acquisition of control. The receipt of revocable proxies, provided the proxies terminate within a reasonable time after the meeting to which they relate, is not included in determining percentages for change in control purposes.

DESCRIPTION OF STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS

We may issue stock purchase contracts, including contracts obligating holders to purchase from us, and us to sell to the holders, a specified number of common shares at a future date or dates, which we refer to in this Prospectus as “Stock Purchase Contracts.” The price per common share and number of common shares may be fixed at the time the Stock Purchase Contracts are issued or may be determined by reference to a specific formula set forth in the Stock Purchase Contracts. The Stock Purchase Contracts may be issued separately or as a part of units consisting of a Stock Purchase Contract and our debt securities or debt obligations of third parties, including U.S. Treasury securities, securing the holders’ obligations to purchase the common shares under the Stock Purchase Contracts, which we refer to in this Prospectus as “Stock Purchase Units.” The Stock Purchase Contracts may require holders to secure their obligations thereunder in a specified manner. The Stock Purchase Contracts also may require us to make periodic payments to the holders of the Stock Purchase Units or vice-versa and such payments may be unsecured or prefunded on some basis.

The applicable prospectus supplement will describe the terms of any Stock Purchase Contracts or Stock Purchase Units. The description in the prospectus supplement will not necessarily be complete, and reference will be made to the Stock Purchase Contracts, and, if applicable, collateral or depositary arrangements, relating to the Stock Purchase Contracts or Stock Purchase Units. Material United States federal income tax considerations applicable to the Stock Purchase Units and the Stock Purchase Contracts will also be discussed in the applicable prospectus supplement.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase debt securities, common shares, or preferred shares. We may issue warrants independently or together with other securities. Warrants sold with other securities may be attached to or separate from the other securities. We will issue warrants under one or more warrant agreements between us and a warrant agent that we will name in the prospectus supplement.

The prospectus supplement relating to any warrants we are offering will include specific terms relating to the offering. These terms will include some or all of the following:

•	the title of the warrants;

•	the aggregate number of warrants offered;

•	the designation, number and terms of the debt securities, common shares or preferred shares purchasable upon exercise of the warrants and procedures by which those numbers may be adjusted;

•	the exercise price of the warrants;

•	the dates or periods during which the warrants are exercisable;

•	the designation and terms of any securities with which the warrants are issued;

•	if the warrants are issued as a unit with another security, the date on and after which the warrants and the other security will be separately transferable;

•	if the exercise price is not payable in U.S. dollars, the foreign currency, currency unit or composite currency in which the exercise price is denominated;

•	any minimum or maximum amount of warrants that may be exercised at any one time;

•	any terms relating to the modification of the warrants; and

•	any terms, procedures and limitations relating to the transferability, exchange or exercise of the warrants.

The description in the prospectus supplement will not necessarily be complete, and reference will be made to the warrant agreements which will be filed with the SEC.

DESCRIPTION OF THE TRUST

Wintrust Capital Trust VI is a Delaware statutory trust formed pursuant to the Delaware Statutory Trust Act under a trust agreement executed by us, as sponsor for the trust, and the trustees, and a certificate of trust has been filed with the Delaware Secretary of State. The trust agreement will be amended and restated in its entirety in the form filed as an exhibit to the registration statement of which this prospectus is a part, as of the date the trust preferred securities are initially issued. The trust agreement will be qualified under the Trust Indenture Act of 1939.

The following discussion contains a description of the material terms of the trust agreement for the trust and is subject to, and is qualified in its entirety by reference to, the amended and restated trust agreement.

The holders of the trust preferred securities issued pursuant to an offering described in this prospectus and subsequent prospectus supplements will own all of the issued and outstanding trust preferred securities of the trust which have certain prior rights over the other securities of the trust in certain circumstances as specified in this prospectus. We will not initially own any of the trust preferred securities. We will initially own, directly or indirectly, all of the issued and outstanding common securities. The common securities, together with the trust preferred securities, are called the trust securities.

The trust exists exclusively for the purposes of:

•	issuing the trust preferred securities to the public for cash;

•	issuing its common securities to us in exchange for our capitalization of the trust;

•	investing the proceeds from the sale of the trust securities in an equivalent amount of debentures; and

•	engaging in other activities that are incidental to those listed above, such as receiving payments on the debentures and making distributions to security holders, furnishing notices and other administrative tasks.

The trust will not have any independent business operations or any assets, revenues or cash flows other than those related to the issuance and administration of the trust securities.

The rights of the holders of the trust securities are as set forth in the trust agreement, the Delaware Statutory Trust Act and the Trust Indenture Act. The trust agreement does not permit the trust to borrow money or make any investment other than in the debentures. Other than with respect to payment of distributions on and the liquidation amount of the trust securities, Wintrust has agreed to pay for all debts and obligations and all costs and expenses of the trust, including the fees and expenses of the trustees and any income taxes, duties and other governmental charges, and all costs and expenses related to these charges, to which the trust may become subject, except for United States withholding taxes that are properly withheld.

The number of trustees of the trust will initially be five. Three of the trustees will be persons who are employees or officers of or who are affiliated with Wintrust. They are the administrative trustees. The fourth trustee will be an entity that maintains its principal place of business in the State of Delaware. It is the Delaware trustee. Initially, Wilmington Trust Company, a Delaware banking corporation, will act as Delaware trustee. The fifth trustee, called the property trustee, will also initially be Wilmington Trust Company. The property trustee is the institutional trustee under the trust agreement and acts as the indenture trustee called for under the applicable provisions of the Trust Indenture Act. Also for purposes of compliance with the Trust Indenture Act, Wilmington Trust Company will act as guarantee trustee and indenture trustee under the guarantee agreement and the indenture. We, as holder of all of the common securities, will have the right to appoint or remove any trustee unless an event of default under the indenture has occurred and is continuing, in which case only the holders of the trust preferred securities may remove the Delaware trustee or the property trustee. The trust has a term of approximately 31 years but may terminate earlier as provided in the trust agreement.

The property trustee will hold the debentures for the benefit of the holders of the trust securities and will have the power to exercise all rights, powers and privileges under the indenture as the holder of the debentures. In addition, the property trustee will maintain exclusive control of a segregated noninterest-bearing “payment account” established with Wilmington Trust Company to hold all payments made on the debentures for the benefit of the holders of the trust securities. The property trustee will make payments of distributions and payments on liquidation, redemption and otherwise to the holders of the trust securities out of funds from the payment account. The guarantee trustee will hold the guarantee for the benefit of the holders of the trust preferred securities. We will pay all fees and expenses related to the trust and the offering of the trust preferred securities, including the fees and expenses of the trustees.

DESCRIPTION OF TRUST PREFERRED SECURITIES

The trust will issue only one series of trust preferred securities and one series of common securities. The trust agreement for the trust will be qualified as an indenture under the Trust Indenture Act of 1939. The trust preferred securities will have terms and will be subject to conditions as set forth in the trust agreement or made a part of the trust agreement by the Trust Indenture Act. This summary of certain provisions of the trust preferred securities and each trust agreement does not purport to be complete and is subject to, and qualified in its entirety by reference to, all the provisions of each trust agreement, including the definitions of certain terms, and those provisions made part of each trust agreement by the Trust Indenture Act. A form of the trust agreement to be used in connection with the issuance of the trust preferred securities and a form of the trust preferred securities are filed as exhibits to the registration statement that includes this prospectus. Wherever particular defined terms of a trust agreement are referred to in this prospectus, those defined terms are incorporated in this prospectus by reference. A copy of the form of the trust agreement is available upon request from the property trustee.

General

The trust agreement authorizes the administrative trustees, on behalf of the trust, to issue the trust securities, which are comprised of the trust preferred securities to be sold to the public and the common securities. We will own all of the common securities issued by the trust. The trust is not permitted to issue any securities other than the trust securities or incur any other indebtedness.

The trust preferred securities will represent preferred undivided beneficial interests in the assets of the trust, and the holders of the trust preferred securities will be entitled to a preference over the common securities upon an event of default with respect to distributions and amounts payable on redemption or liquidation. The trust preferred securities will rank equally, and payments on the trust preferred securities will be made proportionally, with the common securities, except as described under “— Subordination of Common Securities.”

The property trustee will hold legal title to the debentures in trust for the benefit of the holders of the trust securities. We will guarantee the payment of distributions out of money held by the trust, and payments upon redemption of the trust preferred securities or liquidation of the trust, to the extent described under “Description of the Guarantee.” The guarantee agreement does not cover the payment of any distribution or the liquidation amount when the trust does not have sufficient funds available to make these payments.

The specific terms of the trust preferred securities offered by the trust will be described in a prospectus supplement, including:

•	the specific designation, liquidation amount, number to be issued by the trust and purchase price;

•	the currency or units based on or relating to currencies in which distributions and other payments will or may be payable;

•	the distribution rates (or the method by which the rates will be determined), if any;

•	the dates on which any distributions will be payable;

•	any provisions relating to deferral of distribution payments;

•	the places where distributions and other amounts payable on the trust preferred securities will be payable;

•	any repayment, redemption, prepayment or sinking fund provisions;

•	any conversion or exchange provisions;

•	the voting rights, if any, of holders of the capital securities;

•	the terms and conditions, if any, upon which the assets of the trust may be distributed to holders of the trust preferred securities;

•	any applicable United States federal income tax consequences; and

•	any other specific terms of the trust preferred securities.

If indicated in the applicable prospectus supplement, the terms of the trust agreement for, and capital securities offered by, the trust may differ from the terms summarized in this prospectus.

Distributions

Source of Distributions.  The funds of the trust available for distribution to holders of the trust preferred securities will be limited to payments made under the debentures, which the trust will purchase with the proceeds from the sale of the trust securities.

Distributions will be paid through the property trustee, which will hold the amounts received from our interest payments on the debentures in the payment account for the benefit of the holders of the trust securities. If we do not make interest payments on the debentures, the property trustee will not have funds available to pay distributions on the trust preferred securities.

Distributions will accumulate from the date of issuance, will be cumulative and will be computed on the basis of a 360-day year of twelve 30-day months. If the distribution date is not a business day, then payment of the distributions will be made on the next day that is a business day, without any additional interest or other payment for the delay. However, if the next business day is in the next calendar year, payment of the distribution will be made on the business day immediately preceding the scheduled distribution date.

Extension Period.  As long as no event of default under the indenture has occurred and is continuing, we have the right to defer the payment of interest on the debentures at any time for a period not exceeding 20 consecutive quarters. We refer to this period of deferral as an “extension period.” No extension period may extend beyond the maturity date or end on a date other than an interest payment date, which dates are the same as the distribution dates. If we defer the payment of interest, quarterly distributions on the trust preferred securities will also be deferred during any such extension period. Any deferred distributions under the trust preferred securities will accumulate additional amounts at an annual rate compounded quarterly from the relevant distribution date. The term “distributions” as used in this prospectus includes those accumulated amounts.

During an extension period, we may not:

•	declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of our capital stock (other than stock dividends, non-cash dividends in connection with the implementation of a shareholder rights plan, purchases of common stock in connection with employee benefit plans or in connection with the reclassification of any class of our capital stock into another class of capital stock);

•	make any payment of principal, interest or premium on or repay, repurchase or redeem any debt securities that rank equally with (including the debentures issued to our other affiliated Delaware trusts), or junior in interest to, the debentures;

•	make any guarantee payments with respect to any other guarantee by us of any other debt securities of any of our subsidiaries if the guarantee ranks equally with or junior to the debentures (other than payments under the guarantee for the trust preferred securities); or

•	redeem, purchase or acquire less than all of the debentures or any of the trust preferred securities.

After the termination of any extension period and the payment of all amounts due, we may elect to begin a new extension period, subject to the above requirements.

We do not currently intend to exercise our right to defer distributions on the trust preferred securities by deferring the payment of interest on the debentures.

Redemption or Exchange

General.  Subject to the prior approval of the Federal Reserve, if required, we will have the right to redeem the debentures:

•	in whole at any time, or in part from time to time, on or after the date set forth in the applicable prospectus supplement;

•	at any time, in whole, within 180 days following the occurrence of a Tax Event, an Investment Company Event or a Capital Treatment Event, which terms we define below; or

•	at any time, and from time to time, to the extent of any trust preferred securities we purchase, plus a proportionate amount of the common securities we hold.

Mandatory Redemption.  Upon our repayment or redemption, in whole or in part, of any debentures, whether on the date set forth in the applicable prospectus supplement or earlier, the property trustee will apply the proceeds to redeem the same amount of the trust securities, upon not less than 30 days’ nor more than 60 days’ notice, at the redemption price. The redemption price will equal 100% of the aggregate liquidation amount of the trust securities plus accumulated but unpaid distributions to the date of redemption. If less than all of the debentures are to be repaid or redeemed on a date of redemption, then the proceeds from such repayment or redemption will be allocated to redemption of trust preferred securities and common securities proportionately.

Distribution of Debentures in Exchange for Trust Preferred Securities.  Upon prior approval of the Federal Reserve, if required by law or regulation, we will have the right at any time to dissolve, wind-up or terminate the trust and, after satisfaction of the liabilities of creditors of the trust as provided by applicable law, including, without limitation, amounts due and owing the trustees of the trust, cause the debentures to be distributed directly to the holders of trust securities in liquidation of the trust. See “— Liquidation Distribution upon Termination.”

After the liquidation date fixed for any distribution of debentures in exchange for trust preferred securities:

•	those trust securities will no longer be deemed to be outstanding;

•	certificates representing debentures in a principal amount equal to the liquidation amount of those trust preferred securities will be issued in exchange for the trust preferred securities;

•	we will use our best efforts to list the debentures on The NASDAQ National Market or on such other exchange as the trust preferred securities are then listed;

•	any certificates representing trust securities that are not surrendered for exchange will be deemed to represent debentures with a principal amount equal to the liquidation amount of those trust preferred securities, accruing interest at the rate provided for in the debentures from the last distribution date on the trust preferred securities; and

•	all rights of the trust securityholders other than the right to receive debentures upon surrender of a certificate representing trust securities will terminate.

We cannot assure you that the market prices for the trust preferred securities or the debentures that may be distributed if a dissolution and liquidation of the trust were to occur would be favorable. The trust preferred securities that an investor may purchase, or the debentures that an investor may receive on dissolution and liquidation of the trust, may trade at a discount to the price that the investor paid to purchase the trust preferred securities.

Redemption upon a Tax Event, Investment Company Event or Capital Treatment Event.  Subject to the receipt of approval from the Federal Reserve, if a Tax Event, an Investment Company Event or a Capital Treatment Event occurs, we will have the right to redeem the debentures in whole, but not in part, and thereby cause a mandatory redemption of all of the trust securities at the redemption price described above. If one of these events occurs and we do not elect to redeem the debentures, or to dissolve the trust and cause the debentures to be distributed to holders of the trust securities, then the trust preferred securities will remain outstanding and additional interest may be payable on the debentures.

“Tax Event” means the receipt by the trust and us of an opinion of counsel experienced in such matters stating that, as a result of any change or prospective change in the laws or regulations of the United States or any political subdivision or taxing authority of the United States, or as a result of any official administrative pronouncement or judicial decision interpreting or applying the tax laws or regulations, there is more than an insubstantial risk that:

•	interest payable by us on the debentures is not, or within 90 days of the date of the opinion will not be, deductible by us, in whole or in part, for federal income tax purposes;

•	the trust is, or will be within 90 days after the date of the opinion, subject to federal income tax with respect to income received or accrued on the debentures; or

•	the trust is, or will be within 90 days after the date of opinion, subject to more than an immaterial amount of other taxes, duties, assessments or other governmental charges.

“Investment Company Event” means the receipt by the trust and us of an opinion of counsel experienced in such matters to the effect that there is more than an insubstantial risk that the trust is or will be considered an “investment company” that is required to be registered under the Investment Company Act of 1940, as a result of a change in law or regulation or a change in interpretation or application of law or regulation.

“Capital Treatment Event” means the receipt by the trust and us of an opinion of counsel experienced in such matters to the effect that there is more than an insubstantial risk of impairment of our ability to treat the trust preferred securities as Tier 1 capital for purposes of the current capital adequacy guidelines of the Federal Reserve, as a result of any amendment to any laws or any regulations.

For all of the events described above, we or the trust must request and receive an opinion with regard to the event within a reasonable period of time after we become aware of the possible occurrence of an event of this kind.

Redemption of Debentures in Exchange for Trust Preferred Securities We Purchase.  Upon prior approval of the Federal Reserve, if required by law or regulation, we will also have the right at any time, and from time to time, to redeem debentures in exchange for any trust preferred securities we may have purchased in the market. If we elect to surrender any trust preferred securities beneficially owned by us in exchange for redemption of a like amount of debentures, we will also surrender a proportionate amount of common securities in exchange for debentures. Trust preferred securities owned by other holders will not be called for redemption at any time when we elect to exchange trust securities we own for debentures.

The common securities we surrender will be in the same proportion to the trust preferred securities we surrender as is the ratio of common securities purchased by us to the trust preferred securities issued by the trust. In exchange for the trust securities surrendered by us, the property trustee will cause to be released to us for cancellation debentures with a principal amount equal to the liquidation amount of the trust securities, plus any accumulated but unpaid distributions, if any, then held by the property trustee allocable to those trust securities. After the date of redemption involving an exchange by us, the trust securities we surrender will no longer be deemed outstanding and the debentures redeemed in exchange will be cancelled.

Redemption Procedures

Trust preferred securities will be redeemed at the redemption price with the applicable proceeds from our contemporaneous redemption of the debentures. Redemptions of the trust preferred securities will be made, and the redemption price will be payable, on each redemption date only to the extent that the trust has funds available for the payment of the redemption price.

Notice of any redemption will be mailed at least 30 days but not more than 60 days before the date of redemption to each holder of trust securities to be redeemed at its registered address. Unless we default in payment of the redemption price on the debentures, interest will cease to accumulate on the debentures called for redemption on and after the date of redemption.

If the trust gives notice of redemption of its trust securities, then the property trustee, to the extent funds are available, will irrevocably deposit with the depositary for the trust securities funds sufficient to pay the aggregate redemption price and will give the depositary for the trust securities irrevocable instructions and authority to pay the redemption price to the holders of the trust securities. If the trust preferred securities are no longer in book-entry only form, the property trustee, to the extent funds are available, will deposit with the designated paying agent for such trust preferred securities funds sufficient to pay the aggregate redemption price and will give the paying agent irrevocable instructions and authority to pay the redemption price to the holders upon surrender of their certificates evidencing the trust preferred securities. Notwithstanding the foregoing, distributions payable on or prior to the date of redemption for any trust securities called for redemption will be payable to the holders of the trust securities on the relevant record dates for the related distribution dates.

If notice of redemption has been given and we have deposited funds as required, then on the date of the deposit all rights of the holders of the trust securities called for redemption will cease, except the right to receive the redemption price, but without interest on such redemption price after the date of redemption. The trust securities will also cease to be outstanding on the date of the deposit. If any date fixed for redemption of trust securities is not a business day, then payment of the redemption price payable on that date will be made on the next day that is a business day without any additional interest or other payment in respect of the delay. However, if the next business day is in the next succeeding calendar year, payment of the interest will be made on the immediately preceding business day.

If payment of the redemption price in respect of trust securities called for redemption is improperly withheld or refused and not paid by the trust, or by us pursuant to the guarantee, distributions on the trust securities will continue to accumulate at the applicable rate from the date of redemption originally established by the trust for the trust securities to the date the redemption price is actually paid. In this case, the actual payment date will be considered the date fixed for redemption for purposes of calculating the redemption price.

Payment of the redemption price on the trust preferred securities will be made to the applicable recordholders as they appear on the register for the trust preferred securities on the relevant record date, which will be the date 15 days prior to the relevant redemption date.

If less than all of the trust securities are to be redeemed, then the aggregate liquidation amount of the trust securities to be redeemed will be allocated proportionately to those trust securities based upon the relative liquidation amounts. The particular trust preferred securities to be redeemed will be selected by the property trustee from the outstanding trust preferred securities not previously called for redemption by a method the property trustee deems fair and appropriate. The property trustee will promptly notify the registrar for the trust preferred securities in writing of the trust preferred securities selected for redemption and, in the case of any trust preferred securities selected for partial redemption, the liquidation amount to be redeemed. If the redemption relates to trust preferred securities purchased by us and being exchanged for a like amount of debentures, then the trust preferred securities we own will be the ones selected for redemption.

Subject to applicable law, if we are exercising our right to defer interest payments on the debentures or an event of default under the indenture for the debentures shall have occurred and be continuing, we may not, at any time, purchase outstanding trust preferred securities.

Subordination of Common Securities

Payment of distributions on, and the redemption price of, the trust preferred securities and common securities will be made based on the liquidation amount of these securities. However, if an event of default under the indenture has occurred and is continuing, no distributions on or redemption of the common securities may be made unless payment in full in cash of all accumulated and unpaid distributions on all of the outstanding trust preferred securities for all distribution periods terminating on or before that time, or in the case of payment of the redemption price, payment of the full amount of the redemption price on all of the outstanding trust preferred securities then called for redemption, has been made or provided for. All funds available to the property trustee will first be applied to the payment in full in cash of all distributions on, or the redemption price of, the trust preferred securities then due and payable.

In the case of the occurrence and continuance of any event of default under the trust agreement resulting from an event of default under the indenture, we, as holder of the common securities, will be deemed to have waived any right to act with respect to that event of default under the trust agreement until the effect of the event of default has been cured, waived or otherwise eliminated. Until the event of default under the trust agreement has been so cured, waived or otherwise eliminated, the property trustee will act solely on behalf of the holders of the trust preferred securities and not on our behalf, and only the holders of the trust preferred securities will have the right to direct the property trustee to act on their behalf.

Liquidation Distribution upon Termination

We will have the right at any time to dissolve, wind-up or terminate the trust and cause debentures to be distributed to the holders of the trust preferred securities. This right is subject, however, to us receiving approval of the Federal Reserve, if required by law or regulation.

In addition, the trust will automatically terminate upon expiration of its term and will terminate earlier on the first to occur of:

•	our bankruptcy, dissolution or liquidation;

•	the distribution of a like amount of the debentures to the holders of trust securities, if we have given written direction to the property trustee to terminate the trust;

•	redemption of all of the trust preferred securities as described under “— Redemption or Exchange — Mandatory Redemption”; or

•	the entry of a court order for the dissolution of the trust.

With the exception of a redemption as described under “— Redemption or Exchange — Mandatory Redemption,” if an early termination of the trust occurs, the trust will be liquidated by the trustees as expeditiously as they determine to be possible. After satisfaction of liabilities to creditors of the trust as provided by applicable law, the trustees will distribute to the holders of trust securities, debentures having a principal amount equal to the liquidation amount of the trust securities of the holder to whom such debentures are distributed, with accrued and unpaid interest in an amount equal to the accrued and unpaid interest then due on such debentures.

However, if the property trustee determines that the distribution is not practical, then the holders of trust securities will be entitled to receive, instead of debentures, a proportionate amount of the liquidation distribution. The liquidation distribution will be the amount equal to the aggregate of the liquidation amount plus accumulated and unpaid distributions to the date of payment. If the liquidation distribution can be paid only in part because the trust has insufficient assets available to pay in full the aggregate liquidation distribution, then the amounts payable directly by the trust on the trust securities will be paid on a proportional basis, based on liquidation amounts, to us, as the holder of the common securities, and to the holders of the trust preferred securities. However, if an event of default under the indenture has occurred and is continuing, the trust preferred securities will have a priority over the common securities. See “— Subordination of Common Securities.”

Under current United States federal income tax law and interpretations and assuming that the trust is treated as a grantor trust, as is expected, a distribution of the debentures should not be a taxable event to holders of the trust preferred securities. Should there be a change in law, a change in legal interpretation, a Tax Event or another circumstance, however, the distribution could be a taxable event to holders of the trust preferred securities. The applicable prospectus supplement will contain a detailed description of these tax consequences.

If we do not elect to redeem the debentures prior to maturity or to liquidate the trust and distribute the debentures to holders of the trust preferred securities, the trust preferred securities will remain outstanding until the repayment of the debentures. If we elect to dissolve the trust and thus cause the debentures to be distributed to holders of the trust securities in liquidation of the trust, we will continue to have the right to shorten the maturity of the debentures.

Events of Default; Notice

Any one of the following events constitutes an event of default under the trust agreement with respect to the trust preferred securities:

•	the occurrence of an event of default under the indenture;

•	a default by the trust in the payment of any distribution when it becomes due and payable, and continuation of the default for a period of 30 days;

•	a default by the trust in the payment of any redemption price of any of the trust securities when it becomes due and payable;

•	a default in the performance, or breach, in any material respect, of any covenant or warranty of the trustees in the trust agreement, other than those defaults covered in the two immediately preceding bullet points, and continuation of the default or breach for a period of 60 days after there has been given, by registered or certified mail, to the trustee(s) by the holders of at least 25% in aggregate liquidation amount of the outstanding trust preferred securities, a written notice specifying the default or breach and requiring it to be remedied and stating that the notice is a “Notice of Default” under the trust agreement; or

•	the occurrence of events of bankruptcy or insolvency with respect to the property trustee and our failure to appoint a successor property trustee within 60 days.

Within five business days after the occurrence of any event of default actually known to the property trustee, the property trustee will transmit notice of the event of default to the holders of the trust preferred securities, the administrative trustees and to us, unless the event of default has been cured or waived. Wintrust and the administrative trustees are required to file annually with the property trustee a certificate as to whether or not they are in compliance with all the conditions and covenants applicable to them under the trust agreement.

If an event of default under the indenture has occurred and is continuing, the trust preferred securities will have preference over the common securities upon termination of the trust. The existence of an event of default under the trust agreement does not entitle the holders of trust preferred securities to accelerate the maturity thereof, unless the event of default is caused by the occurrence of an event of default under the indenture and both the indenture trustee and holders of at least 25% in principal amount of the debentures fail to accelerate the maturity thereof.

Removal of the Trustees

Unless an event of default under the indenture has occurred and is continuing, we may remove any trustee at any time. If an event of default under the indenture has occurred and is continuing, only the holders of a majority in liquidation amount of the outstanding trust preferred securities may remove the property trustee or the Delaware trustee. The holders of the trust preferred securities have no right to vote to appoint, remove or replace the administrative trustees. These rights are vested exclusively with us as the holder of the common securities. No resignation or removal of a trustee and no appointment of a successor trustee will be effective until the successor trustee accepts the appointment in accordance with the trust agreement.

Co-Trustees and Separate Property Trustee

Unless an event of default under the indenture has occurred and is continuing, for the purpose of meeting the legal requirements of the Trust Indenture Act or of any jurisdiction in which any part of the trust property may at the time be located, we will have the power to appoint at any time or times, and upon written request of the property trustee will appoint, one or more persons or entities either (1) to act as a co-trustee, jointly with the property trustee, of all or any part of the trust property, or (2) to act as separate trustee of any trust property. In either case these trustees will have the powers that may be provided in the instrument of appointment, and will have vested in them any property, title, right or power deemed necessary or desirable, subject to the provisions of the trust agreement. In case an event of default under the indenture has occurred and is continuing, the property trustee alone will have power to make the appointment.

Merger or Consolidation of Trustees

Generally, any person or successor to any of the trustees may be a successor trustee to any of the trustees, including a successor resulting from a merger or consolidation. However, any successor trustee must meet all of the qualifications and eligibility standards to act as a trustee.

Mergers, Consolidations, Amalgamations or Replacements of the Trust

The trust may not merge with or into, convert into, consolidate, amalgamate, or be replaced by, or convey, transfer or lease its properties and assets substantially as an entirety to any corporation or other person, except as described below. For these purposes, if we consolidate or merge with another entity, or transfer or sell substantially all of our assets to another entity, in some cases that transaction may be considered to involve a replacement of the trust, and the conditions set forth below would apply to such transaction. The trust may, at our request, with the consent of the administrative trustees and without the consent of the holders of the trust preferred securities, the property trustee or the Delaware trustee, undertake a transaction listed above if the following conditions are met:

•	the successor entity either (a) expressly assumes all of the obligations of the trust with respect to the trust preferred securities, or (b) substitutes for the trust preferred securities other securities having substantially the same terms as the trust preferred securities (referred to as “successor securities”) so long as the successor securities rank the same in priority as the trust preferred securities with respect to distributions and payments upon liquidation, redemption and otherwise;

•	we appoint a trustee of the successor entity possessing substantially the same powers and duties as the property trustee in its capacity as the holder of the debentures;

•	the successor securities are listed or traded or will be listed or traded on any national securities exchange or other organization on which the trust preferred securities are then listed, if any;

•	the merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of the trust preferred securities (including any successor securities) in any material respect;

•	the successor entity has a purpose substantially identical to that of the trust;

•	prior to the merger, conversion, consolidation, amalgamation, replacement, conveyance, transfer or lease, we have received an opinion from independent counsel that (a) any transaction of this kind does not adversely affect the rights, preferences and privileges of the holders of the trust preferred securities (including any successor securities) in any material respect, and (b) following the transaction, neither the trust nor the successor entity will be required to register as an “investment company” under the Investment Company Act; and

•	we own all of the common securities of the successor entity and guarantee the obligations of the successor entity under the successor securities at least to the extent provided by the guarantee, the debentures, the trust agreement and the expense agreement.

Notwithstanding the foregoing, the trust may not, except with the consent of every holder of the trust preferred securities, enter into any transaction of this kind if the transaction would cause the trust or the successor entity not to be classified as a grantor trust for federal income tax purposes.

Voting Rights; Amendment to Trust Agreement

Except as described below and under “Description of the Guarantee — Amendments” and as otherwise required by the Trust Indenture Act and the trust agreement, the holders of the trust preferred securities will have no voting rights.

The trust agreement may be amended from time to time by us and the trustees, without the consent of the holders of the trust preferred securities, in the following circumstances:

•	with respect to acceptance of appointment by a successor trustee;

•	to cure any ambiguity, correct or supplement any provisions in the trust agreement that may be inconsistent with any other provision, or to make any other provisions with respect to matters or questions arising under the trust agreement, as long as the amendment is not inconsistent with the other provisions of the trust agreement and does not have a material adverse effect on the interests of any holder of trust securities;

•	to modify, eliminate or add to any provisions of the trust agreement if necessary to ensure that the trust will be classified for federal income tax purposes as a grantor trust at all times that any trust securities are outstanding or to ensure that the trust will not be required to register as an “investment company” under the Investment Company Act; or

•	to reduce or increase the liquidation amount of the trust securities and simultaneously to correspondingly increase or decrease the number of trust securities issued and outstanding solely for the purpose of maintaining the eligibility of the preferred securities for quotation or listing on any national securities exchange or other organization on which the preferred securities are then quoted or listed, as long as the aggregate liquidation amount of the trust securities outstanding upon completion of such increase or reduction does not change.

With the consent of the holders of a majority of the aggregate liquidation amount of the outstanding trust securities, we and the trustees may amend the trust agreement if the trustees receive an opinion of counsel to the effect that the amendment or the exercise of any power granted to the trustees in accordance with the amendment will not affect the trust’s status as a grantor trust for federal income tax purposes or the trust’s exemption from status as an “investment company” under the Investment Company Act. However, without the consent of each affected holder of trust securities, the trust agreement may not be amended to (a) change the amount or timing of any distribution on the trust securities or otherwise adversely affect the amount of any distribution required to be made in respect of the trust securities as of a specified date, or (b) restrict the right of a holder of trust securities to institute suit for the enforcement of the payment on or after that date.

As long as the property trustee holds any debentures, the trustees will not, without obtaining the prior approval of the holders of a majority in aggregate liquidation amount of all outstanding trust preferred securities:

•	direct the time, method and place of conducting any proceeding for any remedy available to the indenture trustee, or executing any trust or power conferred on the property trustee with respect to the debentures;

•	waive any past default that is waivable under the indenture;

•	exercise any right to rescind or annul a declaration that the principal of all the debentures will be due and payable; or

•	consent to any amendment or termination of the indenture or the debentures, where the property trustee’s consent is required. However, where a consent under the indenture requires the consent of each holder of the affected debentures, no consent will be given by the property trustee without the prior consent of each holder of the trust preferred securities.

The trustees may not revoke any action previously authorized or approved by a vote of the holders of the trust preferred securities except by subsequent vote of the holders of the trust preferred securities. The property trustee will notify each holder of trust preferred securities of any notice of default with respect to the debentures. In addition to obtaining the foregoing approvals of the holders of the trust preferred securities, prior to taking any of the foregoing actions, the trustees must obtain an opinion of counsel experienced in these matters to the effect that the trust shall continue to be classified as a grantor trust and not as an association taxable as a corporation for federal income tax purposes.

Any required approval of holders of trust securities may be given at a meeting or by written consent. The property trustee will cause a notice of any meeting at which holders of the trust securities are entitled to vote, or of any matter upon which action by written consent of the holders is to be taken, to be given to each holder of record of trust securities.

No vote or consent of the holders of trust preferred securities will be required for the trust to redeem and cancel its trust preferred securities in accordance with the trust agreement.

Notwithstanding the fact that holders of trust preferred securities are entitled to vote or consent under any of the circumstances described above, any of the trust preferred securities that are owned by Wintrust, the trustees or any affiliate of Wintrust or any trustee, will, for purposes of the vote or consent, be treated as if they were not outstanding.

Payment and Paying Agency

Payments in respect of the trust preferred securities will be made to The Depository Trust Company, or DTC, which will credit the relevant accounts of participants on the applicable distribution dates, or, if any of the trust preferred securities are not held by DTC, the payments will be made by check mailed to the address of the holder as listed on the register of holders of the trust preferred securities. The paying agent for the trust preferred securities will initially be the property trustee and any co-paying agent chosen by the property trustee and acceptable to us and the administrative trustees. The paying agent for the trust preferred securities may resign as paying agent upon 30 days’ written notice to the administrative trustees, the property trustee and us. If the property trustee no longer is the paying agent for the trust preferred securities, the administrative trustees will appoint a successor to act as paying agent. The successor must be a bank or trust company acceptable to us and the property trustee.

Register and Transfer Agent

The property trustee will act as the registrar and the transfer agent for the trust preferred securities. Registration of transfers of trust preferred securities will be effected without charge by or on behalf of the trust, but upon payment of any tax or other governmental charges that may be imposed in connection with any transfer or exchange. The trust and its registrar and transfer agent will not be required to register or cause to be registered the transfer of trust preferred securities after they have been called for redemption.

Information Concerning the Property Trustee

The property trustee undertakes to perform only the duties set forth in the trust agreement. After the occurrence of an event of default that is continuing, the property trustee must exercise the same degree of care and skill as a prudent person exercises or uses in the conduct of its own affairs. The property trustee is under no obligation to exercise any of the powers vested in it by the trust agreement at the request of any holder of trust preferred securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that might be incurred. If no event of default under the trust agreement has occurred and is continuing and the property trustee is required to decide between alternative causes of action, construe ambiguous or inconsistent provisions in the trust agreement or is unsure of the application of any provision of the trust agreement, and the matter is not one on which holders of trust preferred securities are entitled to vote upon, then the property trustee will take the action directed in writing by us. If the property trustee is not so directed, then it will take the action it deems advisable and in the best interests of the holders of the trust securities and will have no liability except for its own bad faith, negligence or willful misconduct.

Miscellaneous

The administrative trustees are authorized and directed to conduct the affairs of and to operate the trust in such a way that:

•	the trust will not be deemed to be an “investment company” required to be registered under the Investment Company Act;

•	the trust will not be classified as an association taxable as a corporation for federal income tax purposes; and

•	the debentures will be treated as indebtedness of Wintrust for federal income tax purposes.

In this regard, we and the administrative trustees are authorized to take any action not inconsistent with applicable law, the certificate of trust or the trust agreement, that we and the administrative trustees determine to be necessary or desirable for these purposes.

Holders of the trust preferred securities have no preemptive or similar rights. The trust agreement and the trust securities will be governed by Delaware law.

DESCRIPTION OF JUNIOR SUBORDINATED DEBENTURES

Concurrently with the issuance of the trust preferred securities, the trust will invest the proceeds from the sale of the trust preferred securities in the debentures issued by us. The debentures will be issued as unsecured debt under the indenture between us and an indenture trustee. The indenture will be qualified under the Trust Indenture Act. When used in this section, indenture refers only to the indenture for the junior subordinated debentures of Wintrust, and not the indenture for the debt securities of Wintrust.

The following discussion contains a description of the material provisions of the indenture and is subject to, and is qualified in its entirety by reference to, the indenture and to the Trust Indenture Act. We urge prospective investors to read the form of the indenture, which is filed as an exhibit to the registration statement of which this prospectus forms a part. If indicated in the prospectus supplement, the terms of any series may differ from the terms summarized below.

General

The debentures will be unsecured and will rank junior to all of our senior and subordinated debt, including indebtedness we may incur in the future. Because we are a holding company, our right to participate in any distribution of assets of any of our subsidiaries, upon any subsidiary’s liquidation or reorganization or otherwise, and thus the ability of holders of the debentures to benefit indirectly from any distribution by a subsidiary, is subject to the prior claim of creditors of the subsidiary, except to the extent that we may be recognized as a creditor of the subsidiary. The debentures will, therefore, be effectively subordinated to all existing and future liabilities of our subsidiaries, and holders of debentures should look only to our assets for payment. Except as otherwise provided in the applicable prospectus supplement, the indenture does not limit our ability to incur or issue secured or unsecured senior and junior debt. See “— Subordination” and “— Miscellaneous.”

The indenture does not contain provisions that afford holders of the debentures protection in the event of a highly leveraged transaction or other similar transaction involving us, nor does it require us to maintain or achieve any financial performance levels or to obtain or maintain any credit rating on the debentures.

The applicable prospectus supplement will contain, where applicable, the following terms of and other information relating to any offered junior subordinated debentures:

•	the title of the junior subordinated debentures;

•	any limit upon the aggregate principal amount of the junior subordinated debentures;

•	the date or dates on which the principal of the junior subordinated debentures is payable or the method of determination thereof, including the right, if any, of Wintrust to shorten or extend the stated maturity date in certain circumstances;

•	the rate or rates, if any, at which the junior subordinated debentures will bear interest, the dates on which that interest will be payable, our right, if any, to defer or extend an interest payment date and the record dates for any interest payable on any interest payment date or the method by which any of the foregoing will be determined;

•	the place or places where the principal of and premium, if any, and interest on the junior subordinated debentures will be payable and where, subject to the terms of the indenture as described below under “— Registration and Transfer of Junior Subordinated Debentures,” the junior subordinated debentures may be presented for registration of transfer or exchange and the place or places where notices and demands to or upon us in respect of the junior subordinated debentures and the indenture may be made;

•	any period or periods within which, or date or dates on which, the price or prices at which and the terms and conditions upon which junior subordinated debentures may be redeemed, in whole or in part, at our option or at the option of a holder of junior subordinated debentures;

•	our obligation, if any, to redeem, purchase or repay the junior subordinated debentures and the period or periods within which, the price or prices at which, and the other terms and conditions upon which the junior subordinated debentures will be redeemed, repaid or purchased, in whole or in part, pursuant to that obligation;

•	the denominations in which any junior subordinated debentures will be issuable;

•	if other than in U.S. dollars, in which the principal of (and premium, if any) and interest, if any, on the junior subordinated debentures will be payable, or in which the junior subordinated debentures will be denominated;

•	any additions, modifications or deletions in the events of default under the indenture or covenants of Wintrust specified in the indenture with respect to the junior subordinated debentures;

•	if other than the principal amount, the portion of the principal amount of junior subordinated debentures that will be payable upon declaration of acceleration of maturity;

•	any index or indices used to determine the amount of payments of principal of and premium, if any, and interest on the junior subordinated debentures and the manner in which those amounts will be determined;

•	whether the junior subordinated debentures will be issuable in registered form or bearer form or both and, if bearer securities are issuable, any restrictions applicable to the exchange of one form for another and to the offer, sale and delivery of the bearer securities;

•	any additions or changes to the indenture with respect to a series of junior subordinated debentures as will be necessary to permit or facilitate the issuance of that series in bearer form, registrable or not registrable as to principal, and with or without interest coupons;

•	the appointment of any trustees, depositaries, authenticating or paying agents, transfer agents or registrars or other agents;

•	whether the junior subordinated debentures will be convertible or exchangeable for other securities or property and, if so, the terms of any conversion or exchange and the terms of the other securities; and

•	any other terms of the junior subordinated debentures not inconsistent with the provisions of the indenture.

Registration and Transfer of Junior Subordinated Debentures

Holders may present junior subordinated debentures for exchange, and holders of registered junior subordinated debentures may present these securities for transfer, in the manner, at the places and subject to the restrictions stated in the junior subordinated debentures and described in the applicable prospectus supplement. We will provide these services without charge except for any tax or other governmental charge payable in connection with these services and subject to any limitations provided in the indenture.

Holders may transfer junior subordinated debentures in bearer form and the related coupons, if any, by delivery to the transferee. If any of the securities are held in global form, the procedures for transfer of interests in those securities will depend upon the procedures of the depositary for those global securities.

Subordination

The debentures are subordinated and junior in right of payment to all of our senior and subordinated debt, as defined in the applicable prospectus supplement. Upon any payment or distribution of assets to creditors upon any liquidation, dissolution, winding up or reorganization of Wintrust, whether voluntary or involuntary in bankruptcy, insolvency, receivership or other proceedings in connection with any insolvency or bankruptcy proceedings, the holders of our senior and subordinated debt will first be entitled to receive payment in full of principal and interest before the holders of debentures will be entitled to receive or retain any payment in respect of the debentures.

If the maturity of any debentures is accelerated, the holders of all of our senior and subordinated debt outstanding at the time of the acceleration will also be entitled to first receive payment in full of all amounts due to them, including any amounts due upon acceleration, before the holders of the debentures will be entitled to receive or retain any principal or interest payments on the debentures.

No payments of principal or interest on the debentures may be made if there has occurred and is continuing a default in any payment with respect to any of our senior or subordinated debt or an event of default with respect to any of our senior or subordinated debt resulting in the acceleration of the maturity of the senior or subordinated debt, or if any judicial proceeding is pending with respect to any default.

Payment and Paying Agent

Generally, payment of principal of and interest on the debentures will be made at the office of the indenture trustee. However, we have the option to make payment of any interest by (a) check mailed to the address of the person entitled to payment at the address listed in the register of holders of the debentures, or (b) wire transfer to an account maintained by the person entitled thereto as specified in the register of holders of the debentures, provided that proper transfer instructions have been received by the applicable record date. Payment of any interest on debentures will be made to the person in whose name the debenture is registered at the close of business on the regular record date for the interest payment, except in the case of defaulted interest.

Any moneys deposited with the indenture trustee or any paying agent for the debentures, or then held by us in trust, for the payment of the principal of or interest on the debentures and remaining unclaimed for two years after the principal or interest has become due and payable, will be repaid to us. If we hold any of this money in trust, then it will be discharged from the trust to us and the holder of the debenture will thereafter look, as a general unsecured creditor, only to us for payment.

Registrar and Transfer Agent

The indenture trustee will act as the registrar and the transfer agent for the debentures. Debentures may be presented for registration of transfer, with the form of transfer endorsed thereon, or a satisfactory written instrument of transfer, duly executed, at the office of the registrar. Provided that we maintain a transfer agent in New York City, we may rescind the designation of any transfer agent or approve a change in the location through which any transfer agent acts. We may at any time designate additional transfer agents with respect to the debentures.

If we redeem any of the debentures, neither we nor the indenture trustee will be required to (a) issue, register the transfer of or exchange any debentures during a period beginning at the opening of business 15 days before the day of the mailing of and ending at the close of business on the day of the mailing of the relevant notice of redemption, or (b) transfer or exchange any debentures so selected for redemption, except, in the case of any debentures being redeemed in part, any portion not to be redeemed.

Modification of Indenture

We and the indenture trustee may, from time to time without the consent of the holders of the debentures, amend, waive our rights under or supplement the indenture for purposes which do not materially adversely affect the rights of the holders of the debentures. Other changes may be made by us and the indenture trustee with the consent of the holders of a majority in principal amount of the outstanding debentures. However, without the consent of the holder of each outstanding debenture affected by the proposed modification, no modification may:

•	extend the maturity date of the debentures;

•	reduce the principal amount or the rate or extend the time of payment of interest; or

•	reduce the percentage of principal amount of debentures required to amend the indenture.

As long as any of the trust preferred securities remain outstanding, no modification of the indenture may be made that requires the consent of the holders of the debentures, no termination of the indenture may occur, and no waiver of any event of default under the indenture may be effective, without the prior consent of the holders of a majority of the aggregate liquidation amount of the trust securities.

Debenture Events of Default

The indenture provides that any one or more of the following events with respect to the debentures that has occurred and is continuing constitutes an event of default under the indenture:

•	our failure to pay any interest on the debentures for 30 days after the due date, except where we have properly deferred the interest payment;

•	our failure to pay any principal on the debentures when due whether at maturity, upon redemption or otherwise;

•	our failure to observe or perform in any material respect any other covenants or agreements contained in the indenture for 90 days after written notice to us from the indenture trustee or the holders of at least 25% in aggregate outstanding principal amount of the debentures; or

•	our bankruptcy, insolvency or reorganization or dissolution of the trust other than in connection with a distribution of the debentures in connection with such dissolution, redemption of the trust securities or certain transactions permitted under the trust agreement.

The holders of a majority of the aggregate outstanding principal amount of the debentures have the right to direct the time, method and place of conducting any proceeding for any remedy available to the indenture trustee. The indenture trustee, or the holders of at least 25% in aggregate outstanding principal amount of the debentures, may declare the principal due and payable immediately upon an event of default under the indenture. The holders of a majority of the outstanding principal amount of the debentures may rescind and annul the declaration if the default has been cured and a sum sufficient to pay all matured installments of interest and principal due otherwise than by acceleration has been deposited with the indenture trustee and any and all events of default have been remedied or waived by the holders of a majority of the outstanding principal amount of the debentures. The holders may not annul the declaration and waive a default if the default is the non-payment of the principal of the debentures which has become due solely by the acceleration.

So long as the property trustee is the holder of the debentures, an event of default under the indenture has occurred and is continuing, the property trustee will have the right to declare the principal of and the interest on the debentures, and any other amounts payable under the indenture, to be immediately due and payable and to enforce its other rights as a creditor with respect to the debentures.

We are required to file annually with the indenture trustee a certificate as to whether or not we are in compliance with all of the conditions and covenants applicable to us under the indenture.

Enforcement of Certain Rights by Holders of the Trust Preferred Securities

If an event of default under the indenture has occurred and is continuing and the event is attributable to the failure by us to pay interest on or principal of the debentures on the date on which the payment is due and payable, then a holder of trust preferred securities may institute a direct action against us to compel us to make the payment. We may not amend the indenture to remove the foregoing right to bring a direct action without the prior written consent of all of the holders of the trust preferred securities. If the right to bring a direct action is removed, the trust may become subject to the reporting obligations under the Securities Exchange Act of 1934.

The holders of the trust preferred securities will not be able to exercise directly any remedies, other than those set forth in the preceding paragraph, available to the holders of the debentures unless there has been an event of default under the trust agreement.

Consolidation, Merger, Sale of Assets and Other Transactions

We may not consolidate with or merge into any other entity or convey or transfer our properties and assets substantially as an entirety to any entity, and no entity may be consolidated with or merged into us or sell, convey, transfer or otherwise dispose of its properties and assets substantially as an entirety to us, unless:

•	if we consolidate with or merge into another person or convey or transfer our properties and assets substantially as an entirety to any person, the successor person is organized under the laws of the United States or any state or the District of Columbia, and the successor person expressly assumes by supplemental indenture our obligations on the debentures, and the ultimate parent entity of the successor entity expressly assumes our obligations under the guarantee, to the extent the trust preferred securities are then outstanding;

•	immediately after the transaction, no event of default under the indenture, and no event which, after notice or lapse of time, or both, would become an event of default under the indenture, has occurred and is continuing; and

•	other conditions as prescribed in the indenture are met.

Under certain circumstances, if we consolidate or merge with another entity, or transfer or sell substantially all of our assets to another entity, such transaction may be considered to involve a replacement of the trust, and the provisions of the trust agreement relating to a replacement of the trust would apply to such transaction. See “Description of the Trust Preferred Securities — Mergers, Consolidations, Amalgamations or Replacements of the Trust.”

Satisfaction and Discharge

The indenture will cease to be of further effect and we will be deemed to have satisfied and discharged our obligations under the indenture when all debentures not previously delivered to the indenture trustee for cancellation:

•	have become due and payable; and

•	will become due and payable at their stated maturity within one year or are to be called for redemption within one year, and we deposit or cause to be deposited with the indenture trustee funds, in trust, for the purpose and in an amount sufficient to pay and discharge the entire indebtedness on the debentures not previously delivered to the indenture trustee for cancellation, for the principal and interest due to the date of the deposit or to the stated maturity or redemption date, as the case may be.

We may still be required to provide officers’ certificates, opinions of counsel and pay fees and expenses due after these events occur.

Governing Law

Unless otherwise specified in a prospectus supplement, the indenture and the debentures will be governed by and construed in accordance with Illinois law.

Information Concerning the Indenture Trustee

The indenture trustee is subject to all the duties and responsibilities specified with respect to an indenture trustee under the Trust Indenture Act. Subject to these provisions, the indenture trustee is under no obligation to exercise any of the powers vested in it by the indenture at the request of any holder of debentures, unless offered reasonable security or indemnity by the holder against the costs, expenses and liabilities which might be incurred. The indenture trustee is not required to expend or risk its own funds or otherwise incur personal financial liability in the performance of its duties if the indenture trustee reasonably believes that repayment or adequate indemnity is not reasonably assured to it.

Miscellaneous

We have agreed, pursuant to the indenture, for so long as trust preferred securities remain outstanding:

•	to maintain directly or indirectly 100% ownership of the common securities of the trust, except that certain successors that are permitted pursuant to the indenture may succeed to our ownership of the common securities;

•	not to voluntarily terminate, wind up or liquidate the trust without prior approval of the Federal Reserve, if required by law or regulation;

•	to use our reasonable efforts to cause the trust (a) to remain a statutory trust (and to avoid involuntary termination, winding up or liquidation), except in connection with a distribution of debentures, the redemption of all of the trust securities of the trust or mergers, consolidations or amalgamations, each as permitted by the trust agreement; and (b) to otherwise continue not to be treated as an association taxable as a corporation or partnership for federal income tax purposes;

•	to use our reasonable efforts to cause each holder of trust securities to be treated as owning an individual beneficial interest in the debentures; and

•	to use our reasonable efforts to maintain the eligibility of the trust preferred securities for quotation or listing on a national securities exchange and to keep the trust preferred securities listed for so long as they remain outstanding.

DESCRIPTION OF GUARANTEE

The trust preferred securities guarantee agreement will be executed and delivered by us concurrently with the issuance of the trust preferred securities for the benefit of the holders of the trust preferred securities. The guarantee agreement will be qualified as an indenture under the Trust Indenture Act. The guarantee trustee will act as trustee for purposes of complying with the provisions of the Trust Indenture Act, and will also hold each guarantee for the benefit of the holders of the trust preferred securities. The following discussion contains a description of the material provisions of the guarantee and is qualified in its entirety by reference to the guarantee agreement and the Trust Indenture Act. Prospective investors are urged to read the form of the guarantee agreement, which has been filed as an exhibit to the registration statement of which this prospectus forms a part. Specific terms of a guarantee will be described in the prospectus supplement relating to the applicable trust preferred securities. If indicated in the applicable prospectus supplement, the terms of a particular guarantee may differ from the terms discussed below.

General

We agree to pay in full on a subordinated basis, to the extent described in the guarantee agreement, the guarantee payments (as defined below) to the holders of the trust preferred securities as and when due, regardless of any defense, right of set-off or counterclaim that the trust may have or assert other than the defense of payment.

The following payments with respect to the trust preferred securities are called the “guarantee payments” and, to the extent not paid or made by the trust and to the extent that the trust has funds available for those distributions, will be subject to the guarantee:

•	any accumulated and unpaid distributions required to be paid on the trust preferred securities;

•	with respect to any trust preferred securities called for redemption, the redemption price; and

•	upon a voluntary or involuntary dissolution, winding up or termination of the trust (other than in connection with the distribution of debentures to the holders of trust preferred securities in exchange for trust preferred securities), the lesser of:

(a) the amount of the liquidation distribution; and

(b) the amount of assets of the trust remaining available for distribution to holders of trust preferred securities in liquidation of the trust.

We may satisfy our obligations to make a guarantee payment by making a direct payment of the required amounts to the holders of the trust preferred securities or by causing the trust to pay the amounts to the holders.

The guarantee agreement is a guarantee, on a subordinated basis, of the guarantee payments, but the guarantee only applies to the extent the trust has funds available for those distributions. If we do not make interest payments on the debentures purchased by the trust, the trust will not have funds available to make the distributions and will not pay distributions on the trust preferred securities.

Status of Guarantee

The guarantee constitutes our unsecured obligation that ranks subordinate and junior in right of payment to all of our senior and subordinated debt in the same manner as the debentures. We expect to incur additional indebtedness in the future, although we have no specific plans in this regard presently, and neither of the indenture nor the trust agreement limits the amounts of the obligations that we may incur.

The guarantee constitutes a guarantee of payment and not of collection. If we fail to make guarantee payments when required, holders of trust preferred securities may institute a legal proceeding directly against us to enforce their rights under the guarantee without first instituting a legal proceeding against any other person or entity.

The guarantee will not be discharged except by payment of the guarantee payments in full to the extent not paid by the trust or upon distribution of the debentures to the holders of the trust preferred securities. Because we are a bank holding company, our right to participate in any distribution of assets of any subsidiary upon the subsidiary’s liquidation or reorganization or otherwise is subject to the prior claims of creditors of that subsidiary, except to the extent we may be recognized as a creditor of that subsidiary. Our obligations under the guarantee, therefore, will be effectively subordinated to all existing and future liabilities of our subsidiaries, and claimants should look only to our assets for payments under the guarantee.

Amendments

Except with respect to any changes that do not materially adversely affect the rights of holders of the trust preferred securities, in which case no vote will be required, the guarantee may not be amended without the prior approval of the holders of a majority of the aggregate liquidation amount of the outstanding trust preferred securities.

Events of Default; Remedies

An event of default under the guarantee agreement will occur upon our failure to make any required guarantee payments or to perform any other obligations under the guarantee. If the guarantee trustee has actual knowledge that an event of default has occurred and is continuing, the guarantee trustee must enforce the guarantee for the benefit of the holders of the trust preferred securities. The holders of a majority in aggregate liquidation amount of the trust preferred securities will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the guarantee trustee in respect of the guarantee and may direct the exercise of any power conferred upon the guarantee trustee under the guarantee agreement.

Any holder of trust preferred securities may institute and prosecute a legal proceeding directly against us to enforce its rights under the guarantee without first instituting a legal proceeding against the trust, the guarantee trustee or any other person or entity.

We are required to provide to the guarantee trustee annually a certificate as to whether or not we are in compliance with all of the conditions and covenants applicable to us under the guarantee agreement.

Termination of the Guarantee

The guarantee will terminate and be of no further force and effect upon:

•	full payment of the redemption price of the trust preferred securities;

•	full payment of the amounts payable upon liquidation of the trust; or

•	distribution of the debentures to the holders of the trust preferred securities.

If at any time any holder of the trust preferred securities must restore payment of any sums paid under the trust preferred securities or the guarantee, the guarantee will continue to be effective or will be reinstated with respect to such amounts.

Information Concerning the Guarantee Trustee

The guarantee trustee, other than during the occurrence and continuance of our default in performance of the guarantee, undertakes to perform only those duties as are specifically set forth in the guarantee. When an event of default has occurred and is continuing, the guarantee trustee must exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to those provisions, the guarantee trustee is under no obligation to exercise any of the powers vested in it by the guarantee at the request of any holder of any trust preferred securities, unless it is offered reasonable security and indemnity against the costs, expenses and liabilities that might be incurred thereby; but this does not relieve the guarantee trustee of its obligation to exercise the rights and powers under the guarantee in the event of a default.

Expense Agreement

We will, pursuant to the separate Agreement as to Expenses and Liabilities entered into by us and the trust under the trust agreement, irrevocably and unconditionally guarantee to each person or entity to whom the trust becomes indebted or liable, the full payment of any costs, expenses or liabilities of the trust, other than obligations of the trust to pay to the holders of the trust preferred securities or other similar interests in the trust of the amounts due to the holders pursuant to the terms of the trust preferred securities or other similar interests, as the case may be. Third party creditors of the trust may proceed directly against us under the expense agreement, regardless of whether they had notice of the expense agreement.

Governing Law

Unless otherwise specified in a prospectus supplement, the guarantee will be governed by Illinois law.

CERTAIN ERISA CONSIDERATIONS

Unless otherwise indicated in the applicable prospectus supplement, the offered securities may, subject to certain legal restrictions, be held by (i) pension, profit sharing, and other employee benefit plans which are subject to Title I of the Employee Retirement Security Act of 1974, as amended (which we refer to as “ERISA”), (ii) plans, accounts, and other arrangements that are subject to Section 4975 of the Internal Revenue Code of 1986, as amended (which we refer to as the “Code”), or provisions under federal, state, local, non-U.S., or other laws or regulations that are similar to any of the provisions of Title I of ERISA or Section 4975 of the Code (which we refer to as “Similar Laws”), and (iii) entities whose underlying assets are considered to include “plan assets” of any such plans, accounts, or arrangements. Section 406 of ERISA and Section 4975 of the Code prohibit plans from engaging in specified transactions involving “plan assets” with persons who are “parties in interest” under ERISA or “disqualified persons” under the Code with respect to such pension, profit sharing, or other employee benefit plans that are subject to Section 406 of ERISA or Section 4975 of the Code. A violation of these prohibited transaction rules may result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory, class, or administrative exemption. A fiduciary of any such plan, account, or arrangement must determine that the purchase and holding of an interest in the offered securities is consistent with its fiduciary duties and will not constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code, or a violation under any applicable Similar Laws.

BOOK-ENTRY SYSTEM

Unless we indicate otherwise in the applicable prospectus supplement, the Depository Trust Company (“DTC”), New York, New York, will act as securities depository for the Wintrust offered securities and the trust preferred securities (collectively, the “Offered Securities”). The Offered Securities will be issued as fully-registered securities registered in the name of Cede & Co. (DTC’s partnership nominee) or such other name as may be requested by an authorized representative of DTC. One fully-registered Offered Security certificate will be issued for each issue of the Offered Securities, each in the aggregate principal amount of such issue, and will be deposited with DTC. If, however, the aggregate principal amount of any issue exceeds $500 million, one certificate will be issued with respect to each $500 million of principal amount, and an additional certificate will be issued with respect to any remaining principal amount of such issue.

DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds and provides asset servicing for securities that DTC’s participants (“Direct Participants”) deposit with DTC. DTC also facilitates the post-trade settlement among Direct Participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between Direct Participants’ accounts. This eliminates the need for physical movement of securities certificates. Direct Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (“Indirect Participants”).

Purchases of Offered Securities under the DTC system must be made by or through Direct Participants, which will receive a credit for the Offered Securities on DTC’s records. The ownership interest of each actual purchaser of each Offered Security (“Beneficial Owner”) is in turn to be recorded on the Direct Participants’ and Indirect Participants’ records. Beneficial Owners will not receive written confirmation from DTC of their purchase.

Beneficial Owners are, however, expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct Participant or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the Offered Securities are to be accomplished by entries made on the books of Direct Participants and Indirect Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in Offered Securities, except in the event that use of the book-entry system for the Offered Securities is discontinued.

To facilitate subsequent transfers, all Offered Securities deposited by Direct Participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of Offered Securities with DTC and their registration in the name of Cede & Co. or such other DTC nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Offered Securities; DTC’s records reflect only the identity of the Direct Participants to whose accounts such Offered Securities are credited, which may or may not be the Beneficial Owners. The Direct Participants and Indirect Participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Beneficial Owners of Offered Securities may wish to take certain steps to augment the transmission to them of notices of significant events with respect to the Offered Securities, such as redemptions, tenders, defaults and proposed amendments to the Offered Security documents. For example, Beneficial Owners of Offered Securities may wish to ascertain that the nominee holding the Offered Securities for their benefit has agreed to obtain and transmit notices to Beneficial Owners.

Redemption notices shall be sent to DTC. If less than all of the Offered Securities within an issue are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each Direct Participant in such issue to be redeemed.

Neither DTC nor Cede & Co. (nor any other DTC nominee) will consent or vote with respect to Offered Securities unless authorized by a Direct Participant in accordance with DTC’s MMI Procedures. Under its usual procedures, DTC mails an Omnibus Proxy to the applicable Registrant as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.’s consenting or voting rights to those Direct Participants to whose accounts Offered Securities are credited on the record date (identified in a listing attached to the Omnibus Proxy).

Redemption proceeds, distributions and dividend payments on the Offered Securities will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit Direct Participants’ accounts upon DTC’s receipt of funds and corresponding detail information from the applicable Registrant or the agent, on payable date in accordance with their respective holdings shown on DTC’s records. Payments by participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name”, and will be the responsibility of such participant and not of DTC, the agent or the applicable Registrant, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of redemption proceeds, distributions and dividend payments to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is the responsibility of the applicable Registrant or the agent, disbursement of such payments to Direct Participants will be the responsibility of DTC, and disbursement of such payments to the Beneficial Owners will be the responsibility of Direct Participants and Indirect Participants.

A Beneficial Owner shall give notice to elect to have its Offered Securities purchased or tendered, through its participant, to the tender or remarketing agent, and shall effect delivery of such Offered Securities by causing the Direct Participant to transfer the such participant’s interest in the Offered Securities, on DTC’s records, to such agent. The requirement for physical delivery of Offered Securities in connection with an optional tender or a mandatory purchase will be deemed satisfied when the ownership rights in the Offered

Securities are transferred by Direct Participants on DTC’s records and followed by a book-entry credit of tendered Offered Securities to such agent’s DTC account.

DTC may discontinue providing its services as depository with respect to the Offered Securities at any time by giving reasonable notice to the applicable Registrant or the agent. Under such circumstances, in the event that a successor depository is not obtained, Offered Security certificates are required to be printed and delivered.

The applicable Registrant may decide to discontinue use of the system of book-entry-only transfers through DTC (or a successor securities depository). In that event, Offered Security certificates will be printed and delivered to DTC.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that each Registrant believes to be reliable, but no Registrant takes any responsibility for the accuracy thereof.

PLAN OF DISTRIBUTION

We may sell the offered securities inside and outside the United States from time to time (a) through underwriters or dealers, (b) directly to one or more purchasers, including our affiliates, (c) through agents, or (d) through a combination of any of these methods.

We will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act. Such supplement may disclose:

•	the terms of the offering;

•	the names of any underwriters or agents;

•	the name or names of any managing underwriter or underwriters;

•	the purchase price of the securities from us;

•	the net proceeds to us from the sale of the securities;

•	any delayed delivery arrangements;

•	any underwriting discounts, commissions and other items constituting underwriters’ compensation;

•	any initial public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any commissions paid to agents.

Any securities covered by this prospectus which qualify for sale pursuant to Rule 144 or Rule 144A promulgated under the Securities Act may be sold under Rule 144 or Rule 144A in certain instances, rather than pursuant to this prospectus. In addition, we may transfer the securities by other means not described in this prospectus.

General

Underwriters, dealers, agents and remarketing firms that participate in the distribution of the offered securities may be “underwriters” as defined in the Securities Act of 1933. Any discounts or commissions they receive from us and any profits they receive on the resale of the offered securities may be treated as underwriting discounts and commissions under the Securities Act of 1933. We will identify any underwriters, agents or dealers and describe their commissions, fees or discounts in the applicable prospectus supplement.

This prospectus, together with any applicable prospectus supplement, may also be used by our affiliates in connection with offers and sales of the securities in market-making transactions at negotiated prices related to prevailing market prices at the time of sale. Such affiliates may act as principals or agents in such transactions. None of our affiliates have any obligation to make a market in the securities and each may discontinue any market-making activities at any time, without notice, at its sole discretion.

Sale Through Underwriters or Dealers

If we use underwriters in a sale, they will acquire the offered securities for their own account. The underwriters may resell the securities in one or more transactions, including negotiated transactions. These sales will be made at a fixed public offering price or at varying prices determined at the time of the sale.

We may offer the securities to the public through an underwriting syndicate or through a single underwriter.

Unless the applicable prospectus supplement states otherwise, the obligations of the underwriters to purchase the offered securities will be subject to certain conditions contained in an underwriting agreement that we will enter into with the underwriters. The underwriters will be obligated to purchase all of the securities of the series offered if any of the securities are purchased, unless the applicable prospectus supplement says otherwise. Any initial public offering price and any discounts or concessions allowed, re-allowed or paid to dealers may be changed from time to time.

If we use dealers in a sale of securities, we will sell the securities to them as principals. They may then resell those securities to the public at varying prices determined by the dealers at the time of resale. We will include in the prospectus supplement the names of the dealers and the terms of the transaction.

Direct Sales and Sales Through Agents

We may choose to sell the offered securities directly. In this case, no underwriters or agents would be involved. We may also sell the securities through agents designated from time to time. In the prospectus supplement, we will name any agent involved in the offer or sale of the offered securities, and we will describe any commissions payable by us to the agent. Unless we inform you otherwise in the prospectus supplement, any agent will agree to use its best efforts to solicit purchases for the period of its appointment.

We may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act of 1933 with respect to any sale of those securities. We will describe the terms of any such sales in the prospectus supplement.

Delayed Delivery Contracts

If we so indicate in the prospectus supplement, we may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase securities from us at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The prospectus supplement will describe the commission payable for solicitation of those contracts.

Indemnification

We may have agreements with agents, underwriters, dealers and remarketing firms and each of their respective affiliates to indemnify them against certain civil liabilities, including liabilities under the Securities Act of 1933. Agents, underwriters, dealers and remarketing firms, and their affiliates, may engage in transactions with, or perform services for, us in the ordinary course of business. This includes commercial banking and investment banking transactions.

Market Making, Stabilization and Other Transactions

Unless the applicable prospectus supplement states otherwise, each series of offered securities will be a new issue and will have no established trading market. We may elect to list any series of offered securities on an exchange. Any underwriters that are used in the sale of offered securities may make a market in such securities, but may discontinue such market making at any time without notice. Therefore, we cannot assure you that the securities will have a liquid trading market.

In connection with the distribution of the securities offered under this prospectus, we may enter into swap or other hedging transactions with, or arranged by, underwriters or agents or their affiliates.

Any underwriter may engage in stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Rule 104 under the Securities Exchange Act of 1934. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

Syndicate covering transactions involve purchases of the securities in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the securities originally sold by the syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. These stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the securities to be higher than it would be in the absence of the transactions. The underwriters may, if they commence these transactions, discontinue them at any time.

LEGAL MATTERS

The validity of the debt securities, the junior subordinated debentures, the guarantee, common shares, warrants, preferred shares, depositary shares, stock purchase contracts and stock purchase units will be passed upon for Wintrust by Sidley Austin LLP, Chicago, Illinois. The validity of the trust preferred securities will be passed upon for the Trust by Sidley Austin LLP, special Delaware counsel to the Trusts.

EXPERTS

The consolidated financial statements of Wintrust Financial Corporation incorporated by reference in Wintrust Financial Corporation’s Annual Report (Form 10-K) for the year ended December 31, 2009 and the effectiveness of Wintrust Financial Corporation’s internal control over financial reporting as of December 31, 2009, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon incorporated by reference therein, and incorporated herein by reference. Such consolidated financial statements and Wintrust Financial Corporation’s management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2009 are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

3,205,128 Shares

Wintrust Financial Corporation

Common Stock

PROSPECTUS SUPPLEMENT

BofA Merrill Lynch

Sandler O’Neill + Partners, L.P.

RBC Capital Markets

Wells Fargo Securities

December 7, 2010